Exhibit 3.40
GLADIOLI ENTERPRISES SDN BHD
BUKIT LINTANG ENTERPRISES SDN BHD
CARINO SDN BHD
PRIORITY TRADING SDN BHD
BUROI MINING SDN BHD
GUNONG WANG MINING SDN BHD
BUKIT YOUNG GOLDMINE SDN BHD
BAU MINING LIMITED
ZEDEX MINERALS LIMITED
LING LEE SOON
JOHN BIN JAIS @ JAE
RICHARD HOU HEE PHAT
and
NATURAL KALIMANTAN GOLD SDN BHD

EXPLORATION AND SHAREHOLDERS’ AGREEMENT
RELATING TO THE BAU PROJECT

Claymore Law
Barristers & Solicitors
Level 2, Claymore House
63 Fort Street
Auckland
PH: (9) 379 3163
FAX: (9) 379 3164
EMAIL: general@claymore.co.nz

TABLE OF CONTENTS

Clause		Page

1.	Definitions	2
2.	Interpretation	12
3.	Warranties And Governmental Approval	13
4.	Covenants In Respect Of The Tenements	18
5.	Payment Of Back Rent	20
6.	Tenements	19
7.	Security For Project Loan	21
8.	Non-Engagement In Other Business Activities	21
9.	Kalimantan Gold	21
10.	Completion	22
11.	FIC Consent	26
12.	Exploration	27
13.	Funding Of Exploration	29
14.	Preference Shares	30
15.	Right Of Access To The Exploration Area	30
16.	Decision To Develop	31
17.	Withdrawal	35
18.	Project Development	36
19	Failure To Procure Finance	36
20.	Application Of Surplus Funds	37
21.	Release Of Tenements / Disposal of Land	37
22.	Miscellaneous	38
23.	Operations	39
24.	Warranty Of Authority To Act	40
25.	Training By BML	40
26.	No Partnership	40
27.	Force Majeure	40
28.	Confidentiality	41
29.	Governing Law	42
30.	Arbitration	42

1

2

EXPLORATION AND SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is dated 03 NOV 2006	2006
BETWEEN
1.	GLADIOLI ENTERPRISES SDN BHD (Company No. 89270-K), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Gladioli”);

2.	BUKIT LINTANG ENTERPRISES SDN BHD (Company No. 91725-H), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Bukit Lintang”);

3.	CARINO SDN BHD (Company No. 100173-V), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Carino”);

4.	PRIORITY TRADING SDN BHD (Company No. 89740-K), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Priority Trading”);

5.	BUROI MINING SDN BHD (Company No. 35548-U), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Buroi Mining”);

6.	GUNONG WANG MINING SDN BHD (Company No. 72530-H), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Gunong Wang”);

7.	BUKIT YOUNG GOLDMINE SDN BHD (Company No. 41863-X), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Bukit Young”);

8.	BAU MINING LIMITED (Company No. 28544), a company incorporated in Samoa under the International Companies Act 1987 and having its registered office at Internist Limited, Level 1, Central Bank of Samoa Building, Beach Road, Apia, Samoa(“BML”);

9.	ZEDEX MINERALS LIMITED (Company No. 944539), a company incorporated in New Zealand and registered as a foreign company in Australia (ARBN 107 523 428) and having its registered office at Level 2, Claymore House, 63 Fort Street, Auckland, New Zealand (“Zedex”);

10.	LING LEE SOON (Malaysian Identity Card No. 450126-13-5081) of 39, Jalan 2, Taman Sri Ukay, 68000 Ampang, Selangor, Malaysia (“Mr Ling”);

11.	JOHN BIN JAIS @ JAE (Malaysian Identity Card No. 410502-13-5151) of 2G, Lane 4, Drive 22, Jalan Chong Jin Bock, Sibu, Sarawak, Malaysia (“Mr Jae”);

12.	RICHARD HOU HEE PHAT (Singaporean Identity Card No. S0170122) (“Mr Hou”); and

13.	NATURAL KALIMANTAN GOLD SDN BHD (Company No. 666174-A), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia (“Kalimantan Gold”).
RECITALS
WHEREAS:
A.	The Gladioli Companies own the entire legal and equitable interest in the Tenements.

B.	The Gladioli Companies have offered BML and Zedex the opportunity to participate in a joint venture via Kalimantan Gold to explore, develop, and mine on the Tenements.

C.	The Gladioli Companies have agreed to assign all of their equitable and economic interests in the Bau Project to Kalimantan Gold.

D.	Gladioli, Zedex and BML have also agreed on how development and operation of any mine is to be managed.

E.	The parties hereto have agreed to enter into this Agreement to set out their agreement in relation to the above mentioned matters and to provide for the management and operation of Kalimantan Gold and the joint venture and to set out the rights and obligations of the parties hereto inter se.

F.	The Gladioli Shareholders have agreed to join in this Agreement for the purpose of providing the guarantees and/or other assurances hereinafter contained.
NOW IT IS HEREBY AGREED AND DECLARED as follows:
1.	Definitions

1.1	For the purposes of this Agreement and unless the context otherwise requires, the following expressions shall have the meanings respectively assigned to them:

“the Act” or “the Ordinance” shall mean The Mining Ordinance, 1949 (Chapter 83), The Mining (Amended) Ordinance, 1965 (Chapter 83), The Mining Rules made under Section 99 of the Mining (Amended) Ordinance, 1965 (Chapter 83) and the Minerals Ordinance, 2004 as may be in force from time to time together with all rules and regulations for the time being in force;

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party. For the purpose of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Bau Project” means the Tenements together with all geo scientific and other information and other assets relating thereto, including the Specified Assets;

“Bukit Young Plant” means the ore processing plant located at Bau, Sarawak, which is presently owned by Bukit Young Goldmine Sdn Bhd;

“Bumiputera” means:
(a)	For Peninsula Malaysia, a Malay individual or aborigine as defined in Article 160(2) of the Federal Constitution;

(b)	For Sabah, a native as defined in Article 161(A)(6)(b) of the Federal Constitution; and

(c)	For Sarawak, a native as defined in Article 161A(6)(a) of the Federal Constitution.
“Commercial Production Date” shall mean the date on which the rate of mining and milling of ore exceeds 25 percent of maximum budgeted continuous throughput;
“Company” means either Kalimantan Gold or the Milling Company, as the case may be;
“Completion” means completion of the issue to BML of 55% of the share capital in Kalimantan Gold pursuant to clause 10;
“Completion Date” means 3 November 2006 or such other date as BML, Zedex and Gladioli may agree in writing;
“Default Event” means, in relation to a party, the happening of any of the following events:-

(a)	the party deals or purports to deal with any share in Kalimantan Gold or the Milling Company otherwise than in accordance with clause 37 or the provisions of the constitution of the relevant company;

(b)	the party commits a material or substantial breach of any provision of this Agreement and such breach is either incapable of being remedied or if it can be remedied it remains unremedied for a period of 30 days after notice requiring such breach to be remedied is given by another party;

(c)	without in any way limiting (b) above, the Gladioli Companies fail to execute and enter into the Ore Sale and Purchase Agreement and/or the Development and Mining Agreement as required by Clause 16.8(h);

(d)	without in any way limiting (b) above, the Gladioli Companies fail to comply with their obligations under Clause 16.7(a);

(e)	an Insolvency Event occurs in relation to that party;
A Default Event in relation to any Gladioli Company shall be deemed a Default Event by Gladioli.
“Defaulting Shareholder” means, in relation to a Default Event, the shareholder in relation to which the Default Event has occurred;
“Development Decision” means the approval by (i) BML and Zedex and (ii) majority vote of the board of Kalimantan Gold, to proceed with a Project based on a Final Feasibility Study;
“Development and Mining Agreement” means the agreement attached as Schedule J;
“Development Expenditure” shall mean the total of all costs and expenses properly incurred by or on behalf of Kalimantan Gold and the Milling Company in connection with a Project and without limiting the generality of the foregoing shall include:
(a)	all wages and salaries of personnel engaged in work in respect of a Project (whether such personnel are employed by or seconded to Kalimantan Gold or the Milling Company) for the periods for which they are so engaged plus an amount to cover superannuation, sick leave, holiday pay and other salaries and wages’ overhead and accounting and administrative and other indirect costs in respect of such personnel for such period;

(b)	all costs associated with the design, construction and operation of each Mine and Mill;

(c)	the amount charged for depreciation of fixed assets, plant and equipment used in the course of the Project against the accounts of Kalimantan Gold or the Milling Company, in accordance with IFRS;

(d)	costs of providing transport, maintaining material and equipment and personnel;

(e)	travel, accommodation, subsistence and reasonable out-of-pocket expenses in respect of personnel;

(f)	costs of all necessary insurances;

(g)	interest on borrowings;

(h)	fees payable to the Manager pursuant to Schedule B in connection with any Project;

(i)	fees to be paid to accountants, solicitors, engineers, geologists, metallurgists and other professional and technical consultants in respect of services performed in connection with the Project;

(j)	capital expenditure;

(k)	all other direct expenditure reasonably incurred in developing, amending and implementing each Project Programme; and

(l)	such other costs, payments and expenses as the board of directors of Kalimantan Gold or the Milling Company may from time to time agree.
“Environmental Law” means any law concerning environmental matters which regulates or affects any of the Tenements, and includes, but is not limited to, laws concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for or development of any natural resource;
“Environmental Liability” means any obligation, expense, penalty or fine under Environmental Law, including (but not limited to) rehabilitation and rectification work of whatsoever nature or kind;
“Expenditure” means Exploration Expenditure and Development Expenditure;
“Expired Licenses” means the expired mining leases, mining certificates, general prospecting licenses and exclusive prospecting licenses relating to the Bau Project as listed in Schedule D;
“Exploration” shall mean all activities conducted towards the discovering, location and delineation of commercial ore bodies within the Exploration Area and shall, without limitation, include the carrying out of Final Feasibility Studies and other feasibility studies and any other work necessitated by or reasonably associated with such activities or calculated to lead to a decision to develop a Project;
“Exploration Area” shall mean the area which is the subject of the Tenements from time to time;

“Exploration Expenditure” shall mean the total of all costs and expenses properly incurred by or on behalf of Kalimantan Gold on or in connection with Exploration and without limiting the generality of the foregoing, shall include:
(a)	all rentals and other payments to the Federal or any statutory or local government authority in respect of the Tenements;

(b)	the wages and salaries of personnel engaged in work in respect of the Exploration Area (whether such personnel are employed by or seconded to Kalimantan Gold) for the periods for which they are so engaged plus an amount to cover superannuation, sick leave, holiday pay and other salaries and wages’ overhead and accounting and administrative and other indirect costs in respect of such personnel for such period;

(c)	costs of drilling, surveys, and other services performed by contractors employed in and about such work in respect of the Exploration Area and costs of (and costs in connection with) assaying, sampling, testing, and analysing for possible exploitation of minerals mined from the Exploration Area in the course of Exploration;

(d)	the amount charged for depreciation of Kalimantan Gold’s fixed assets, plant and equipment used in the course of Exploration against the accounts of Kalimantan Gold, in accordance with IFRS;

(e)	costs of providing transport, maintaining material and equipment and personnel;

(f)	travel, accommodation, subsistence and reasonable out-of-pocket expenses in respect of personnel;

(g)	costs of all necessary insurances;

(h)	interest on borrowings (including dividends on the preference shares);

(i)	fees payable to the Manager pursuant to Schedule B in connection with Exploration;

(j)	fees to be paid to accountants, solicitors, engineers, geologists, metallurgists and other professional and technical consultants in respect of services performed in connection with the Exploration Area and the Tenements;

(k)	capital expenditure;

(1)	for the avoidance of doubt, all costs referred to in clauses 5.1 and 12.6;

(m)	all other direct expenditure reasonably incurred in developing, amending and implementing each Exploration Programme; and

(n)	such other costs, payments and expenses as the board of directors of Kalimantan Gold may from time to time determine.

“Exploration Programme” shall mean the Initial Exploration Programme and any subsequent programme and budget approved by the board of directors of Kalimantan Gold in respect of Exploration in accordance with the provisions of Clause 12.1(c), as revised from time to time;
“FIC” means the Foreign Investment Committee of the Economic Planning Unit of the Malaysian Prime Minister’s Department;
“Final Feasibility Study” shall mean the report which is the result of one or more comprehensive studies carried out by or on behalf of Kalimantan Gold and/or by a firm or corporation of good reputation with considerable experience in the preparation of such studies commissioned by or on behalf of Kalimantan Gold, the said study or studies to include an examination of the technical, economic and financial aspects of (a) developing and operating a Mine on any part of the Exploration Area; (b) the construction and operation of a Mill for the processing of ore produced from such Mine and (c) the sale of the processed product. The report must be of a standard sufficient to enable an informed decision to be made by the board of directors of Kalimantan Gold whether to proceed with the development of a Project and must be prepared in accordance with prevailing accepted mining industry standards and in a format which is capable of being used for the purpose of securing financing for a Project;
“Finance Period” means, where Clause 16.7(b) applies, the period of twelve months following a Development Decision, and where clause 16.7(a) applies, a period of twelve months from the date on which the Gladioli Companies and Gladioli Shareholders have complied in full with their obligations under clause 16.7(a) and economic and beneficial ownership in the relevant ore is vested in Kalimantan Gold;
“Gladioli Companies” means Gladioli, Bukit Lintang, Carino, Priority Trading, Buroi Mining, Gunong Wang and Bukit Young and “Gladioli Company” means any one of them;
“Gladioli Shareholders” means Mr Ling, Mr Jae and Mr Hou and “Gladioli Shareholder” means any one of them;
“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board and, to the extent that no International Financial Reporting Standard has been issued in relation to a particular matter in issue, means internationally generally accepted accounting practice;
“Information” means all geological, geophysical, geotechnical, metallurgical and other information, data, maps, reports, studies, feasibility studies, samples, core and assay results, relating in whole or in part to the Tenements and all information and data relating to a Project;
“Initial Exploration Programme” means the Exploration Programme for the first twelve months following Completion as set out in Schedule E;
“Insolvency Event” means, in relation to a party, the happening of any of the following events:

(a)	a court order is made that the party be wound up, or a party is declared bankrupt;

(b)	a court order is made appointing a liquidator, or provisional liquidator in respect of the party, or one of them is appointed, whether or not under an order;

(c)	a receiver, receiver and manager, or official or statutory manager is appointed in respect of the party or the assets or undertaking of the party or any part thereof;

(d)	the party enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them;

(e)	an application for an order under Section 176(1) and/or (10) of the Companies Act, 1965 is made in relation to such party;

(f)	the party resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so;

(g)	the party is, or states that it is, unable to pay its debts as and when they become due and payable;

(h)	anything having a substantially similar effect to any of the events specified above happens under any law of any applicable jurisdiction.
“Interest Rate” means LIBOR plus 250 basis points per annum;
“LIBOR” means the London Inter-Bank Offered Rate for United States dollar denominated borrowings for 6 month terms;
“Manager” means the person appointed to manage the operations of Kalimantan Gold and/or the Milling Company pursuant to Schedule B, and any replacement manager appointed by the board of directors of Kalimantan Gold and/or the Milling Company from time to time;
“Memorandum and Articles” means the memorandum and articles of association of Kalimantan Gold reflecting the matters contained in this Agreement, which are to be finalized and agreed by BML and Gladioli prior to Completion;
“Mill” means a gold processing plant constructed and operated by or on behalf of Kalimantan Gold or the Milling Company within the Exploration Area for the processing of ore derived from a Mine so as to produce gold dore and other minerals and includes all earthworks, plant, infrastructure, accommodation, messing, offices, laboratories, and ancillary facilities and structures necessary therefore;
“Milling Company” means a company to be incorporated in Malaysia for the purposes of purchasing ore from Kalimantan Gold or the Gladioli Companies (as the case may be) and operating the Mill, the shares in which are to be held 55% by BML and 45% by Gladioli as hereinafter provided;

“Mine” means a mine for gold and/or other minerals within the Exploration Area developed, equipped and operated by or on behalf of Kalimantan Gold and includes all earthworks, plant, infrastructure, accommodation, messing, offices and ancillary facilities and structures necessary therefore;

“Non-Defaulting Shareholder” means, in relation to a Default Event, the shareholder(s) which is not the Defaulting Shareholder;

Ore Sale and Purchase Agreement” means the agreement attached as Schedule K;

“Partial Withdrawal” means the withdrawal (whether voluntary or deemed pursuant to Clause 19) of BML from the Relevant Area and the surrender by Kalimantan Gold of all its rights under this Agreement with respect to the Relevant Area and the surrender by BML or the assignment by BML to Gladioli (whichever Gladioli directs) of all its rights, interest, title and benefits in and to this Agreement with respect to the Relevant Area, for an aggregate consideration of RM10.00. It includes the removal by Kalimantan Gold of all caveats lodged by Kalimantan Gold on the Tenements granted over the Relevant Area (and BML shall agree to and shall procure such removal), the transfer of the relevant Tenements to Gladioli (to the extent that such Tenements are in the name of Kalimantan Gold), the relinquishment of the Powers of Attorney (but only to the extent that the same confers rights on Kalimantan Gold with respect to the relevant Tenement(s)), the discharge by Kalimantan Gold of all security interests on such Tenements lodged pursuant to Clause 7.1(b) (and BML shall agree to and shall procure such discharge), and the doing by BML of all acts and things as may be reasonably required by Gladioli to ensure that neither BML nor Kalimantan Gold has any further rights, interest, title in or any benefit under this Agreement in respect of the Relevant Area or any gold, gold dore, ore or other products of or proceeds from Exploration of the Relevant Area. Thereafter:
(a)	BML and Kalimantan Gold shall have no further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Relevant Area, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and BML shall be deemed to have released and forever discharged the other parties from any and all future claims, demands, actions or causes of action of any kind or nature arising out of all Expenditure (insofar as such expenditure is directly referable to the Relevant Area) and any other claim in exchange for payment of the said RM10.00 to BML;

(b)	none of the Gladioli Companies nor the Gladioli Shareholders shall have any further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Relevant Area, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and each shall be deemed to have released and forever discharged BML and Kalimantan Gold from any and all future claims, demands, actions or causes of action of any kind or nature arising out of the Relevant Area, all Expenditure (insofar as such expenditure is directly referable to the Relevant Area) and any other claim relating to the Relevant Area; and

(c)	Gladioli shall be entitled to the benefit of all Information relating solely to the Relevant Area which has been derived, developed, prepared or carried out by Kalimantan Gold during the course of Exploration including any Final Feasibility Study in respect of the Relevant Area; and

(d)	BML shall write off and shall have no claim against Gladioli for any sums loaned to Gladioli which are used for the purpose of financing Gladioli’s subscription for preference shares in Kalimantan Gold under Clause 13 insofar as such sums are directly connected to Exploration Expenditure in respect of the Relevant Area.
“Powers of Attorney” means the irrevocable registrable Powers of Attorney in the form attached as Schedule M to be granted by each of the Gladioli Companies to Kalimantan Gold in respect of the Tenements, pursuant to which Kalimantan Gold will be granted the sole and exclusive power to explore, develop, and mine the Tenements and exercise all rights of the Gladioli Companies with respect to the Tenements and “Power of Attorney” means any one of them;

“Preference Share Rate” means 1.8 x the Interest Rate;

“Project” means the development, equipping and operation of a Mine or Mines and/or the construction and operation of a Mill and/or the sale of milled product;

“Project Area” means the land occupied by the Mine or Mines and the Mill;

“Project Programme” shall mean the programme and budget approved by the board of directors of Kalimantan Gold and/or the Milling Company (as relevant) in respect of a Project in accordance with the provisions of Clause 16.3, as revised from time to time;

“Related Company” has the meaning given to it in section 6 of the Companies Act 1965;

“Relevant Area”, in respect of any Partial Withdrawal, means the area the subject of a Development Decision in respect of which BML has been unable to commit or obtain finance for the relevant Project as required by clause 19.1;

“RM” or “Ringgit” means the lawful currency of Malaysia;

“Specified Assets” means the office buildings located in the area covered by ML 102, the Bukit Young Plant and the other process plant facilities and tailing dam located in the areas covered by ML 109 and 122, the previous site offices (in the Exploration Area and Tenements) used by Menzies Gold Limited and all other buildings and assets on the Exploration Area, all freehold land owned by a Gladioli Company in respect of the Bau Project and all other rights and interests of the Gladioli Companies in land the subject of the Tenements;

“Shareholders” means Gladioli and BML while they are and remain shareholders of Kalimantan Gold or the Milling Company (as the case may be), and any other person who may in accordance with the provisions of this Agreement become the registered holder of any shares in either Kalimantan Gold or the Milling Company and “Shareholder” means any one of them;

“Tenements” means:
(a)	those mining tenements (including mining certificates, exclusive prospecting licenses and general prospecting licenses) listed in Schedule A and outlined in the maps attached to Schedule A;

(b)	any other mining tenement or mining tenements which may be granted in lieu of or relate to the same ground as the mining tenements referred to in paragraph (a);

(c)	any other mining tenement or mining tenements which may be granted to a Gladioli Company, a Gladioli Shareholder, Kalimantan Gold or a Related Company of any of the foregoing, over ground abutting (or in the area of) the mining tenements referred to in paragraphs (a) and (b); and
includes all rights associated with the mining tenements referred to in paragraphs (a), (b) and (c), all survey and technical information relating to such mining tenements and adjacent areas and other privileges appurtenant to such mining benefits.

“Withdrawal” means the voluntary total withdrawal of BML from this Agreement and the surrender by Kalimantan Gold of all its rights under this Agreement in relation to the Tenements and the surrender by BML or the assignment by BML to Gladioli (whichever Gladioli directs) of all its rights, interest, title and benefits in and to this Agreement (except as noted in paragraph (e)), for an aggregate consideration of RM10.00. It includes the removal by Kalimantan Gold of all caveats lodged by Kalimantan Gold on the Tenements (and BML shall agree to and shall procure such removal), the transfer of the Tenements in the name of Kalimantan Gold to Gladioli, the relinquishment of the Powers of Attorney, the discharge by Kalimantan Gold of all security interests on the Tenements lodged pursuant to Clause 7.1(b) (and BML shall agree to and shall procure such discharge), and the doing by BML of all acts and things as may be reasonably required by Gladioli to ensure that neither BML nor Kalimantan Gold has any further rights, interest, title in or any benefit under this Agreement (except as noted in paragraph (e)), the Tenements, any Final Feasibility Study in respect of the Tenements, or any gold, gold dore, ore or other products of or proceeds from Exploration. Thereafter:
(a)	BML and Kalimantan Gold shall have no further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Tenements, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and BML shall be deemed to have released and forever discharged the other parties from any and all future claims, demands, actions or causes of action of any kind or nature arising out of all Expenditure (insofar as such expenditure is referable to the Tenements) and any other claim in exchange for payment of the said RM10.00 to BML;

(b)	none of the Gladioli Companies nor the Gladioli Shareholders shall have any further rights, obligations or interest hereunder or pursuant to any other agreement executed by the parties hereto in relation to the Tenements, except in respect of obligations incurred but not discharged prior thereto, or obligations referable to any act occurring prior thereto, and each shall be deemed to have released and forever discharged BML and Kalimantan Gold from any and all future claims, demands, actions or causes of action of any kind or nature arising out of this Agreement, all Expenditure (insofar as such expenditure is referable to the Tenements) and any other claim;

(c)	Gladioli shall be entitled to the benefit of all Information relating to the Tenements which has been derived, developed, prepared or carried out by Kalimantan Gold during the course of Exploration (including any Final Feasibility Study in respect of the Tenements) or in undertaking a Project;

(d)	BML shall write off and shall have no claim against Gladioli for any sums loaned to Gladioli which are used for the purpose of financing Gladioli’s subscription for preference shares in Kalimantan Gold under Clause 13; and

(e)	this Agreement shall terminate, provided that clauses 3.3, 4.3, 21.4, 28, paragraph 9 of Schedule B and all other provisions which are intended to survive termination of this Agreement shall remain in force notwithstanding such termination.
2.	Interpretation

2.1	Words importing the singular shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Agreement have been inserted for convenience only and shall not affect the interpretation thereof.

2.2	All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity from the relevant statute or Section.

2.3	Words importing any gender include the other genders.

2.4	No waiver of any provision of this Agreement nor consent to any departure therefrom, by any of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default or delay on the part of any of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

2.5	Where, by virtue of the provisions of this Agreement, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

2.6	This Agreement shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

2.7	All Schedules and Annexures to this Agreement shall be taken read and construed as an essential part of this Agreement.

2.8	References to Clauses and Schedules are to be construed as references to Clauses of and Schedules to this Agreement.

2.9	Any covenant not to do anything also constitutes an obligation not to suffer, permit, or cause that thing to be done.

2.10	Unless otherwise stated in this Agreement, where two or more persons or parties are included or comprised in any expression, agreement, covenant, term, stipulation or undertaking expressed to be made to such persons, such expression, agreement, covenant, term, stipulation or undertaking shall be enforceable by such persons or parties jointly and severally and any expression, agreement, covenant, term, stipulation or undertaking expressed to be made by or on the part of such persons or parties shall be deemed to be made by and be binding upon such persons or parties severally.

2.11	Any reference in this Agreement to an instrument shall be construed so as to include any other instrument amending or substituting such instrument or supplemental to such instrument.

3.	Warranties And Governmental Approval

3.1	Each of the Gladioli Companies and the Gladioli Shareholders (in each case jointly and severally) warrants to and for the benefit of each of BML and Kalimantan Gold and, from its incorporation, the Milling Company, that:
(a)	subject to clause 40, no person or entity (other than BML and Kalimantan Gold) has been granted any right or interest (conditional or otherwise) over or in respect of the Bau Project or the Tenements and all rights and interest in the Bau Project and the Tenements are vested solely and absolutely in the Gladioli Companies;

(b)	the issued share capital of each of Kalimantan Gold and the Gladioli Companies is as set out in Schedule F and there are no options, warrants or other rights granted over the issued or unissued share capital of any of those companies except as disclosed in Schedule F;

(c)	legal and beneficial ownership of the shares in the Gladioli Companies vests solely and absolutely in the Gladioli Shareholders and none of the Gladioli Shareholders holds any such shares on trust for any third person;

(d)	there is not presently pending against a Gladioli Company any action, suit, claim, dispute or other proceeding that may prevent the Gladioli Companies from completing their obligations as described in this Agreement and no Gladioli Company has notice of any such proceeding now or in contemplation by any person;

(e)	no Gladioli Company is under an obligation to third parties, contractual or otherwise, which would inhibit or prevent it from performing any or all of its obligations under this Agreement;

(f)	no receiver or other administrator has been appointed over the whole or any part of the assets or undertakings of a Gladioli Company and no such appointment has been threatened or is envisaged;

(g)	no Gladioli Company is in bankruptcy or official management and no order, petition, application, meeting or resolution has been made, presented, brought, called or passed for the purpose of bankrupting or winding up a Gladioli Company or placing any of them in official management;

(h)	no Gladioli Company is insolvent or otherwise unable to pay its debts, and there is no unfulfilled or unsatisfied judgment or court order outstanding against any Gladioli Company;

(i)	except for inter-company debts there is no debt or other obligation owed by a Gladioli Company to any third party (including any shareholder, officer or employee), which has the potential materially to reduce its value;

(j)	there has been no contravention of any law in consequence of which an unfavorable judgment, decision, ruling or order might materially or adversely affect the Bau Project or its assets, including the Tenements and each of the Tenements is in good standing;

(k)
(i)	renewals of the Expired Licenses are being processed by the relevant government departments and the Expired Licenses will be renewed by the relevant authorities, subject to the prevailing laws and regulations of Malaysia from time to time;

(ii)	the terms of the renewed Expired Licences will be no less favourable (on a best endeavours basis) to the licence holder than the terms of the original Expired Licences;
(1)	it has done and will continue to do all things necessary to obtain renewals of the Expired Licenses and it will not do or permit or allow anything to be done which might delay or prevent any such renewal;

(m)	Schedule D contains a complete and accurate summary of the current status of each Expired Licence;

(n)	other than the Expired Licences (and except for ML101 which is still awaiting renewal application and ML 102 (approved for renewal on 7 July 2004) which is awaiting reissuance due to a mapping error when first issued), all Tenements are current and in good standing and the relevant Gladioli Company has complied with all of its obligations under such Tenements (including obligations under applicable laws and regulations). For avoidance of doubt, the Sarawak Government through its proper licensing authority, Department of Lands and Surveys has issued approvals of the renewals of the said mining leases under the new format and the relevant Gladioli Companies have complied with the terms and conditions of the mining leases renewed thereby permitting the Gladioli Companies to carry out mining operations within the areas as delineated in each of maps attached to each of the respective mining leases approved for renewals. The Gladioli Companies shall indemnify BML and Kalimantan Gold from and against any loss (including loss of profits and lost opportunities) or damage they suffer or incur on account of not being allowed by Sarawak Government to carry out mining operations within the areas of mining leases approved under the renewals to the relevant Gladioli Companies Provided Always that such indemnity will not apply in respect of any loss or damage suffered or incurred as a result of BML or Kalimantan Gold failing to comply with all relevant requirements of Mining Rule 1995 and all other relevant rules and regulations in respect of such mining leases;

(o)	each of the mining leases listed in Part A of Schedule A has been issued on the dates referred to in Schedule A;

(p)
(i)	the mining certificates listed in Part B of Schedule A which are due to expire on or before 31 December 2008 will be renewed subject to requirements of relinquishment of areas as required by prevailing laws and regulations;

(ii)	the terms of the renewed mining certificates referred to in (i) above will be no less favourable (on a best endeavours basis) to the licence holder than the terms of the existing mining certifcates;
(q)	it is not aware of any facts which may render any of the Tenements liable to forfeiture;

(r)	no governmental or regulatory body has threatened to revoke any Tenement and there are no governmental actions or proceedings, disputes, litigation, claims or causes of action in existence or likely to arise in relation to the Tenements;

(s)	the Gladioli Companies are and will remain for the term of this Agreement the sole legal holder of the Tenements and the Specified Assets (in each case free and clear of any liens, demands, claims or encumbrances or other interests in favour of any person whatsoever);

(t)	Kalimantan Gold is and will remain the sole beneficial owner of the Bau Project free and clear of any liens, demands, claims or encumbrances or other interests in favour of any person whatsoever;

(u)	Gladioli is, and will immediately prior to Completion be, legally and beneficially entitled to all of the issued share capital of Kalimantan Gold;

(v)	Kalimantan Gold has not traded and has no liabilities and will, at Completion, have no liabilities (contingent or otherwise);

(w)	Kalimantan Gold has not entered into any contracts, arrangements or understandings with any person and will not enter into any such contracts, arrangements or understandings prior to Completion (other than this Agreement or contracts to be entered into pursuant to it);

(x)	Kalimantan Gold does not have and will not, at Completion, have any subsidiaries or ownership interests in any company, joint venture or partnership;

(y)	Kalimantan Gold has not granted, and will not prior to Completion grant, any security interests or other rights over or in respect of its assets and all of its assets are, and will at Completion be, free from encumbrances;

(z)	the information in this Agreement (including in the background and in the appendices and schedules) is true and correct in all respects;

(aa)	all information which has been given in writing by or on behalf of any Gladioli Company (whether by any director, agent, professional advisor or other person) to BML or any director, shareholder, agent, professional advisor or other representative of BML was, when given, and is, true, complete and accurate in all material respects. Provided always that due to the inherent nature of exploration and mining the interpretation of drilling results, calculations of measured reserves and metallurgical studies or recoveries done by third party consultants or other professional firms will always be subjective;

(bb)	it is not aware of any material circumstances or facts which have not been disclosed in writing to BML or Zedex Minerals Limited prior to the date of this Agreement and which might reasonably be expected materially and adversely to affect the Tenements or their profitability, or which might otherwise be material to a purchaser of the Tenements or the purchaser of an interest in the Bau Project;

(cc)	the Gladioli shareholder(s) who currently hold and who will hold a 45% interest in Kalimantan Gold and in the Milling Company (once incorporated) following Completion will be Bumiputera so that Kalimantan Gold and if relevant, the Milling Company will at and from Completion comply with the

FIC Guidelines regarding a minimum 30% effective voting interest held by Bumiputeras;

(dd)	the Gladioli Companies have complied, in all respects, with all Environmental Laws and are not required to pay any monies in respect of any Environmental Liability relating to the Tenements which has not been disclosed in writing to BML or Zedex Minerals Limited prior to the date hereof;

(ee)	all covenants, obligations and conditions attaching or related to the Tenements have been disclosed to BML and have been complied with or performed and the holder has the right to continued enjoyment of the Tenements; and

(ff)	save as expressly disclosed in the Tenements’ conditions or the Act or as hereinafter provided, there are no governmental or other consents necessary for BML or Kalimantan Gold or any other party to enter into and carry out its obligations under this Agreement except for subsidiary applications under mining leases and mining certificates necessary for geologists and others in carrying out field works and for the necessary prior notice to be given to the District Office and to the nearest police stations in respect of the areas targeted for Exploration or for a Project;

(gg)	save for the various tenements listed in Schedule A, it does not have any direct or indirect legal, beneficial, or financial interest of any kind in any mining tenements (or applications for mining tenements) in any part of Sarawak, Malaysia.
3.2	Each of the warranties in clause 3.1 is given as at the date of this Agreement and is deemed to be repeated through to and at Completion with reference to the facts then existing and each of the warranties is to be construed independently of the others and is not limited by reference to any of the others.

3.3	The Gladioli Companies and the Gladioli Shareholders shall indemnify and keep BML indemnified against all material loss, damage and costs suffered or incurred by BML by reason of the warranties or representations contained in clause 3.1 proving to be incorrect.

3.4	The Gladioli Companies and the Gladioli Shareholders will immediately disclose to BML any matter or thing which arises or becomes known to any of them prior to Completion which is inconsistent with any of the warranties in clause 3.1 or which might render any of them misleading or incorrect. BML may terminate this Agreement by notice in writing to the Gladioli Companies given prior to Completion if any of the warranties in clause 3.1 is untrue or inaccurate in any material respect.

3.5	The Gladioli Companies and the Gladioli Shareholders acknowledge that BML has entered into this Agreement in reliance on the warranties in clause 3.1.

3.6	Each of the Gladioli Shareholders jointly and severally warrant and undertake to BML that they have not granted any rights or other interests in, or created any encumbrances over, their shares in the Gladioli Companies.

3.7	The Gladioli Shareholders and the Gladioli Companies jointly and severally covenant and agree with BML that:
(a)	none of the Gladioli Companies will issue any further shares or securities for the term of this Agreement without first obtaining the consent in writing of BML, which consent shall not be unreasonably withheld;

(b)	(where relevant (and except for any transmission of its shares as required by law)) none of the Gladioli Shareholders shall transfer, create any trust in respect of or otherwise deal in any way with their shares or securities of a Gladioli Company without first obtaining the consent in writing of BML, which consent shall not be unreasonably withheld; and

(c)	they will not do (or permit or allow to be done) anything whatsoever which will cause or result in Kalimantan Gold or, from its incorporation, the Milling Company, ceasing to meet the minimum Bumiputera shareholding requirements as prescribed by the FIC guidelines and any conditions attached to the FIC consent(s).
3.8	Each of the Gladioli Shareholders severally covenants and agrees with BML that he will not at any time whilst this Agreement remains in force exercise his voting rights in a Gladioli Company, whether as a shareholder therein or a director thereof so as to cause or permit that company to commit any breach of or fail to fulfill any obligation undertaken by it hereunder or under any agreement to which it is a party and which is contemplated hereby. In addition, each Gladioli Shareholder covenants to procure that each Gladioli Company complies with its obligations under this Agreement.

3.9	Without limiting clause 3.3 above, the Gladioli Companies and the Gladioli Shareholders shall indemnify and keep BML and Kalimantan Gold indemnified from and against all loss (including loss of profits and lost opportunities), damage and costs suffered or incurred by each of BML and Kalimantan Gold by reason of the mining leases referred to in Part A of Schedule A not being current and in good standing and the Gladioli Companies not being able to rectify any defects in such Tenements within 12 months of BML requesting that it do so.

4.	Covenants in Respect of the Tenements

4.1	Each of the Gladioli Companies covenants in respect of the Tenement or Tenements held by it in favour of BML and Kalimantan Gold that at all times during the term of this Agreement:
(a)	it shall provide all such assistance as may be reasonably required by Kalimantan Gold and the Manager to ensure that each of the Tenements shall at all times be maintained in good standing and in full force and effect;

(b)	it shall do everything necessary to comply with the terms of the Tenements and the Act and will not willfully do or neglect to do any act which may prejudice the Tenements;

(c)	it shall procure that no mortgage, charge, or other encumbrance shall be granted over any of the Tenements or the Specified Assets other than (1) as granted by or on behalf of Kalimantan Gold pursuant to the Powers of Attorney or (2) where required by law, direction, regulation, or other official requirement of the Sarawak or the Federal Government;

(d)	it will not transfer, sell, assign or otherwise dispose of or attempt to transfer, sell, assign or otherwise dispose of all or any interest in the Tenements or the Specified Assets (including, for the avoidance of doubt, any interest in any land forming part of the Exploration Area) other than (1) with the prior written consent of Kalimantan Gold (which consent it may withhold in its absolute discretion), or (2) where required by law, direction, regulation or other official requirement of the Sarawak or the Federal Government. In the former case, it shall also procure that such assignee shall covenant by deed to be bound by this Agreement as if named herein as a Gladioli Company;

(e)	it shall assist Kalimantan Gold and the Manager with the renewal of the Expired Licences, the renewals of the mining leases listed in Part A of Schedule A and the renewals of the mining certificates listed in Part B of Schedule A and each Gladioli Company covenants that exploration, drilling and mining operations on the Tenements will not be affected by such renewal process;

(f)	it shall procure that all beneficial interest in the Tenements and the Specified Assets remains vested in Kalimantan Gold at all times and (except as expressly permitted pursuant to this Agreement) the Gladioli Companies shall not do anything with or in relation to the Tenements and Specified Assets except with the prior written consent of Kalimantan Gold as beneficial owner of the same;

(g)	it shall, immediately following formal issue of a Tenement in its name and otherwise as and when requested by BML, execute a Power of Attorney in favour of Kalimantan Gold in respect of each Tenement held by it and shall deliver such original executed Power of Attorney to Kalimantan Gold for registration and shall execute such other documents and do all such other things as may be required to ensure that such Power of Attorney is registrable, valid and effective; and

(h)	it will not revoke, or purport or attempt to revoke, the Powers of Attorney, or challenge in any way the validity or enforceability of any Power of Attorney or any action taken by or on behalf of Kalimantan Gold pursuant to the authority granted to it under the Powers of Attorney.
4.2	Each Gladioli Company agrees that it shall, if the law so permits, allow a caveat to be lodged by Kalimantan Gold against its Tenements and title to land owned by it in the Exploration Area.

4.3	Each of the Gladioli Shareholders and the Gladioli Companies agrees to indemnify and keep indemnified each of BML, Kalimantan Gold, (from its incorporation) the Milling Company, and their respective Affiliates from and against all liabilities

(including Environmental Liabilities), losses, costs, expenses, claims, demands, and proceedings of whatsoever nature which they may suffer or incur as a result of or in connection with:
(a)	any act, omission, matter, or event occurring prior to the Completion Date in connection with the Bau Project and/or the Tenements;

(b)	any activities undertaken on or adjacent to the Exploration Area prior to the Completion Date (whether undertaken by a Gladioli Company, a Gladioli Shareholder, or a third party);

(c)	any asset, structure (including, without limitation, any tailings dam) or facility located on the Exploration Area as at the Completion Date.
5.	Payment of Back Rent

5.1	On Completion BML will (on behalf of Kalimantan Gold) (and Zedex shall procure that BML will) reimburse Gladioli RM12,436 and pay RM828,046 to the relevant authorities being the amount of back rent specified in Schedule G. Such funds shall be deemed to be a loan from BML to Kalimantan Gold bearing interest at the Preference Share Rate and shall be deemed Exploration Expenditure. For the avoidance of doubt, this loan from BML to Kalimantan Gold is for paying the back rents to the Sarawak Government specified aforesaid and BML is not a money lender nor in that line of business.

6.	Tenements

6.1	Each of the Gladioli Companies hereby irrevocably grants Kalimantan Gold the right to explore, develop, and mine the Tenements.

6.2	Each party hereby covenants in favour of the other parties that at all times it shall refrain from willfully doing any act or willfully failing to do any act which may endanger any of the Tenements or render any of the Tenements liable for non-renewal.

6.3	Each party shall assist the other parties in maintaining the Tenements in good standing and in seeking renewal thereof or replacement Tenements.

6.4	At the request of Kalimantan Gold, Gladioli shall, at its own cost, liaise with local and central governmental and regulatory bodies to progress all matters relating to the Tenements and all regulatory matters and issues affecting a Project or Kalimantan Gold. In addition, Gladioli shall provide Kalimantan Gold, BML and, from its incorporation, the Milling Company with all assistance and advice as they may reasonably request on matters of procedure and protocol in Malaysia.

6.5	If approved by majority decision of the board of Kalimantan Gold, Kalimantan Gold (or a Related Company nominated by Kalimantan Gold) may apply for and/or acquire mining tenement(s) in addition to the Tenements. The Gladioli Companies and Gladioli Shareholders shall provide Kalimantan Gold (or such Related

Company) with all such assistance and advice as it may reasonably require in connection with such application or acquisition.

6.6	Following the Completion Date none of the Gladioli Shareholders, the Gladioli Companies, BML, or any Related Company or Affiliate of any of them (apart from Kalimantan Gold) shall make an application for or acquire a mining tenement in Sarawak. Unless otherwise agreed in writing by Gladioli and BML, all new applications for mining tenements or acquisitions of mining tenements in Sarawak are to be made by Kalimantan Gold. Each of the Gladioli Shareholders, the Gladioli Companies, and BML shall procure that their respective Related Companies and Affiliates comply with this clause.

6.7	Clause 11.2 shall apply if a greater effective Bumiputera shareholding in Kalimantan Gold is required in order for Kalimantan Gold to apply for and hold mining tenements.

7.	Security For Project Loan

7.1	At the completion of a Final Feasibility Study, to facilitate Zedex and BML obtaining the finance necessary for the Project:
(a)	the parties shall procure that Kalimantan Gold shall offer its assets (including any Tenements registered in its name) as security for a project loan to develop and operate the Project;

(b)	the Gladioli Companies shall, subject only to any restrictions contained in the Act and other government regulations, allow its Tenements which are the subject of a Project to be used as security to finance a Project and shall execute all documents and do all things required to perfect the security in favour of the financier(s).
7.2	Zedex warrants and undertakes that it will at all times provide all the necessary finance including furnishing of corporate guarantees for BML to fulfill all its funding obligations under this Agreement. In addition, Zedex shall indemnify Gladioli and Kalimantan Gold for all losses and damages they suffer or incur as a result of any act, omission or default on the part of BML where such acts, omissions or defaults of BML are tantamount to gross negligence or willful misconduct.

8.	Non-Engagement In Other Business Activities

8.1	During the term of this Agreement none of the Gladioli Companies shall engage in any business activities other than those the subject of this Agreement except that such restriction shall not apply in relation to any area released under clause 21 or the quarrying operations referred to in clause 40.

9.	Kalimantan Gold

9.1	The parties agree that Kalimantan Gold shall:

(a)	carry on the business of minerals exploration, mining and related activities in the State of Sarawak, Malaysia;

(b)	carry on any other trade, or business whatsoever which can, in the opinion of Kalimantan Gold, be advantageously or conveniently carried on by it by way of extension of or in connection with the business referred to in (a) above, or which is calculated directly or indirectly to develop any branch of its business or to increase the value of or turn to account any of its assets, property or rights.
9.2	(a)	As at the date of this Agreement, the authorized share capital of Kalimantan Gold is divided into 100,000 shares of RM1.00 each. After signing this Agreement the shareholders of Kalimantan Gold will immediately apply to the relevant government agencies to change the shareholding structure into ordinary shares of Class A and Class C and preferential shares of Class B and Class D. Gladioli will have 45% of both Class A and Class B, and BML will have 55% of Class C and Class D.

	(b)	Except for the matters provided in Schedule C and in Clause 14 the “Class A” ordinary shares and the “Class C” ordinary shares shall rank pari passu in all respects and the “Class B” and the “Class D” preference shares shall rank pari passu in all respects.
9.3	Subject to the terms of this Agreement regarding the transfer and issue of shares, from Completion the issued ordinary share capital in Kalimantan Gold shall be held as follows:

Gladioli — 1350 “Class A” ordinary shares of RM1.00 each

BML — 1650 “Class C” ordinary shares of RM 1.00 each
9.4	Any subsequent increase in the issued capital of Kalimantan Gold shall be governed by the provisions hereinafter contained.

9.5	If any conflict or inconsistency shall subsequently appear between the articles of association of Kalimantan Gold for the time being in force and the provisions hereof, the provisions of this Agreement shall govern rather than the provisions of such articles and any such conflict or inconsistency shall be resolved by appropriate amendments of such articles, which each of the parties hereby covenants to procure.

9.6	Kalimantan Gold shall comply with all conditions that may be imposed on it by the regulatory authorities or legislation in Malaysia, including but not limited to the FIC, the Industrial Co-ordination Act, 1975 or equivalent bodies or legislation.

9.7	The management and operation of Kalimantan Gold and the rights of Shareholders shall be as attached as Schedules B and C.

10.	Completion
10.1	(a)	On the Completion Date Gladioli and the Gladioli Shareholders shall procure the adoption of the following shareholders’ resolutions of Kalimantan Gold:

(i)	The Memorandum and Articles are adopted as the memorandum and articles of association of Kalimantan Gold

“SPECIAL RESOLUTION 1 — MEMORANDUM AND ARTICLES OF ASSOCIATION”

THAT the Memorandum and Articles of Association attached hereto be approved and adopted as the Memorandum and Articles of Association of the Company in substitution for, and to the exclusion of the existing Memorandum and Articles of Association of the Company.”

(ii)	Creation of New Classes of Shares

“SPECIAL RESOLUTION 2 — INCREASE IN AUTHORISED SHARE CAPITAL

THAT the authorised share capital of the Company be increased from RM100,000 to RM500,000 by the creation of 125,000 “Class A” ordinary shares of RM1.00 each, 125,000 “Class C” ordinary shares of RM1.00 each, 125,000 “Class B” preference shares of RM1.00 each and 125,000 “Class D” preference shares of RM1.00 each ranking for dividend and in all other respects pari passu with the existing shares in the Company except as expressly provided in the Articles of Association of the Company.

THAT the existing authorised capital of RM100,000 divided into 100,000 ordinary shares of 1.00 each be and are hereby classified as “Class A” ordinary shares and shall be included among the 125,000 “Class A” ordinary shares.”

(iii)	The appointments of the following Directors of Kalimantan Gold:

“ORDINARY RESOLUTION 1 — APPOINTMENT OF DIRECTORS AND ALTERNATE DIRECTOR

THAT Paul Seton, John Seton, Rod Murfitt, as nominees of Bau Mining Limited be and are hereby appointed as directors of the Company with effect from the date of their respective compliance with Section 123(4) of the Companies Act, 1965.

THAT John Bin Jae be and is hereby appointed as Alternate Director to Ling Lee Kong with effect from the date of his compliance with Section 123(4) of the Companies Act, 1965.

THAT Tan Leng Choo @ Ivy Tan Ying Tong be and is hereby appointed as Alternate Director to Ling Lee Soon with effect from the date of his compliance with Section 123(4) of the Companies Act, 1965.”

(iv)	Acceptance of Powers of Attorney from Gladioli Companies per Schedules H and M

“ORDINARY RESOLUTION 2 — ACCEPTANCE OF POWERS OF ATTORNEY

THAT the Company accepts the Powers of Attorney to be given by the Gladioli Companies per Schedule H of the Exploration and Shareholders’ Agreement dated 3 November 2006 between the parties stated therein.

THAT the Company accepts the Powers of Attorney to be given by the Gladioli Companies per Schedule M of the Exploration and Shareholders’ Agreement dated 3 November 2006 between the parties stated therein.”

(v)	Issuance of Shares:

“ORDINARY RESOLUTION 3 — ISSUANCE OF SHARES

THAT subject to the passing of Special Resolutions 1 and 2 above, the directors of the Company be and are hereby authorised, pursuant to Section 132D of the Companies Act, 1965 to issue 1348 “Class A” new ordinary shares of RM1.00 each and 1350 “Class B” preference shares of RM1.00 each in the Company to Gladioli Enterprises Sdn. Bhd. fully paid and free and clear of all encumbrances and other security or third party legal or equitable interests of any kind.

THAT subject to the passing of Special Resolution 1 above, the directors of the Company be and are hereby authorised, pursuant to Section 132D of the Companies Act, 1965 to issue 1650 “Class C” new ordinary shares of RM1.00 each and 1650 “Class D” preference shares of RM1.00 each in the Company to Bau Mining Limited fully paid and free and clear of all encumbrances and other security or third party legal or equitable interests of any kind.”

(vi)	Transfer of Shares

“ORDINARY RESOLUTION 4 — TRANSFER OF SHARES

THAT the transfer of the two subscriber shares held by Ling Lee Soon and Tan Leng Choo @ Ivy Tan Ying Tong to Gladioli be hereby approved.”

(vii)	Appointment of Auditors for the Kalimantan Gold:

“ORDINARY RESOLUTION 5 — APPOINTMENT OF AUDITORS

THAT Messrs Ernst & Young of Room 300-303, 3rd Floor, Wisma Bukit Mata Kuching, Jalan Tunku Abdul Rahman, 93100 Kuching, Malaysia having consented in writing to act, be and are hereby appointed auditors of the Company for the year ending/ended 31 March 2007 and that authority be and is hereby given for the Directors to determine their remuneration.”

(viii)	Appointment of Solicitors for Kalimantan Gold:

“ORDINARY RESOLUTION 6 — APPOINTMENT OF SOLICITORS

THAT the appointment of Messrs Reddi & Co Advocates as the solicitors for Kalimantan Gold be hereby approved.”

(ix)	The approval by the shareholders of Kalimantan Gold to accept the shareholder loan granted by BML to Kalimantan Gold;

“ORDINARY RESOLUTION 7 — APPROVAL OF SHAREHOLDER LOAN

THAT the shareholder loan of RM840,482 from Bau Mining Limited to the Company for the payment of back rents to Sarawak Government specified in Schedule G pursuant to Clause 5.1 of Exploration and Shareholder’s Agreement dated 3 November 2006 between the parties stated therein be hereby approved.

THAT the Shareholders of the Company undertake to procure that the above-mentioned Resolution is approved by the Board of Directors of the Company.”
(b)	On the Completion Date the Gladioli Companies shall deliver to BML:
(i)	the Powers of Attorney in the form attached as Schedule M duly executed by each relevant Gladioli Company and in registrable form in respect of those Tenements which have been validly and effectively issued as at the Completion Date together with certified resolutions of each relevant Gladioli Company approving the execution of such Powers of Attorney;

(ii)	the power of attorney in the form attached as Schedule H duly executed by each Gladioli Company and in registrable form together with certified copies of the resolutions of each Gladioli Company approving the execution of each such power of attorney;

(iii)	a duly signed resignation from every director of Kalimantan Gold (other than Mr Ling and the persons referred to in clause 10.1(a)(iii) above) confirming that none of such persons have any claim against Kalimantan Gold in respect of directors fees, reimbursement of expenses, remuneration or otherwise;

(iv)	duly executed and binding share transfers signed by the current registered holders of the shares in Kalimantan Gold in favour of Gladioli.
10.2	(a)	On the Completion Date, subject to Gladioli and the Gladioli Shareholders complying with their obligations under 10.1 above and subject to BML being registered in the register of members of Kalimantan Gold as the holder of the ordinary shares referred to in clause 10.1(a)(v) above and share certificates being issued in the name of BML in respect of such shares, BML shall three days after signing the said Exploration and Shareholders’ Agreement on Completion Date furnish a copy of an irrevocable telegraphic transfer from the bank of BML or Zedex of a non-refundable, unconditional payment of US$400,000 (United States Dollars Four Hundred Thousand Only) or equivalent to Singapore currency ruling at the Completion Date to Mr Ling duly authorised to receive the payment and acting on behalf of the Gladioli Shareholders. Mr Ling’s bank account number is (A/C: 01 08510301) with the Standard Chartered Bank, 6 Battery Road, Singapore.

(b)	The balance of US$250,000 (United States Dollars Two Hundred And Fifty Thousand) shall be paid to Mr Ling Lee Soon upon proof of the receipt from the Department of the Lands and Surveys, Kuching on the new applications of GPLs by Gladioli over areas as shown on the maps marked and supplied by Zedex/BML within the next ten days. Furthermore, Gladioli will endeavour best to get renewals of exploration licences at the best terms possible at the earliest time frame.
10.3	Subject to clause 16.2, the payment referred to in clause 10.2, together with the payment of US$350,000 already made by on behalf of BML shall constitute the entire consideration payable by BML for its 55% effective economic interest in the Bau Project.

11.	FIC Consent

11.1	BML shall furnish Gladioli with its company brochures, data, financial reports and all other necessary information required for making an application for the joint venture arising out of this Agreement to the FIC within two weeks from Completion. Upon receiving such information Gladioli shall immediately file the said application forms and information with FIC and shall pursue such application with due diligence. The Gladioli Companies covenant in favour of BML and Kalimantan Gold that they will obtain the said approval (without conditions attached or with conditions acceptable to BML in its absolute discretion) from FIC within one year from the Completion Date and if such consent is not obtained or if it is obtained but with conditions attached, the Gladioli Companies and the Gladioli Shareholders shall indemnify and keep indemnified BML from and against all losses, costs, expenses and liabilities suffered or incurred by BML as a result of the failure to obtain such unconditional FIC consent.

11.2	If the FIC requires a greater effective interest in Kalimantan Gold to be held by Bumiputera than that held immediately following Completion, the Bumiputera shareholding in Gladioli shall be increased (or, if acceptable to BML, part of Gladioli’s shareholding in Kalimantan Gold will be transferred to a person who is Bumiputera) to ensure that Kalimantan Gold complies with the minimum Bumiputera shareholding requirements imposed or required by the FIC.

11.3	The covering letter accompanying the application to the FIC shall be substantially in the form attached as Schedule L as may be amended with the written consent of BML.

12.	Exploration

12.1	Kalimantan Gold will (and Gladioli, Zedex and BML shall procure that Kalimantan Gold will):
(a)	Undertake the Initial Exploration Programme for the twelve months following Completion. Kalimantan Gold shall incur minimum expenditure in connection with the Initial Exploration Programme as follows:
(i)	US$200,000 by six months after the Completion Date;

(ii)	A further US$500,000 by twelve months after the Completion Date; and

(iii)	A further US$300,000 by eighteen months after the Completion Date or such reasonable amount acceptable to Kalimantan Gold to be spent yearly as required by the government under the prospecting licenses in view of the size of the area covered under such licenses.
Any excess expenditure in one of the aforementioned periods can be credited against expenditure required in any subsequent period(s).

(b)	Subject to BML’s technical review indicating it is warranted, conduct a feasibility study on the Jugan project as soon as possible following Completion. For the avoidance of doubt, any expenditure incurred in connection with such a feasibility study shall count towards the minimum expenditure commitments set out in 12.1(a) above.

(c)	Within three months prior to the anniversary of the Completion Date (and each anniversary thereafter) prepare an Exploration Programme for the following twelve months. Each Exploration Programme must be in accordance with accepted mining industry standards and calculated to ensure orderly progress of the Exploration and shall be in accordance with all governmental requirements or directives.

(d)	Subject to Kalimantan Gold obtaining any necessary governmental approvals in respect of the work contemplated by the Exploration Programme, or any variation thereof, Kalimantan Gold shall conduct the Exploration Programme.

(e)	On request, provide Gladioli with reasonable access to all Information and all related and other information, papers and documents pertaining to Exploration and/or Exploration Expenditure during the preceding calendar month provided that complying with such requests do not consume unnecessary management time of Kalimantan Gold or BML. Gladioli shall treat all such Information as strictly confidential in accordance with clause 28.

(f)	Notwithstanding anything else contained herein Kalimantan Gold shall ensure that all Exploration and other activities carried out under this Agreement shall be conducted so as to ensure that the minimum expenditure requirements applicable to the Tenements are complied with unless and to the extent that appropriate exemptions, amendments or waivers of such requirements are granted or extensions of time to comply with such requirements are granted by the Sarawak Government.

(g)	On reasonable request, conduct a meeting either in Kalimantan Gold’s office or Gladioli’s office to brief Gladioli and BML on the current status of the Exploration, including a summary of work done, new data obtained, sample assay results and the interpretation thereof. Kalimantan Gold is not obliged to conduct such meetings more regularly than once every two months.

(h)	Permit Gladioli and BML to take portions of samples, in such amounts and of such nature and in such manner as may be reasonably required.

(i)	Allow any representative of Gladioli or BML to enter the sample core house or any building(s) which store(s) the reverse circulation drilling chip samples or diamond drilling core samples, and to inspect those samples at any time during office hours, provided reasonable notice is given to Kalimantan Gold and such inspections do not take place more frequently than monthly.
12.2	Subject to the Manager obtaining any necessary governmental approvals, the Manager may vary the Exploration Programme from time to time during a month in light of the progressive results of Exploration provided that such variation (together with any previous variations made to the Exploration Programme since it was last approved by the board of Kalimantan Gold) does not increase expenditure under the Exploration Programme by more than 10 percent from the expenditure outlined in the Exploration Programme as last approved by the board of Kalimantan Gold. The Manager shall notify Gladioli and BML in writing of any such variation.

12.3	Each Exploration Programme shall be subject to review by the board of Kalimantan Gold at least once during each period of three calendar months beginning on the date that such Exploration Programme is approved by the board of Kalimantan Gold.

12.4	Exploration Expenditure incurred by Kalimantan Gold shall be contributed by BML in the manner set out in Clause 13.

12.5	Notwithstanding anything hereinbefore or hereinafter provided, the Manager may exceed any approved budget by up to 10% in the event of an emergency, but as soon as practicable thereafter the Manager shall notify and justify its decision to the board of directors of Kalimantan Gold.

12.6	The amount spent by BML and Zedex Minerals Limited on consultants’ reports, technical studies, sampling, and other such matters during its due diligence on the Bau Project shall be deemed Exploration Expenditure funded by BML and shall count towards the Exploration Expenditure commitments set out in clause 12.1(a)(i). For the avoidance of doubt, such expenditure will be deemed to have been incurred on behalf of Kalimantan Gold and the amount shall be a debt outstanding from Kalimantan Gold to BML which shall bear interest in the manner provided in clause 5.

12.7	Unless otherwise agreed by Gladioli, BML shall procure that Kalimantan Gold incurs a minimum of USD300,000 (United States Dollars Three Hundred Thousand) in Exploration Expenditure during each complete calendar year following Completion. Subject to clause 12.8, any failure on the part of Kalimantan Gold to incur such Exploration Expenditure shall be deemed a default on the part of BML and Gladioli shall be entitled at any time within 3 months following the end of the calendar year in which Exploration Expenditure incurred by Kalimantan Gold is less than the aforementioned amount to require Zedex, BML and Kalimantan Gold to effect Withdrawal from this Agreement, by giving to Zedex, BML and Kalimantan Gold 30 days’ written notice thereof.

12.8	Gladioli’s right to require Zedex, BML and Kalimantan Gold to effect Withdrawal under clause 12.7 shall not apply if Kalimantan Gold’s failure to incur the minimum Exploration Expenditure is due to:
(a)	the failure of an “A” Director to approve Exploration Expenditure;

(b)	the failure of an “A” Director or a Gladioli Company to do any other act, matter or thing reasonably required to be done by them in order to ensure that the Exploration Expenditure commitments can be met;

(c)	a failure to obtain governmental approval for any Exploration which is not due to the fault of BML or Kalimantan Gold; or

(d)	any event of force majeure as described in clause 27.
13.	Funding Of Exploration
13.1	(a)	For the purpose of this Agreement, where the Exploration Programme indicates that funds are required for Exploration Expenditure during any calendar quarter after Completion then, to the extent that Kalimantan Gold does not have sufficient funds from prior subscriptions or from its mining operations, such Exploration Expenditure shall be funded by BML and Gladioli by way of subscription for preference shares. Each of BML and Gladioli will arrange for Kalimantan Gold not later than the beginning of such calendar quarter to allot and issue such further shares in accordance with Clause 13.1 (b) to provide the funds required for Exploration Expenditure during such quarter. Each of BML and Gladioli shall sign all documents and do all things required in order to approve the allotment and issue of preference shares required to fund Exploration Expenditure. If for any reason the relevant resolutions and approvals for the issue of any preference shares have not been signed or obtained within 30 days of the funds being requested by Kalimantan Gold, BML may in its sole discretion, lend Kalimantan Gold the subscription proceeds for the relevant preference share issue. Any such loan shall bear interest at the Preference Share Rate.

	(b)	During each such calendar quarter where funds are required for Exploration Expenditure, shares shall be issued in lots of 100 comprising 55 “Class D” preference shares which shall be allotted to BML and 45 “Class B” preference shares which shall be allotted to Gladioli.

(c)	Gladioli will to the maximum extent possible fund its subscription for preference shares from its cash flow from 85% of dividends from Kalimantan Gold and the Milling Company. To the extent such funding is unavailable or is inadequate, BML will on each allotment of shares pursuant to Clause 13.1 (a), lend to Gladioli such sum as may be necessary to enable Gladioli to pay for its allotments of “Class B” preference shares. BML shall however pay such sums direct to Kalimantan Gold on behalf of Gladioli. This loan from BML to Gladioli shall be interest-free and shall only be repayable as set out in clause 13.2.

(d)	The preference shares allotted to BML and Gladioli will be issued at a premium to par with such premium to be decided by Kalimantan Gold at the time of issue. Such preference shares shall be redeemable out of cash flow and shall be redeemed in a 55:45 ratio in respect of “Class D” and “Class B” shares respectively.
13.2	Gladioli shall deposit the share certificates for its shares in Kalimantan Gold and the Milling Company with BML whilst the loan referred to in clause 13.1 (c) remains unpaid. For so long as any such loan remains outstanding Gladioli hereby irrevocably directs Kalimantan Gold and the Milling Company to pay to BML 85% of any monies payable (including in respect of Gladioli’s dividends) by those companies to Gladioli.

14.	Preference Shares

14.1	The preference shares shall:
(a)	have the right to a preferential dividend which shall rank in priority to any dividend payable on any other class of shares. The dividend shall accumulate to the extent that there are insufficient distributable reserves to pay the dividend in any year. Unless otherwise agreed, the cumulative dividend shall be 0% per annum in respect of all the “Class B” preference shares and the Preference Share Rate in respect of the “Class D” preference shares;

(b)	save as provided for under the Companies Act, 1965, have no right to vote;

(c)	be redeemable at the option of the Company.
14.2	Subject to sufficient distributable reserves being available the dividend payable on the preference shares shall be payable in respect of each financial year (or part thereof) within 3 months of the end of each financial year.

15.	Right Of Access To The Exploration Area

15.1	For the purposes of carrying out its obligations and of exercising its rights hereunder, the Gladioli Companies hereby irrevocably grant Kalimantan Gold and, from its incorporation, the Milling Company, the right (which shall be an exclusive right, subject only to the rights of any Gladioli Company in relation to any area released under Clause 21 and in relation to any exclusion under Clause 40) by its agents (including, for the avoidance of doubt, the Manager), servants, contractors or sub-

contractors to do all things in relation to the Exploration Area which could be done by a person legally and beneficially entitled to the Tenements, including, without limitation:
(a)	subject to Kalimantan Gold or the Milling Company (as relevant) ensuring that all necessary permits or licenses are obtained, to enter thereon or any part or parts thereof;

(b)	to do thereon and therein such things as shall be necessary to undertake Exploration and to undertake each Project and to carry out its obligations hereunder;

(c)	to take therefrom and to deal with in any manner such ores, metals, minerals or other products as it may consider reasonably necessary or desirable for the purposes of evaluating the Tenements and the prospects thereof provided Kalimantan Gold shall not take such ores, metals, minerals and other products outside Malaysia without permits from the relevant government department(s) and further provided Kalimantan Gold shall provide to Gladioli and BML an executive report of the status of operations on a quarterly basis;

(d)	to take thereon and to use such plant, machinery, minerals, tools, implements and other chattels and to erect thereon such buildings and structures as it shall reasonably think fit; and

(e)	in the event of Withdrawal or Partial Withdrawal, Kalimantan Gold and the Milling Company must not remove any fixed plant, minerals, building or structure erected by them on the Exploration Area (or the Relevant Area, as the case may be) unless otherwise agreed by Gladioli.
15.2	The Gladioli Companies and the Gladioli Shareholders covenant that the Specified Assets including, for the avoidance of doubt, any land within the Exploration Area owned by any of them (or any of their Related Companies or Affiliates) are made available to Kalimantan Gold and, from its incorporation, the Milling Company free of charge for their use for Exploration and for each Project.

16.	Decision To Develop

16.1	Kalimantan Gold will give notice to Gladioli and BML forthwith upon completion of a Final Feasibility Study on the basis of which a Development Decision has been made, and shall provide Gladioli and BML with a copy of the Final Feasibility Study.

16.2	Following a Development Decision being made in respect of the Jugan gold deposit, BML shall (and Zedex shall procure that BML shall) make additional one-off payments to Gladioli as follows (with such payments comprising part of the acquisition cost of BML’s interest in the Bau Project):
(a)	US$500,001 (United States Dollars Five Hundred Thousand and One) upon the Jugan gold deposit mine achieving 75% of the maximum rated capacity of the plant; and

(b)	US$500,001 (United States Dollars Five Hundred Thousand and One) six months after the Jugan gold deposit mine achieving 75% of the maximum rated capacity of the plant (provided that such mine has operated continuously at or above such capacity for such period).
16.3	As soon as possible following a Development Decision, Kalimantan Gold shall adopt a Project Programme for the first 12 months of the relevant Project. Kalimantan Gold shall adopt an updated Project Programme for the relevant Project for each following 12-month period not less than 3 months prior to each anniversary of the Development Decision. The provisions of sub-clauses 12.1(c), (d), (e), (f), 12.2, 12.3 and 12.5 shall apply to Development Expenditure and each Project Programme in the same manner as they apply to Exploration Expenditure and each Exploration Programme.

16.4	Kalimantan Gold and the Milling Company shall maintain in accordance with generally accepted industry and accounting practice full and accurate records of transactions, inventories of ore in process and in stockpile, stores, consumables, property and assets and accounts and records of all payments and receipts and all charges and credits.

16.5	Each of Gladioli and BML through its servants, agents and auditors shall have the right at all reasonable times and at its own risk and expense to inspect and observe the operations at the Mine provided that the frequency or duration of such visits shall not unreasonably interfere with the normal conduct of the operations at the Mine. All site rules and regulations applying within or in respect of the Mine shall be complied with.

16.6	At the end of each financial year Kalimantan Gold and the Milling Company shall take a physical inventory supervised by the auditors in accordance with generally accepted industry practice or other means appropriate in the circumstances.

16.7	Upon a Development Decision being made BML shall, in its sole and absolute discretion, elect for the Project to proceed on:
(a)	the basis that Kalimantan Gold will have sole economic and beneficial ownership of the mined ore, in which case in consideration for the sum of RM10.00, each Gladioli Company which holds the Tenement(s) in respect of which the Development Decision is made shall irrevocably and unconditionally assign to Kalimantan Gold all of their right, title, and interest in all mined ore, minerals, and other products extracted from the Mine the subject of the Development Decision such that Kalimantan Gold can deal with such ore as it sees fit and receive all economic benefit in such ore. The Gladioli Companies and the Gladioli Shareholders shall sign such documents and do all such other things as Kalimantan Gold and BML may reasonably require to ensure that full economic and beneficial owenership to the ore, minerals and other products are properly and effectively assigned to Kalimantan Gold; or

(b)	the basis that title to the mined ore will remain with the relevant Gladioli Companies, in which case the Project will proceed on the basis of the Development and Mining Agreement and Ore Sale and Purchase Agreement structure.

16.8	Upon a Development Decision being made BML and Gladioli shall procure:
(a)	(if not already incorporated) the incorporation of the Milling Company and (if not already the case) that the Milling Company’s primary objects as stated in its memorandum of association are as follows:
(i)	to develop and operate mills and associated facilities and to carry on the business of purchaser and processor of gold bearing ores to produce and sell gold dore and other minerals; and

(ii)	to carry on any other trade or business whatsoever as in the opinion of the board of directors of the Milling Company, be advantageously or conveniently carried on by it by way of extension of or in connection with, or which is calculated directly or indirectly to develop any branch of its business or to increase the value of or turn to account any of its assets, property or rights;
(b)	(if not already the case) that the Milling Company’s articles of association are in identical form to those of Kalimantan Gold provided that if any conflict or inconsistency shall subsequently appear between the articles of association for the time being in force and the provisions of this Agreement, the provisions of this Agreement shall govern rather than the provisions of such articles and any such conflict or inconsistency shall be remedied by appropriate amendments of such articles, which each of the Gladioli Companies, the Gladioli Shareholders and BML hereby covenants to procure;

(c)	that the authorised capital of the Milling Company shall be at least RM10,000,000 divided into 4,500,000 “Class A” ordinary shares and “Class B” preference shares of RM1.00 each and 5,500,000 “Class B” ordinary shares and “Class D” preference shares of RM1.00 each;

(d)	that the initial issued capital of the Milling Company shall be RM100 to be subscribed or held by Gladioli and BML in 45:55 ratio either by Gladioli taking up ‘A’ ordinary shares at par and BML taking up “C” ordinary shares at par in the aforesaid proportions and similarly, also in the same ratio of 45:55 for Gladioli taking up “Class B” preference shares at premium to par and BML taking up “Class D” preference shares at premium to par, or by appropriate transfer of shares between them at par. The parties agree that at all times the issued share capital in the Milling Company will be held as to 55% by BML and as to 45% by Gladioli unless otherwise agreed by BML and Gladioli in writing;

(e)	that Kalimantan Gold and the Milling Company proceed with the Project (and each of Gladioli and BML shall assist where possible);

(f)	Kalimantan Gold and the Milling Company apply for and obtain all such additional permits, licenses, and consents necessary to undertake the Project. Such permits, licenses, and consents shall be applied for in the name of Kalimantan Gold or the Milling Company (as relevant) or, if such is not possible, by the relevant Gladioli Company. If such permit, licence, or consent is obtained by a Gladioli Company it shall be considered a Tenement for the purposes of this Agreement;

(g)	that, if clause 16.7(a) applies, the Milling Company and Kalimantan Gold enter into an ore sale and purchase agreement pursuant to which the Milling Company shall acquire the mined ore from Kalimantan Gold for the purpose of processing and on-sale. The terms of such agreement shall be as agreed between Kalimantan Gold and the Milling Company;

(h)	that, if clause 16.7(b) applies, Kalimantan Gold and the Gladioli Companies who own the relevant Tenement(s) the subject of the Development Decision enter into a Development and Mining Agreement and the Milling Company and the Gladioli Companies who own the relevant Tenement(s) the subject of the Development Decision enter into an Ore Sale and Purchase Agreement. Each of the Gladioli Companies hereby irrevocably appoints each of BML and Kalimantan Gold (acting jointly and severally) as its attorney to execute the Development and Mining Agreement and the Ore Sale and Purchase Agreement on its behalf;

(i)	that the Milling Company shall forthwith apply to the Malaysian Industrial Development Authority (“MIDA”) for the grant of pioneer status or Investment Tax Allowance, whichever the Milling Company shall regard as preferable and more beneficial in respect of the Project at the time of application (and each party shall assist where possible); and

(j)	that the management and operation of the Milling Company and the rights of the Shareholders shall be as that attached as Schedules B and C.
16.9	Clause 16.8 shall apply to any subsequent Development Decision, except that, unless otherwise agreed between Gladioli and BML, a new Milling Company will not be incorporated and the Milling Company incorporated in connection with the initial Project will be used for the purposes of any subsequent Project.

16.10	Gladioli shall procure that the Gladioli Shareholders who will hold a 45% interest in the Milling Company will be Bumiputera so that the Milling Company will at and from its incorporation comply with the FIC Guidelines regarding a minimum 30% voting held by Bumiputera or such higher requirement as may be a condition to the FIC consent. If necessary, the Bumiputera shareholding in Gladioli will be increased or (if acceptable to BML) part of Gladioli’s shareholding in the Milling Company will be transferred to a Bumiputera to ensure that the Milling Company complies with the minimum Bumiputera shareholding required by the FIC.

16.11	The parties agree that if clause 16.7(b) applies and either the Development and Mining Agreement or the Ore Sale and Purchase Agreement in the forms attached to this Agreement would be (or would be at risk of being) void or voidable if executed, then those agreements will be amended as may be required to ensure that they create valid and legally enforceable obligations on the parties thereto, provided always that any such amendments do not adversely impact the intended economic benefits of those agreements to Kalimantan Gold and the Milling Company taken as a whole. The Gladioli Companies and the Gladioli Shareholders warrant and undertake in favour of

BML and Kalimantan Gold that they will not (and shall procure that their Affiliates and Related Companies shall not) challenge the legality or enforceability of the Development and Mining Agreement and/or the Ore Sale and Purchase Agreement. The Gladioli Companies and the Gladioli Shareholders hereby indemnify each of BML, Kalimantan Gold and the Milling Company from and against all losses (including loss of profits and lost opportunities), damages, costs and liabilities that they may suffer or incur as a result of all or any part of a Development and Mining Agreement and/or Ore Sale and Purchase Agreement being held invalid, void or otherwise being successfully challenged. For the purposes of this indemnity, 55% of any loss suffered by the Milling Company shall be deemed to be a loss suffered by BML and BML shall be fully indemnified in respect of such loss under this clause.

16.12	The Gladioli Companies and the Gladioli Shareholders acknowledge and agree that both Zedex and BML would prefer for the Tenements the subject of a Project to be transferred to Kalimantan Gold. For various reasons the Gladioli Companies are not amendable to this course of action. Each of the Gladioli Companies and the Gladioli Shareholders hereby indemnify and hold harmless each of BML and Kalimantan Gold from and against all losses (including lost profits and revenues), costs, expenses, claims and liabilities that they suffer or incur as a result of legal title to the relevant Tenements not being transferred to Kalimantan Gold prior to commencement of a Project. For the purpose of this indemnity BML and Kalimantan Gold shall be deemed to have suffered a loss to the extent that the aggregate economic benefits accruing to each of them as a result of a Project are less than the aggregate benefits that would have accrued to each of them had the Project proceeded on the basis that legal title to the relevant Tenements was held by Kalimantan Gold.

17.	Withdrawal

17.1	BML shall only be entitled to effect Withdrawal after Kalimantan Gold has completed the Initial Exploration Programme or spent a minimum of US$700,000 on Exploration Expenditure. For the avoidance of doubt, the monies spent by BML and referred to in clause 12.6 shall count towards such US$700,000 minimum expenditure.

17.2	Notwithstanding clause 17.1, BML shall be entitled to effect Withdrawal prior to completion of the Initial Exploration Programme or Kalimantan Gold having incurred US$700,000 of Exploration Expenditure if:
(a)	an event of force majeure as defined in clause 27 prevents the Initial Exploration Programme from being completed or causes an unreasonable delay in completing the Initial Exploration Programme;

(b)	results from the Initial Exploration Programme are such that a prudent operator would be unlikely to proceed with the remainder of the Initial Exploration Programme and/or incur any additional Exploration Expenditure;

(c)	BML reasonably believes that there are issues regarding the ability to secure legal access to or to secure the necessary tenure over the relevant area.
17.3	Subject to clauses 17.1 and 17.2 but notwithstanding anything else contained herein, BML shall be entitled to effect Withdrawal from this Agreement or any Partial

Withdrawal by BML giving Gladioli thirty (30) days’ notice in writing of its intention to effect such withdrawal.

18.	Project Development 18.1 BML shall within the Finance Period:

18.1	BML shall within the Finance Period:
(a)	commit to provide; or

(b)	obtain a commitment from a reputable financial institution to provide;
Kalimantan Gold and the Milling Company (as relevant) with the entire finance necessary for the relevant Project. BML may satisfy this requirement by partially committing itself and partially obtaining a commitment from a financial institution. Clause 7.1 shall apply to any such Project finance. Any funds provided by BML or a related company of BML shall be by way of loan to Kalimantan Gold or the Milling Company (as the case may be) and shall carry interest at the greater of: (i) the rate charged by any third party provider of funds to Kalimantan Gold or the Milling Company (as the case may be), and (ii) the Interest Rate.

19.	Failure To Procure Finance

19.1	Subject to sub-clauses 19.2 and 19.3, if Zedex or BML fail to commit or obtain a commitment in accordance with Clause 18.1, Gladioli shall be entitled at any time within 3 months from the expiry of the Finance Period to require Zedex, BML and Kalimantan Gold to effect Partial Withdrawal from this Agreement with respect to the Relevant Area, by giving to Zedex, BML and Kalimantan Gold 30 days’ written notice thereof. Clause 27 shall not apply to this sub-clause.

19.2	Gladioli’s right to require Zedex, BML and Kalimantan Gold to effect Partial Withdrawal shall not apply if Zedex and BML’s failure to commit or obtain a commitment from a financial institution in accordance with Clause 18.1 is due to:
(a)	the failure of an “A” Director to approve the borrowing;

(b)	the failure of any Gladioli Company to give any security as required by Clause 7.1(b);

(c)	the failure of an “A” Director or a Gladioli Company to do any other act, matter or thing reasonably required to be done by them in order to secure the necessary funding;

(d)	a failure to obtain governmental approval for the Project which is not due to the fault of BML, Kalimantan Gold or the Milling Company; or

(e)	any unforeseen event or cause beyond the reasonable control of Zedex and BML, including, without limitation:
(i)	a fall in the spot price of gold below US$400;

(ii)	a need to undertake further geotechnical, geological or metallurgical work;

(iii)	a failure to obtain government approvals;

(iv)	environmental or landholder difficulties; and

(v)	(if not expressly waived by BML in writing) an event of force majeure (as defined in Clause 27).
19.3	BML, Zedex and Kalimantan Gold shall not be required to effect Partial Withdrawal if:
(a)	BML uses its reasonable endeavours to obtain funding for the relevant Project pursuant to clause 18.1 but is unable to secure funding on terms reasonably acceptable to it;

(b)	A prudent operator taking into account all relevant factors including, without limitation, projected returns, risks and economic or political uncertainties, would be unlikely to proceed with the relevant Project at such time.
19.4	Subject to Clauses 19.2 and 19.3, upon the expiry of the 30-day notice period provided in sub-clause 19.1, BML and Kalimantan Gold shall effect Partial Withdrawal.

20.	Application of Surplus Funds

20.1	Unless otherwise agreed in writing by BML all surplus funds of each of Kalimantan Gold and the Milling Company after (i) payment of expenses (including tax and interest on any loans advanced by BML or a related company of BML) and (ii) other third party commitments (including repayment to third party financiers in accordance with agreed repayment schedules) and (iii) retention of such funds as the board of Kalimantan Gold or the Milling Company (as relevant) may deem required for exploration, development and construction costs, shall be applied as follows:
(a)	Firstly, by distribution of 15% of surplus funds available for distribution to holders of ordinary shares in the manner contemplated in Schedule C;

(b)	Secondly, in payment of the principal amount of any loans advanced by BML or a related company of BML to Kalimantan Gold or the Milling Company;

(c)	Thirdly, in payment of dividends on the preference shares held by BML;

(d)	Fourthly, in redemption of the preference shares issued by Kalimantan Gold or the Milling Company;

(e)	Finally, as further distributions to holders of ordinary shares in the manner contemplated in Schedule C.
21.	Release Of Tenements / Disposal of Land

21.1	If the board of Kalimantan Gold determines that any part of the Tenements is of insufficient geological value to warrant further exploration thereon it shall within three (3) months after making such determination, relinquish its rights with respect to such area and shall be released from its obligations hereunder in respect of such part of the Tenements consequent upon which Gladioli shall be free to deal with such part of the Tenements as it deems fit whether by itself or in conjunction with any other party or parties.

21.2	Any such relinquishment and release shall be accomplished by Kalimantan Gold giving notice thereof in writing to Gladioli identifying the area in respect of which such notice is given and discharging any caveats thereon. Thereafter, the relevant area which has been released shall no longer be regarded as a Tenement under this Agreement and beneficial interest in such area shall revert to the relevant Gladioli Company. Kalimantan Gold shall approve, sign and file such documents as are required to remove the relinquished area from the ambit of the Powers of Attorney.

21.3	In the event that the whole of the Exploration Area has been relinquished hereunder without development of a Project on any part thereof, BML shall immediately effect Withdrawal.

21.4	The Gladioli Companies and the Gladioli Shareholders shall indemnify each of BML, Kalimantan Gold and the Milling Company from and against all costs, liabilities (including Environmental Liabilities), expenses, demands and losses that they may suffer or incur in connection with any area relinquished or released pursuant to this clause 21 from the date on which written notice of such relinquishment or release is given to Gladioli.

22.	Miscellaneous

22.1	The parties shall do everything necessary to maintain and protect the Tenements in good standing in terms of the Act after Completion including the securing of any necessary labour exemptions and the payment of rents, rates and other assessments levied under the Act or by a municipal authority, and all parties shall assist in all respects and execute any documents necessary to effect the purposes of this sub-clause.

22.2	Each party covenants in favour of each of the other parties (severally) that it shall not do or omit to do anything knowingly whereby the right or interest of the Gladioli Companies to keep the Tenements registered in their name may be lost, forfeited, surrendered, suspended or otherwise prejudiced.

22.3	Each party covenants in favour of each of the other parties (severally) that it shall not do or permit to be done by any other person any act, matter or thing which is within its reasonable control which might imperil or endanger the title to the Tenements.

22.4	The provisions of Schedule B apply in respect of the management of Kalimantan Gold and the Milling Company.

22.5	Kalimantan Gold will necessarily from time to time require the service and expertise of Gladioli’s Chief Geologist and General Manager for exploration and development,

government liaisons, goodwill activities, beyond the normal scope of obligations and the duties of Gladioli to Kalimantan Gold. In recognition of such technical and managerial involvement Kalimantan Gold shall pay Gladioli RM15,000 (Ringgit Fifteen Thousand only) monthly, commencing one month after Completion. Such monthly fee shall be reviewed by BML and Gladioli quarterly from the Completion Date and the monthly fee agreed by BML and Gladioli at such quarterly review shall be the monthly fee payable during the quarter following such review.

23.	Operations

23.1	Kalimantan Gold and, from its incorporation, the Milling Company shall (and Gladioli and BML shall procure that Kalimantan Gold and, from its incorporation, the Milling Company (where relevant), shall):
(a)	perform its obligations and conduct its operations in a good, workmanlike and commercially reasonable manner and in accordance with good exploration, mining, engineering, processing, milling, procurement and purchasing methods and practices and with the standard of diligence and care normally exercised by qualified persons in the performance of comparable work;

(b)	maintain true and correct books, accounts and records of its operations and upon reasonable notice permit the examination and auditing and copying thereof by Gladioli and BML at their expense;

(c)	where reasonably practicable, furnish all submissions and applications to any governmental departments in respect of the Tenements to Gladioli for review and comment;

(d)	comply with all statutes, regulations and other laws and the requirements of any government department or inspector having jurisdiction concerning the Tenements and the work involved in Exploration or operation of a Project;

(e)	make all regulatory filings by the dates prescribed by the relevant laws or regulations;

(f)	maintain all necessary insurances in respect of workers’ compensation, general public liability, common law risks and such other risks as are usual or as it shall consider desirable for the protection of its assets and the parties hereto;

(g)	disclose immediately to Gladioli and BML any significant discovery of mineralisation and provide it with a report thereon;

(h)	keep all documents, plans, samples and correspondence in good order;

(i)	at all times upon reasonable notice, provide the other parties with such further information as may be reasonably required by them including but not limited to full details and results of Exploration Expenditure and the operation of a Project and such information as may be necessary to comply with any Stock Exchange reporting obligations.

24.	Warranty of Authority to Act

24.1	Each party represents and warrants to the others that:
(a)	it has full power and authority to enter into and perform this Agreement and all the transactions contemplated herein, and that all corporate and other actions required to authorise it to enter into and perform this Agreement and all transactions contemplated herein have been or will be properly taken;

(b)	entry into or performance of this Agreement does not violate any other contractual, legal or other obligations of it;

(c)	this Agreement when signed will have been duly executed by it and shall be valid and binding on it in accordance with its terms.
25.	Training by BML

25.1	For so long as BML holds a majority interest in Kalimantan Gold and (from its incorporation) the Milling Company BML shall use its best endeavours to train local professional staff and technicians while transferring technology know-how to Kalimantan Gold and the Milling Company to keep the cost of operation as low as reasonably practicable. All such technology know-how shall remain the sole property of BML and shall only be used by Kalimantan Gold and, if relevant, the Milling Company for the purpose of a Project. Kalimantan Gold and the Milling Company shall cease to use any such know-how (and shall return to BML all written and other records of such know-how) upon Withdrawal by BML.

26.	No Partnership

26.1	It is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership relationship between the parties hereto. The provisions of this Agreement and the rights, duties, obligations and liabilities of the parties created and existing hereunder pertain exclusively to the subject matter of this Agreement and to no other property or interest of the parties.

27.	Force Majeure

27.1	Notwithstanding anything herein contained, if any party is prevented from or interrupted in carrying out any of its obligations hereunder by any event of force majeure (which shall mean any action of Government; war (declared or not); blockade; revolution; terrorist attack; insurrection; mobilisation; strike; lockout; civil commotion; riot; act of God; act of enemies of Malaysia or Australia or New Zealand or Canada; plague or other epidemics; fire; flood or any other cause or causes beyond the reasonable control of the party whether of the kind enumerated above or otherwise), the party so affected may postpone its performance hereunder during the continuance of such prevention, delay or interruption to the extent that such prevention, delay or interruption affects such performance by giving notice to the other parties of the occurrence of such event within two (2) weeks of its occurrence. The giving of such notice shall operate to extend all time limits expressed in this

Agreement by the duration of the event of force majeure. Written notice of the conclusion of each such event shall be given forthwith.

28.	Confidentiality

28.1	The parties agree that all information, records, reports and other data as to the results of Exploration, a Project, analysis, studies and operations hereunder and the Bau Project and the joint venture shall be deemed confidential and shall not be divulged to other persons or companies not a party to nor related to a party to this Agreement except as may be required by law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which the party is subject wherever situated provided that the provisions of this clause shall not prevent BML or a related company of BML from making any announcement to shareholders, the press, or a recognised stock exchange announcement, consistent with normal practice or stock exchange rules concerning the progressive results of Exploration, studies made under or pursuant to this Agreement and the operation of any Project. BML shall, where reasonably practicable, give Gladioli 48 hours prior notice of any announcement containing politically, socially or economically sensitive information and shall take into consideration comments made by Gladioli on the same. Provided that this clause shall not apply to:
(a)	Gladioli in the event of Withdrawal;

(b)	BML two years after the date of Withdrawal;

(c)	disclosure by Kalimantan Gold or BML of any such data, reports or information to banks or other prospective funding providers in connection with seeking funding for a Project;

(d)	an employee of the disclosing party participating in the project and then only to the extent necessary for such person to carry out his/her duties;

(e)	independent consultants and contractors to the parties whose duties and relations to Kalimantan Gold, the Milling Company or the joint venture reasonably require such disclosure;

(f)	independent advisers engaged by a party for the purpose only of enabling such advisers to give appropriate advice to the party in respect of matters arising under this Agreement or any agreement contemplated under this Agreement;

(g)	any prospective purchaser or transferee or assignee of the whole or part of any interest of BML or Gladioli in Kalimantan Gold, the Milling Company and the joint venture and any advisers retained by such prospective purchaser, transferee or assignee, subject to each of such persons entering into a confidentiality agreement reasonably acceptable to both Gladioli and BML.
28.2	In making a disclosure or announcement no party shall attribute any statement to another party without the consent in writing of the relevant party.

29.	Governing Law

29.1	The Agreement shall be governed by and construed in accordance with the laws of Malaysia.

30.	Arbitration

30.1	If any controversy, claim or dispute arises out of or in relation to this Agreement (including any question regarding the existence, validity or termination of this Agreement) or with respect to any breach thereof, the parties hereto shall seek to solve the matter amicably through discussions between the parties. Only if the parties hereto fail to resolve such controversy, claim, dispute or breach within sixty (60) days by amicable arrangement and compromise, any party may seek arbitration.

31.	Place And Mode Of Arbitration

31.1	Any such controversy, claim or dispute shall be finally settled by arbitration in Singapore.
(a)	The arbitration shall be conducted before three arbitrators in accordance with the UNCITRAL Arbitration Rules then in effect. BML shall nominate one arbitrator and Gladioli shall nominate a second arbitrator within thirty (30) days of the notification of the request for arbitration by the aggrieved party. The two nominated arbitrators shall decide upon the third arbitrator within thirty (30) days of the appointment by BML or Gladioli of the second-in-time arbitrator.

(b)	The proceedings shall be conducted in English, and all arbitrators shall be conversant with and have a thorough command of the English language and be familiar with the operation of joint venture companies and the mining and metallurgy industry.

(c)	The parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

(d)	Each party shall bear the costs of the arbitrator appointed by it and the parties shall share the costs of the third arbitrator and the other costs of the arbitration.
32.	Parties To Cooperate

32.1	The parties hereto shall respectively lend all the co-operation necessary for successful Exploration and to enable the development of a Project and shall do or cause to be done all acts and things to execute and deliver all documents necessary or advisable to carry out the intent of this Agreement and shall be just and faithfully one to the other and will not do or omit to be done anything whereby the interests of the undertaking as a whole are prejudiced. Each of the parties hereto will execute and do and take such steps as for the time being lie within its powers to procure that Kalimantan Gold, the Milling Company and all parties referred to in this Agreement shall do, perform, comply with all such acts and things contemplated under this Agreement and execute all documents, deeds, release or assurances so that full effect may be given to this Agreement.

33.	Costs

33.1	Each party shall bear its own costs (including solicitors’ costs) in relation to the preparation and execution of this Agreement.

33.2	The stamp duty payable on the transfer(s) of shares from BML to Gladioli or its nominee pursuant to Clauses 34.1 and 41.2 shall be borne by Gladioli.

34.	Final Cessation Of Operations

34.1	On the final cessation of operations in respect of the last Exploration and Project, and following distribution of all surplus cash to Gladioli and BML in accordance with this Agreement, BML shall if so required by Gladioli, transfer to Gladioli or its nominee all BML’s shareholdings in Kalimantan Gold and the Milling Company for a consideration equal to its share of the net assets of those companies.

34.2	BML shall execute and lodge with the solicitors to Kalimantan Gold a power of attorney appointing Gladioli as BML’s attorney to do all acts and things as may reasonably be required in connection with the winding up of Kalimantan Gold upon a Withdrawal. The solicitors to Kalimantan Gold will be authorised to release such power of attorney to Gladioli if BML fails to comply with its obligations under this Agreement in connection with a Withdrawal and does not rectify such failure within 3 months of receipt of a written notice from Gladioli requesting it to remedy such failure. Zedex shall furnish Gladioli a copy of the executed said power of attorney with the format pre-agreed by Gladioli on Completion Date. The original copy of the said power of attorney shall be enclosed in an envelope sealed and addressed to and deposited with the Solicitors of Kalimantan Gold.

35.	Notices

35.1	All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications required or permitted to be given under this Agreement shall be in writing and may be addressed to a party at the address set forth in Clause 35.2 or to such other address as that party may have substituted therefore by notice in writing to the other parties, and shall be either delivered personally or sent by facsimile transmission or by airmail, postage prepaid, and shall be deemed to have been made or given in the case of hand delivery, upon delivery, in the case of facsimile transmission, upon successful transmission and in the case of airmail, on the seventh day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender by facsimile transmission acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it sought. If the sender elects to serve any notice or information by airmail it shall notify the receiver of that fact by facsimile at the time of mailing.

35.2	The addresses of the parties hereto shall, until substituted in accordance with Clause 35.1 be as follows:

Each of the Gladioli Shareholders	Level 2
and the Gladioli Companies	Lots 9 and 10, Block H,
Taman Sri Sarawak, Jalan Borneo, 93100
Kuching
Sarawak, Malaysia
Ph: +82 422 959
Fax: +82 420 959

BML and Zedex Minerals Limited	Level 2
Claymore House, 63 Fort Street, Auckland,
New Zealand
Ph: +64 9 379 8787
Fax: +64 9 379 8788

Kalimantan Gold	Level 2
Lots 9 and 10, Block H,
Taman Sri Sarawak, Jalan Borneo, 93100
Kuching
Sarawak, Malaysia
Ph: +82 422 959
Fax: +82 420 959

With a copy to Zedex at the address above (or such other address as Zedex may specify from time to time).
36.	Assignment and Delegation

36.1	Unless all other parties hereto consent in writing, a party may only assign its rights and obligations hereunder as permitted by this Agreement or in conjunction with a transfer of its shares in Kalimantan Gold and the Milling Company as permitted under Schedule C and clauses 37 and 38.

36.2	Gladioli and BML shall procure that Kalimantan Gold and, from its incorporation, the Milling Company shall not, without the prior consent in writing of Gladioli and BML delegate all or any part of its obligations or duties under this Agreement, except as authorised hereby.

37.	Preemptive Rights

37.1	In order to give further substance to the pre-emptive rights clauses of Schedule C hereto, the parties confirm that any dealing (other than between related companies as permitted by Schedule C) in the shares of a corporate shareholder of Kalimantan Gold or the Milling Company (any dealing of the nature referred to being hereinafter referred to as an “external dealing”) shall be subject to the same constraints as are imposed by those clauses on dealings in the shares of those companies and accordingly before an external dealing is undertaken, the shares which are the subject thereof shall first be offered to the other shareholder or shareholders of Kalimantan Gold or the Milling Company on no less favourable terms than are proposed in respect of the external dealing, and, if accepted by the offeree, thereafter transferred to it.

37.2	The provisions of the pre-emptive rights clauses as to time period, valuations and otherwise shall mutatis mutandis, apply in respect of any such offer.

37.3	Each party will ensure that any existing pre-emptive rights provisions affecting the shares or any such corporate shareholder, whether contained in its articles of association or otherwise, are modified appropriately to as to reflect the above intention.

37.4	Provided always that the provisions hereof shall not apply:
(a)	where the subject shares are transferred for the purpose of complying with the requirement of the National Economic Policy of Malaysia or equivalent official policy of the government of Malaysia for the time being;

(b)	to any dealings in shares in BML or Zedex Minerals Limited.
38.	Sale/Transfer of Shares

38.1	Neither Gladioli nor BML shall, without the prior written approval of the other, sell (or agree to sell) any of its shares in Kalimantan Gold or in the Milling Company unless the prospective purchaser thereof makes an offer to purchase all of Gladioli’s and BML’s shares in Kalimantan Gold and in the Milling Company on identical terms and conditions. However if the price or the terms and conditions offered for the shares are not acceptable to either of those parties, then the offer from the prospective purchaser cannot be accepted until the pre-emptive rights provisions of the articles of Kalimantan Gold and the Milling Company (if it is then in existence) have been complied with.

38.2	Notwithstanding anything else in this Agreement or the memorandum of articles of association of Kalimantan Gold, Gladioli shall not, without the prior written consent of BML, sell, transfer or otherwise dispose of its legal or beneficial interest in its shares in Kalimantan Gold or, from its incorporation, the Milling Company to any person if, following such sale, transfer or disposal, Kalimantan Gold or the Milling Company (as relevant) will cease to comply with the minimum Bumiputera shareholding requirements as set out in the FIC guidelines or the conditions to the FIC consent(s).

38.3	Notwithstanding any other provision of this Agreement, if any person(s) who in aggregate hold more than 50% of the issued ordinary shares in Kalimantan Gold or the Milling Company wish to sell all of their shares in such company to an unrelated third party transferee willing to purchase all of the shares in such company, then the remaining shareholder(s) shall, at the request of the proposing shareholder(s), sell all their shares in such company to such third party if:
(a)	the price and terms of sale are identical for all shares to be sold and that price is to be satisfied by cash and/or listed securities; and

(b)	the sale is on arms-length terms.

Any request made under this Clause 38.3 shall be in writing and shall specify the identify of the proposed transferee, the material terms of the offer, and the completion date.

38.4	The parties to this Agreement shall do all things reasonably required to ensure that Kalimantan Gold and the Milling Company (as relevant) continue to enjoy the rights afforded to them under or pursuant to this Agreement following the transfer of the shares in Kalimantan Gold and/or the Milling Company (as relevant) pursuant to Clause 38.3.

39.	Deed Of Assumption

39.1	Neither BML nor Gladioli shall assign, transfer or otherwise dispose of all or any part of their shareholding from time to time in either Kalimantan Gold or the Milling Company or all or any part of their interest under this Agreement unless they first procure the execution of the transferee, assignee or disponee` of a deed binding on such party in a form acceptable to the other parties hereto (acting reasonably) whereby the transferee, assignee or disponee covenants and undertakes to be bound by and observe and perform the covenants on the part of the assignor, transferor or disponor to the extent of the shareholding or interest acquired.

40.	Gladioli Quarry Areas

40.1	The areas where the Gladioli Companies have been working on production of limestone, marbles, lime powder, overburden and calcium carbonates and other industrial minerals except gold shall be subject to clauses 40.2 and 40.3.

40.2	Exploration and mining of gold and related activities (together “Gold Mining Activities”) by or on behalf of Kalimantan Gold or the Milling Company on the Tenements is to take precedence over all other activities on the Tenements. The Gladioli Companies may undertake other mining activities in the areas referred to in clause 40.1 provided that such activities do not prevent or obstruct the Gold Mining Activities. If Kalimantan Gold or the Milling Company decides to explore and mine or utilise any area for Gold Mining Activities, the Gladioli Companies shall cease all other activities on such area provided always that Kalimantan Gold or the Milling Company (as relevant) shall use all reasonable endeavours to minimise disruption to any pre-existing activities in the subject areas and shall use all reasonable endeavours to undertake, as far as possible, a complementary mining scheme with the quarry operators’ quarrying scheme.

40.3	If Kalimantan Gold reasonably believes that there are commercially viable gold deposits within an area outside the Exploration Area in which a Gladioli Shareholder, a Gladioli Company, or a Related Company of a Gladioli Company undertakes quarrying operations for the production of limestone, marbles, lime powder, overburden, calcium carbonates, or other industrial minerals, the Gladioli Companies and Gladioli Shareholders agree to (and shall procure that any relevant third party shall) act in a co-operative manner to allow Kalimantan Gold to apply for and obtain an exploration licence to explore for gold and other precious minerals in such area and, if a Development Decision is made by Kalimantan Gold in respect of such area, to obtain a mining lease to mine for gold and other precious minerals in such area. If the operations of Kalimantan Gold will impact on the relevant quarrying operations then Kalimantan Gold and the relevant Gladioli Company shall negotiate in good faith to agree an appropriate amount by which the Gladioli Company should be compensated for the adverse impact on the quarrying operations. The provisions of Clause 40.2 shall apply in respect of any such area the subject of this Clause.

41.	Default

41.1	Upon the happening of a Default Event, and throughout the period during which the circumstances which gave rise to the Default Event remain unremedied:
(a)	the Defaulting Shareholder shall not be entitled to exercise any power, right or privilege in respect of its shares in Kalimantan Gold and the Milling Company, including (without limitation) any right or power to vote or any right or power to appoint, remove or replace directors PROVIDED THAT nothing in this clause shall affect any entitlement of the Defaulting Shareholder to be paid any dividend declared in respect of its shares in such companies;

(b)	any director or chairman appointed by the Defaulting Shareholder shall not be entitled to exercise any right or power to vote at meetings of the board of directors of Kalimantan Gold or the Milling Company; and

(c)	unless otherwise required by applicable laws, all shareholder and board decisions may be made by the Non-Defaulting Shareholder (or the directors appointed by the Non-Defaulting Shareholder) notwithstanding anything to the contrary specified in this Agreement or the constitution of the relevant Company;
provided the Non-Defaulting Shareholder shall not be entitled to declare or pay a dividend, redeem any redeemable preference shares or otherwise act in such a manner which fundamentally alters the shareholding structure contemplated by this Agreement.

41.2	Upon the expiry of 30 days immediately following the happening of a Default Event, if the circumstances which gave rise to the Default Event remain unremedied and BML is the Non-Defaulting Shareholder, BML can (but is not obliged to) require Gladioli to purchase BML’s shares in Kalimantan Gold and (if it has been incorporated) the Milling Company for 130% of their market value as agreed between the parties and, if no agreement as to the market value of the shares is reached within 30 days of BML making such request, the market value will be determined by an international accounting firm nominated by BML. The interest of BML in Kalimantan Gold and, if incorporated, the Milling Company, shall be valued on a going concern basis and on the basis that they will continue to enjoy the full rights to their assets and the Tenements (and the assets and Tenements made available to such companies pursuant to this Agreement or otherwise made available immediately prior to the Default Event) for a minimum period of 20 years from the Default Event whether or not such is or is likely to be the case. For the avoidance of doubt, Gladioli shall purchase BML’s shares in Kalimantan Gold and (if it has been incorporated) the Milling Company for 130% of their market value as determined by the nominated international accounting firm on the foregoing basis. The parties shall do everything within their powers to effect the transfer of shares to Gladioli pursuant to this clause 41.2 and Gladioli shall pay to BML the agreed or determined consideration (plus all loans and other amounts payable by Gladioli to BML) as soon as BML executes the necessary transfer documentation notwithstanding that a third party approval may be required in order to effect such transfer of shares.

41.3	The rights contained in this clause 41 shall be without prejudice to any other rights a party may have in respect of a breach of this Agreement.

42.	Counterparts

42.1	This Agreement may be executed in one or more counterparts and by facsimile. Each counterpart (including facsimile counterparts) shall be deemed an original, and all counterparts together shall constitute one and the same Agreement.

43.	Partial Invalidity

43.1	If any provision of this Agreement or its application to any party or circumstance is or becomes invalid, or is held to be illegal or unenforceable to any extent, the remainder of this Agreement and its application will not be affected and will remain enforceable to the greatest extent permitted by law.

44.	Specific Performance

44.1	BML shall be entitled to obtain an order for specific performance against any other party to this Agreement defaulting in the performance of its respective obligations under this Agreement. It is hereby expressly agreed that where the remedy of specific performance is sought, an alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any party’s default in the performance of the terms and conditions herein.

45.	Other Business Opportunities

45.1	Except as provided in Clause 40 and as otherwise expressly provided in this Agreement, each party will have the right to independently engage in, and receive full benefits from, business activities, whether or not competitive with the operations of Kalimantan Gold and the Milling Company, without consulting the other parties.

46.	Entire Agreement

46.1	This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supercedes the Heads of Agreement between Zedex Minerals Limited and Gladioli dated 26 June 2006.
IN WITNESS whereof the Parties hereto have set their hands and seals in order to give effect to this Agreement.

THE COMMON SEAL of GLADIOLI	)
ENTERPRISES SDN BHD	)
(Company No. 89270-K) was hereunto	)
affixed by authority of its Board of	)
directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of BUKIT	)
LINTANG ENTERPRISES SDN BHD	)
(Company No. 91725-H) was hereunto	)
affixed by authority of its	)
board of Directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of CARINO	)
SDN BHD (Company No. 100173-V))
was hereunto affixed by	)
authority of its board of Directors	)
in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of PRIORITY	)
TRADING SDN BHD	)
(Company No. 89740-K) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of BUROI	)
MINING SDN BHD	)
(Company No. 35548-U) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of GUNONG	)
WANG MINING SDN BHD	)
(Company No. 72530-H) was hereunto	)
affixed by authority of its board of	)
Directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

THE COMMON SEAL of BUKIT	)
YOUNG GOLDMINE SDN BHD	)
(Company No.41863-X) was hereunto	)
affixed by authority of its board of Directors in the presence of:	) )

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

SIGNED on behalf of BAU MINING LIMITED
by two Directors:

/s/ Paul F. Seton	/s/ John Seton

Director	Director/Secretary
Name (printed): PAUL F. SETON	Name (printed): JOHN SETON

SIGNED on behalf of ZEDEX MINERALS LIMITED
by two Directors:

/s/ Paul F. Seton	/s/ John Seton

Director	Director/Secretary
Name (printed): PAUL F. SETON	Name (printed): JOHN SETON

SIGNED, SEALED and DELIVERED by	)
ALEXANDER LING LEE SOON	)
in the presence of:	)

/s/ Edmund Sun Kay Huat		/s/ Ling Lee Soon

Witness
Name (printed): EDMUND SUN KAY HUAT

SIGNED, by JOHN BIN JAIS @ JAE by	)
his attorney ALEXANDER LING LEE	)
SOON in the presence of:	)

/s/ Edmund Sun Kay Huat		/s/ Ling Lee Soon

Witness
Name (printed): EDMUND SUN KAY HUAT

SIGNED, by RICHARD HOU HEE	)
PHAT by his attorney ALEXANDER	)
LING LEE SOON in the presence of:	)

/s/ Edmund Sun Kay Huat		/s/ Ling Lee Soon

Witness
Name (printed): EDMUND SUN KAY HUAT

THE COMMON SEAL of NATURAL	)
KALIMANTAN GOLD SDN BHD	)
(Company No. 666174-A))
was hereunto affixed by authority of its	)
board of Directors in the presence of:	)

/s/ Tan Leng Choo @ Tan Ying Tong		/s/ Ling Lee Soon

Director		Director/Secretary
Name (printed): TAN LENG CHOO @ TAN YING TONG		Name (printed): LING LEE SOON

SCHEDULE A
List of Tenements
PART A : MINING LEASES (MLs) GRANTED (MAP B & MAP C)

COMPANY	ML No.	AREA (Ha)	MINERALS TO MINE	EXPIRY DATE	REMARKS
Bukit Lintang Enterprises Sdn. Bhd.	ML 102	41.7	Gold	11/06/2025	Renewal granted on 07/07/2004.
Priority Trading Sdn. Bhd.	ML 108	139.6	Antimony/Silver/Gold//Calcium	18/01/2023	Renewal granted on 04/08/2004.
Bukit Lintang Enterprises Sdn. Bhd.	ML 109	12.735	Antimony/Gold	11/06/2025	Renewal granted on 07/07/2004.
Carino Sdn. Bhd.	ML 115	49.4	Gold	04/03/2024	Renewal granted on 21/07/2004.
Gladioli Enterprises Sdn. Bhd.	ML 117	52.1	Antimony/Silver/Gold/Calcium	09/01/2025	Renewal granted on 09/08/2004.
Gladioli Enterprises Sdn. Bhd.	ML 119	5.281	Antimony/Silver/Gold/Calcium	23/05/2025	Renewal granted on 09/08/2004.
Bukit Lintang Enterprises Sdn. Bhd.	ML 121	33.80	Antimony/Gold	11/06/2025	Renewal granted on 07/07/2004.
Bukit Lintang Enterprises Sdn. Bhd.	ML 122	49.0934	Antimony/Gold	22/05/2025	Renewal granted on 07/07/2004.
Priority Trading Sdn. Bhd.	ML 123	2.6	Antimony/Gold	22/06/2024	Renewal granted on 04/08/2004.
Buroi Mining Sdn. Bhd.	ML 125	409.5	Antimony/Silver/Gold/Calcium	19/11/2025	Renewal granted on 21/07/2004.
	Total Area (Ha)	795.8094
MINING LEASE (ML) UNDER RENEWAL APPLICATION (MAP C)

COMPANY	LICENSE NO.	AREA (Ha)	MINERALS TO MINE	DATE ISSUED	REMARKS
Gunong Wang Mining Sdn. Bhd.	ML 101	67.18	Gold/Antimony	31/10/1999	Under Renewal Application.
	Total Area (Ha)	67.18

PART B : MINING CERTIFICATES (MCs) GRANTED (MAP B & MAP D)

COMPANY	LICENSE NO.	AREA (Ha)	MINERALS TO MINE	DATE ISSUED	REMARKS
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/1/1987	194	Antimony/Silver/Gold/Mercury	12/01/1987	Granted
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987	82	Antimony/Silver/Gold	13/07/1987	Granted
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/2/1987	3,237	Antimony/Silver/Gold	13/07/1987	Granted
Gladioli Enterprises Sdn. Bhd.	MC No. 1D/3/1987	7,240	Antimony/Silver/Gold	01/08/1987	Granted
Gladioli Enterprises Sdn. Bhd.	MC No. KD/01/1994	1,694.86	Antimony/Silver/Gold	27/10/1994	Granted
Gladioli Enterprises Sdn. Bhd.	MC No. SD/1/1987	1,379	Antimony/Silver/Gold	13/07/1987	Granted
	Total Area (Ha)	13,826.86
PART C: EXCLUSIVE PROSPECTING LICENSES (EPLS) & GENERAL PROSPECTING LICENSES (GPLs) UNDER RENEWAL APPLICATION) (MAP B & MAP D)

COMPANY	LICENSE NO.	AREA (Ha)	MINERALS TO MINE	DATE ISSUED	REMARKS
Gladioli Enterprises Sdn. Bhd.	EPL Lot 1	7,163	Gold/Silver/Mercury/ Calcium	12/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 2	1,210	Gold/Silver/Mercury/ Calcium	13/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3a	1,038	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3b	3,817	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 4	3,498	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5A]	1,817	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5B (1)]	1,887	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 338 [Lot 6]	1,247	Gold/Silver/Antimony/Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 339 [Lot 9]	1,710	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 340 [Lot 7]	927	Gold, Metals, Minerals and Mineral oils	27/09/1996	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 a	2,800	Metal/Mineral	26/08/1992	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	GPL No. 3/1992 b	5,700	Metal/Mineral	26/08/1992	Under Renewal Application.

COMPANY	LICENSE NO.	AREA (Ha)	MINERALS TO MINE	DATE ISSUED	REMARKS
Gladioli Enterprises Sdn. Bhd.	GPL No. 4/1992	4,061	Metal/Mineral	26/08/1992	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	GPL No. 7/1995	17,028	Metal/Mineral	10/11/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	GPL 4/1996	986.80	Metal/Mineral	15/11/1996	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	GPL 39/1997	11,525	Metal/Mineral	22/08/1997	Under Renewal Application.
	Total Area (Ha)	66,414.80
EXCLUSIVE PROSPECTING LICENSE (EPL) UNDER APPLICATION (MAP D)

COMPANY	LICENSE NO.	AREA (Ha)	MINERALS TO MINE	DATE ISSUED	REMARKS
Gladioli Enterprises Sdn. Bhd.	EPL Lot 8	2,000	n.a.	n.a.	Under Application
	Total Area (Ha)	2,000
GENERAL PROSPECTING LICENSE (GPL) UNDER NEW APPLICATION (MAP E)
Company: Gladioli Enterprises Sdn Bhd
Tenement (Project) Name: Gunong Rawan
Tenement No.: SB1-SB6
Total Area Applied (Ha): 77,500
Application Date: Applied 27/03/1997
Current Status: Not yet granted

SCHEDULE A
MAP A
Location map showing the outlines of the Bau and Serian (Block C) tenements, Sarawak, Malaysia

MAP B

EPL 340
EPL 312-315 (LOT IV)
MC KD/01/1994
EPL 338 (LOT II)
ML 125
EPL 4/1996
MC ID/3/87
EPL 337 (LOT 5A)
EPL 306-311 (LOT III)
EPL 316-325 (LOT I)
EPL 306-311 (LOT III)
BYG GROUP
BAU TENEMENT LOCATION MAP

Bau tenement location map showing MLs and MCs (shaded in green) and EPLs and GPLs (shaded in purple)

MAP C
Bau Mining Leases (MLs shaded in green, MCs shaded in blue)

MAP D

415000 mE
420000 mE
425000 mE
430000 mE
435000 mE
440000 mE
445000 mE
150000 mN
145000 mN
140000 mN
135000 mN
130000 mN
125000 mN
120000 mN
Kpg. Endap
Siburan Town
Kpg. Mambong
Kpg. Git
Kpg. Bawang
Kpg. Giam
Kpg. Staang
Kpg. Beratok
Kpg. Benuk
GPL 7/1995
Tapah Town
Kpg. Semadang
Kpg. Danau
Kpg. Karu
GPL 4/1992
Kpg. Simpok
EPL 339 (Lot 9)
Kpg. Bengoh
Kpg. Bayur
GPL 3/1992 (a)
EPL 337 [Lot 5B(I)]
Teng Bukap Bazaar
EPL Lot1 (326-329)
MC1D/1/87
Padawan Town
MCSD/1/87
EPL Lot 8
Kpg. Tubeh
Kpg. Pichin
MCSD/1/87
GPL 3/1992 (b)
Tebedu Town
LEGEND
BYG SERVICES SDN BHD
BLOCK 'C' TENEMENTS
Tenement Location Map

Serian (Block C) tenements (MCs shaded in green, EPLs and GPLs shaded in blue)

GLADIOLI ENTERPRISES SDN. BHD.

MAP SHOWING AREA (G. RAWAN BLOCK) UNDER GPL APPLICATION

0 10 20 30 40 50 60 70 KM.
Scale 1: 500,000
INDEX MAP
SCALE 1:10,000,000
AREA DESCRIBED
SABAH
BRUNEI
SARAWAK
MALAYSIA
KALIMANTAN
LAUT SULAWESI
BAHAGIAN KUCHING
LUNDU
KUCHING
KOTA SAMARAHAN
SAMARAHAN
BAHAGIAN SAMARAHAN
SIMUNJAN
SERIAN
PANTU
SRI AMAN
MALUDAM
POSA
LUPAR
MUARA TEBAS
SB-1
SB-2
SB-3
SB-4
SB-5
C14
C16
C17
C10
KALIMANTAN
(INDONESIA)
109° 40' T.
110° 00' TIMUR
30'
1°00'
2°00'
MAP 1

G. RAWAN BLOCK

SUB BLOCK NO.	AREA (km²)	CORNER NO.	NORTHING (LATITUDE)	EASTING (LONGITUDE)
SB-1	149.50	C1	[illegible]	[illegible]
		C2	[illegible]	[illegible]
		C3	[illegible]	[illegible]
		C4	[illegible]	[illegible]
		C14	[illegible]	[illegible]
		C15	[illegible]	[illegible]
		C16	[illegible]	[illegible]
SB-2	128.00	C5	[illegible]	[illegible]
		C14	[illegible]	[illegible]
		C6	[illegible]	[illegible]
		C13	[illegible]	[illegible]
SB-3	148.00	C6	[illegible]	[illegible]
		C13	[illegible]	[illegible]
		C8	[illegible]	[illegible]
		C11	[illegible]	[illegible]
SB-4	128.00	C8	[illegible]	[illegible]
		C11	[illegible]	[illegible]
		C7	[illegible]	[illegible]
		C9	[illegible]	[illegible]
		C9	[illegible]	[illegible]
		C10	[illegible]	[illegible]
SB-4	147.00	C16	[illegible]	[illegible]
		C12	[illegible]	[illegible]
		C17	[illegible]	[illegible]
SB-5	125.00	C12	[illegible]	[illegible]
		C17	[illegible]	[illegible]
		C18	[illegible]	[illegible]

Map E: Gunung Rawan Block (new GPL application) in Serian District

SCHEDULE B
Management
1.	BML as Manager

1.1	BML is hereby appointed as the Manager with overall responsibility to manage and carry out the operations of Kalimantan Gold and (from its incorporation) the Milling Company). BML hereby agrees to serve as Manager until it resigns as provided in Section 4.1. The board of each Company may appoint a replacement Manager on one month’s notice in writing to BML.

2.	Powers and Duties of Manager

2.1	Subject to the terms and provisions of this Agreement, the Manager will have the following powers and duties, which will be discharged in accordance with approved Exploration Programmes and Project Programmes and under the general guidance of the board of directors of the Company:
(a)	the Manager will manage, direct and control operations of the Company;

(b)	the Manager will implement the decisions of the board of directors of the Company and will make all expenditures on behalf of the Company necessary to carry out the approved Exploration Programmes and Project Programmes, and will promptly advise the board of the Company if it lacks sufficient funds to carry out operations;

(c)	the Manager will,
(i)	purchase or otherwise acquire, for and on behalf of the Company, all material, supplies, equipment, water, utility and transportation services required for its operations in accordance with an approved budget. Expenditure which is more than 10% above the budgeted expenditure and which exceeds RM10,000 (Malaysian Ringgit Ten Thousand) requires the prior approval of two of the board of directors of Kalimantan Gold; and

(ii)	obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;
(d)	the Manager will conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager;

(e)	the Manager will make or arrange for all payments on behalf of each Company including, without limitation, all licence fees and rentals, all taxes, assessments and other like charges;

(f)	if authorised by the board of the Company, the Manager will have the right, acting on behalf of the Company, to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, inequitable or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager will be required to pay them;
(g)	the Manager will:
(i)	apply for all necessary permits, licenses and approvals on behalf and in the name of the relevant Company,

(ii)	comply with applicable laws and regulations in all material respects,

(iii)	promptly notify the board of the Company of any allegations of any material violation of applicable laws and regulations, and

(iv)	prepare and file, on behalf of the Company, all reports and notices required under applicable laws and regulations.
The Manager will not be in breach of this provision if a violation has occurred and the Manager in a timely fashion takes such steps as might be available to remedy the violation or to prevent its recurrence or disposes of the same through payment of fines or penalties imposed in accordance with the law;

(h)	the Manager will prosecute and defend as it considers appropriate, but will not initiate without consent of the board of the Company, all litigation or administrative proceedings arising out of operations of the Company;

(i)	the Manager will obtain and maintain for and on behalf of the Company such insurance, with such limits and deductibles, as would normally be maintained by a reasonably prudent operator in the circumstances, either by way of a separate policy or the extension of coverage under a “blanket” policy maintained by the Manager or an Affiliate of the Manager;

(j)	the Manager may with the prior approval of two of the directors of Kalimantan Gold (including one Gladioli representative), on behalf of the Company, dispose of assets, whether by abandonment, surrender or sale in the ordinary course of business, except that the Tenements may not be sold, transferred or abandoned by the Manager except with the unanimous approval of the board of directors of Kalimantan Gold;

(k)	the Manager will have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

(1)	the Manager will keep and maintain all required accounting and financial records for the Company as required pursuant to Schedule C;

(m)	the Manager will comply with obligations imposed on it under Schedule C and shall otherwise undertake its duties in compliance with the terms of this Agreement so that each party benefits from the rights expressly conferred on it under this Agreement;

(n)	the Manager will undertake all other activities reasonably necessary to fulfil the foregoing.
2.2	The Manager will not be in default of any duty under this section 2 if its failure to perform results from the failure of one or more of the other parties to perform acts or to contribute or pay amounts required of them by this Agreement or if any act or omission of the Manager is done or omitted to be done at the direction or with the concurrence of the board of the relevant Company.

2.3	The Manager has full power and authority to incur all Exploration Expenditure and Development Expenditure on behalf of the Company in accordance with the Exploration Programmes and Project Programmes.

2.4	The Manager has full power and authority to do all of the aforementioned acts and exercise all of its powers on behalf of and in the name of the Company subject to any restrictions which the board of directors of Kalimantan Gold may place on such powers from time to time.

3.	Standard of Care

3.1	The Manager will conduct all operations in a good, workmanlike and efficient manner, in substantial accordance with sound mining and other applicable industry standards and practices, and in substantial accordance with the terms and provisions of the Tenements, leases, licenses, permits, contracts and other agreements pertaining to assets of the Company. The Manager will not be liable to the other parties for breach of this Agreement or any other act or omission, damage or loss unless the same constitutes the Manager’s willful misconduct or gross negligence.

4.	Resignation

4.1	BML may resign as Manager upon one month’s prior notice to the other parties.

5.	Payments to Manager

5.1	Each month, the Manager will charge the Company a sum for each phase of operations as provided below, which will be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the operations, and which will be in lieu of any management fee:
(i)	Exploration Phase — ten percent (10%) of Allowable Costs.

(ii)	Major Construction Phase — two percent (2%) of the Allowable Costs.

(iii)	Mining Phase — three percent (3%) of Allowable Costs.
The term “Allowable Costs” means all Exploration Expenditure and/or Development Expenditure (as relevant) actually incurred, but excluding (1) the administrative charge payable to the Manager; and (2) depreciation, depletion or amortization of tangible assets. The Manager will attribute such Allowable Costs to a particular phase of operations by applying the following guidelines:
(i)	The “Exploration Phase” will cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral. Such phase shall cease when a Development Decision is made in respect of such deposit.

(ii)	The “Major Construction Phase” will cover those activities conducted to access a commercially feasible ore body to extend production of an existing ore body, and to construct or install related fixed assets, and will include all activities involved in the construction of a mine, mill, smelter or other ore processing facilities.

(iii)	The “Mining Phase” will include all other activities not otherwise covered above, including activities conducted after mining operations have ceased.
5.2	The Manager shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred by it in the performance of its duties including, without limitation, reimbursement of all travel and accommodation expenses. Such reimbursement shall be in addition to the administration charge referred to above.

6.	Transactions with Affiliates

6.1	The Manager may engage Affiliates to provide services, supplies, equipment or machinery hereunder, provided that it does so on terms no less favourable than would be obtainable from unrelated persons in arm’s length transactions.

7.	Activities Absent Approved Plan and Budget

7.1	If the board of directors of a Company for any reason fails to adopt an Exploration Programme or Project Programme then, subject to the contrary direction of the relevant board of directors and to the receipt of necessary funds, the Manager will continue operations at levels necessary to maintain and protect the assets and interests of the relevant Company and to comply with all contractual and regulatory obligations related thereto. The parties will be obliged to fund each Company in accordance with this Agreement until a new programme has been adopted. For the purposes of determining the required funding, the last adopted Exploration Programme or Project Programme (as relevant) will be deemed to have been extended.

8.	Independent Contractor

8.1	The Manager is and shall act as an independent contractor and authorized agent of each Company and not as an agent of the Shareholders. The Manager will maintain complete control over its employees and all of its subcontractors with respect to performance of its duties. Nothing contained in this agreement or any subcontract awarded by the Manager will create any contractual relationship between any subcontractor and the other Shareholders. The Manager will have complete control over and supervision of operations and will direct and supervise the same so as to ensure their conformity with this Agreement.

9.	Indemnification of Manager

9.1	Kalimantan Gold will indemnify and save the Manager harmless from and against any and all loss, liability, claim, demand, damage, expense, injury and death (including, without limiting the generality of the foregoing, legal fees) (collectively the “Loss”) resulting from any acts or omissions of the Manager or its operators, employees or agents. The Manager will not be indemnified nor held harmless by Kalimantan Gold for any Loss resulting from the gross negligence or willful misconduct of the Manager or its officers, employees or agents.

SCHEDULE C
1	Board Of Directors

1.1	Except as otherwise required by mandatory provision of the laws of Malaysia and subject to Schedule B, the overall responsibility for the management, direction and control of the Company shall be vested in the board of directors (“Board”).
1.2	(a)	Unless the Shareholders otherwise agree from time to time and subject to paragraph (b) hereof, the holder of the majority of the “A Class” ordinary shares in the Company shall be entitled to appoint two Directors (each director appointed by the holder of the majority of the “A Class” ordinary shares shall hereinafter be called an “A” Director) to the Board and the holder of the majority of the “C Class” ordinary shares shall likewise be entitled to appoint three Directors (each director appointed by the holder of the majority of the “C Class” ordinary shares shall hereinafter be called a “C” Director).
(b)	In the event of a transfer of shares of one of the above-mentioned classes to the holder of the shares of the other class, the shares transferred shall thereupon become and thereafter be designated as shares of that other class. In the event that the “A Class” ordinary shares become the majority of the issued shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three A-Directors while the holder of the majority of the “C Class” ordinary shares shall have the right to appoint two C-Directors. In the event that the “C Class” ordinary shares become the majority of the issued shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three C-Directors to the Board whilst the holder of the majority of the “A Class” ordinary shares shall have the right to appoint two A-Directors to the Board.
1.3	The powers of the Shareholders to appoint Directors hereunder shall include the powers to fix the period of their appointment and to remove a Director so appointed. Whenever a Director for any reason whatsoever ceases to be a Director of the Company, the party which nominated such Director shall be entitled to nominate another Director in his place.

1.4	The right of nomination, determination of period of office or removal of a Director pursuant to this Clause shall be exercised by notice in writing signed by or on behalf of the party entitled to exercise such right. Such notice shall be addressed to the Secretary for the time being of the Company and such nomination, determination or removal shall take effect from the date of receipt of such notice or on the date specified therein, whichever shall be later.

1.5	Any Director may from time to time appoint any person to be an Alternate Director of the Company, and may at any time remove the Alternate Director so appointed by him from office.

1.6	The first Chairman of the Board shall be Paul Seton who is deemed appointed by the holder of the majority of the “A Class” shares. The Chairman shall hold office for one year following which a new Chairman shall be elected by the Directors from time to time on the nomination of the holder of the majority of the “C Class” shares and each year thereafter a new Chairman shall be appointed on the basis of a nomination made by the holder of a majority of the “A Class” shares and the holder of the majority of the “C Class” shares on an alternating basis. The Chairman shall automatically cease to hold such office if he ceases for any reason to be a Director of the Company. The Chairman shall not have a second or casting vote at any meeting of the Company or its directors.

1.7	Each of the Directors of the Company shall be given written notice of the time, date and place of meetings of the Board at least seven (7) days prior to the date of convocation of such meeting in each case; provided, however, that such period of notice may be shortened for any particular meeting by the unanimous written consent of all the Directors in office. All such notices shall be accompanied by a complete agenda for the meeting. All such notices and agenda items shall be set forth in English. The quorum necessary for the transaction of business at a meeting of the Board shall be three (3) Directors or their Alternates and comprising at least one A-Director and one C-Director provided that if a quorum is not present at any meeting, such meeting shall stand adjourned to the same time and place one (1) week later and if a quorum is not present at the adjourned meeting then the Director or Directors present shall constitute a quorum and may deal with the business for which such meeting was convened.

1.8	Each Shareholder undertakes to vote, or to cause the Directors elected or appointed on its nomination as the case may be, to vote or take such necessary actions as to give effect to and implement the provisions of the Agreement to which this Schedule is attached.

1.9	The Board shall meet at least once every calendar quarter.

1.10	Unless otherwise stated in this Agreement, all decisions of the Board shall be made by majority vote.

1.11	The Directors will not be entitled to any remuneration from the Company for the services they perform in their role as Director.

1.12	All proceedings of the Board will be fully and accurately minuted in English and all meetings of the Board shall be conducted in English.

1.13	The Board may take decisions without holding a meeting. A resolution in writing signed by all members of the Board for the time being shall be as valid as if it had been duly passed unanimously at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each duly signed by one or more members of the Board. Any such document may be signed and sent by facsimile or other electronic means.

1.14	The members of the Board may meet by means of a telephone or other audio meeting provided that the requisite Directors required to constitute a quorum are contemporaneously linked together by telephone or other audio means whereby all Directors present can hear each other.

2.	Accounting/Financial Policies

2.1	The financial and accounting procedures of the Company to be implemented by the Manager are set forth in this section 2. It is the intent of the parties that the Manager will not lose or profit by its duties or responsibilities as Manager (other than by way of receipt of the administration fee payable pursuant to Schedule B). The accounting policies and procedures set out in this section 2 will be reviewed by the board of directors of the Company upon request of the Manager to ensure that the Manager does not profit or suffer a loss from serving as a manager. The board of directors of the Company will approve such modifications to these accounting policies and procedures as are required to remedy any alleged unfairness or inequity.

2.2	Unless otherwise agreed between Gladioli and BML the accounting period of the Company shall run from 1st April one year to 31st March of the next year. The Manager will maintain, for and on behalf of the Company, detailed and comprehensive cost accounting records, prepared in accordance with these accounting procedures and policies and IFRS, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the result of operations for managerial, tax, regulatory or other financial reporting purposes. Such records will be retained for the duration of any period necessary to comply with tax or other regulatory requirements. The records will reflect all obligations, advances and credits of the Shareholders.

2.3	At the end of each of its accounting periods, the books of accounts and records of the Company shall be audited by Messrs Ernst & Young. The auditors of the Company for the time being are eligible for re-appointment at the annual general meeting of the Company. The auditors of the Company for the time being shall prepare and supply to the Shareholders their report on the financial accounts of the Company suitable for use by each in connection with its financial and tax reports.

2.4	Subject to the following, as soon as possible after the close of each month but not later than the 30th of the following month, the Manager shall, on behalf of the Company, submit to each of the Shareholders a financial report, including actual performance against budget (and explanation of major variances) in respect of such month and the accounting period to date. The Manager shall, on behalf of the Company, provide to each of the Shareholders as soon as possible after the close of each month sales, operations, production, marketing and personnel reports in respect of such month. Until such time as a development Project has commenced the Company will only be required to report in accordance with the foregoing on a quarterly basis for each of the quarterly periods ending on 31 March, 30 June, 30 September and 31 December in each year.

Each Shareholder shall have the right to appoint its representatives during normal working hours to check and verify any such reporting period.

2.5	The Manager shall ensure that the Company shall prepare its accounts in accordance with IFRS and, to the extent that they are not inconsistent with IFRS, shall adopt the following accounting policies:
(a)	All sales and revenues shall be brought to account in the accounting period in which they arise.

(b)	Depreciation rates for fixed and other assets are to be established by the approval of the Board.

(c)	All operating expenditure shall be expensed in the year it is incurred but the Company shall be entitled to carry forward those expenses attributed to the subsequent year or years.

(d)	All exploration, research and development costs shall be expensed in accordance with the recommendation of the Company’s auditors.

(e)	Pre-operational expenses shall be written off in the most tax-advantageous manner.

(f)	Where there can be a doubt as to whether an expenditure should be capitalised or expensed, a conservative approach is to be adopted.

(g)	Stocks are to be costed on a full average cost basis or the prevailing net realisable value, whichever is the lower.

(h)	Where there can be a doubt as to the eventual marketability of stocks, or as to the obsolescence of spare parts stocks, a conservative approach is to be adopted in writing down or providing against the same.

(i)	A conservative approach is to be adopted where it is necessary to make provisions against or for debts, claims or liabilities of the Company.
2.6	The Manager will maintain, in the name and on behalf of the Company, one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts. Such accounts will be interest bearing, if practical. All cheques of Kalimantan Gold will have two signatories, one from Gladioli and the other from BML, subject to Gladioli having a signatory available.

2.7	The financial affairs of the Company shall be managed on a commercial basis and be conducted in accordance with the following policies:
(a)	The Company shall pay all ordinary and necessary liabilities incurred in the operation of its business. The revenues from operations of the Company shall be applied by the Company to pay such liabilities and:
(i)	to pay any and all Development Expenditure and Exploration Expenditure;

(ii)	to pay capital expenditures and to establish appropriate reserves therefore;

(iii)	to repay Shareholder loans, redeem preference shares and pay dividends as provided in Clause 20 of the Agreement;

(iv)	to make such other payments as may be directed from time to time by the Board.
(b)	Surplus moneys not immediately required for the conduct of the Company’s operations may be invested by the Manager on behalf of the Company:
(i)	on deposit with any licensed bank, or

(ii)	in any other manner approved by the board of directors of the Company.
(c)	The Manager shall at all times take into consideration the policies of the Government of Malaysia in the granting of the Tenements when entering into any business arrangement or contract. In particular, but without limiting the generality of the foregoing the contract for the construction of a Mill shall be made by way of open tender and the Manager shall endeavour to use Malaysian contractors if such tenders are at competitive price terms and the services and/or goods offered are of a quality comparable with tenders by foreign parties.

(d)	The Manager shall not take any of the following actions on behalf of the Company unless approved by a resolution of the Board with at least one A-Director and one C-Director voting in favour of the resolution relating to such business.
(i)	the exercise of any of the Company’s borrowing powers (including the establishment of any bank overdraft and the raising of any limit on such overdraft), the exercise of any of the Company’s powers to mortgage or charge its undertaking or property or any part thereof or the exercise of any of the Company’s powers to guarantee any obligation of any third party provided that the “A” Director may not unreasonably withhold an affirmative vote in respect of a Project financing proposal put forward by the “C” Directors. The foregoing restriction does not apply to any loan made by BML to the Company to fund Exploration Expenditure or finance a Project. Any such loan need only be approved by simple majority of the Board with no requirement for a Director of a particular class to vote in favour;

(ii)	the declaration of any dividend or other distribution (other than dividends payable on the preference shares which shall be approved by a simple majority vote);

(iii)	the entry by the Company into any material long term contracts or arrangements or any contracts or arrangements made otherwise than in the ordinary course of the Company’s business or otherwise than on an arm’s length basis, except, in each case, any contract required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme;

(iv)	the incurring by the Company of any single item of capital expenditure which has not been approved under the budget for such financial year (as established by the Board of the Company) and which exceeds 20% of the amount of capital expenditure contemplated in such approved budget;

(v)	any change in the accounting policies or practices of the Company; and/or

(vi)	the entry by the Company into any joint venture or partnership except, in each case, any joint venture or partnership required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme.
2.8	The Manager shall use its best endeavours to obtain quotations locally within Malaysia for all capital expenditures, purchase of consumable materials and disposal of assets where transaction in each of such cases exceeds RM100,000.

2.9	For the purpose of this Agreement, the expression:

“debt” shall mean all advances of loans (whether long or short term), sundry creditors, trade creditors and other liabilities of the Company.

“equity” shall mean the issued capital, share premium account, undistributed profits if any (or less accumulated losses, if any, as the case may be) and any general reserves other than arising from assets revaluation of the Company.

2.10	The Company is permitted to retain up to Ringgit Two Million (RM2,000,000) in retained earnings and thereafter any further accumulation of retained earnings shall be up to ten percent (10%) of its distributable profits of each year. Subject to the foregoing and availability of tax credit and subject to the Board of directors of the Company determining that a lesser amount of retained earnings shall be distributed, not less than ninety percent (90%) of the distributable profits of the Company shall be available for distribution.

2.11	Notwithstanding anything contained in the preceding provisions of this Clause, the following matters shall require the unanimous consent of the Directors or the Shareholders of the Company for the time being:
(a)	any distribution of shares in the Company to the Shareholders arising from capitalisation of share premium accounts;

(b)	any issuance of ordinary shares in the Company other than as contemplated by this Agreement. For the avoidance of doubt, the issuance of preference shares during the Exploration phase and in accordance with an approved budget only requires approval by simple majority vote of the Board and Shareholders.
3.	Shares

3.1	All shares to be issued by the Company hereafter shall be subject to the approval of the meeting of Shareholders of the Company and in accordance with the applicable provisions of the Companies Act 1965 (“Companies Act”). Neither of the Shareholders will vote at such meetings against the passing of resolutions or proposals authorising the Company and the Board to issue from time to time such numbers of shares as shall be necessary to enable the implementation of the provisions of this Agreement.

3.2	Without the prior written consent of the other Shareholder or as otherwise provided in this Agreement, no Shareholder shall transfer or otherwise dispose of its shareholdings now or hereafter owned by it, or any rights or interests therein, to any person, firm, corporation or other entity except in accordance with the following provisions of this Agreement.

3.3	Any of the Shareholders may assign and transfer the whole of its rights and obligations under this Agreement and the whole of its shareholding in the Company to a corporation which is an Affiliate or Related Company of such shareholder or, in the case of BML, a related body corporate within the meaning of the Corporations Law of Australia, a related company as defined in the New Zealand Companies Act 1993 or an affiliate as defined in the Canadian Business Corporations Act but the transfer of such shares to any such company shall be subject to approval being obtained from the relevant regulatory authorities in Malaysia, including but not limited to FIC and to the transferor and the transferee first undertaking to the other Shareholder that the transferee shall not cease to be an affiliate or related company of the transferor without first transferring all the shares held by it in the Company back to the transferor or to another affiliate or related company of the transferor.

3.4	Subject to the provisions of 3.3 above any Shareholder who wishes to transfer its shareholding in the Company shall comply with the following:
(a)	Before transferring or requiring the Company to register a transfer of any shares, the Shareholder proposing to transfer the same (hereinafter called “the proposing transferor”) shall give a notice in writing (hereinafter called “the transfer notice”) to the Company that it desires to transfer the same and the transfer notice shall constitute the Company its agent for the sale of the shares therein mentioned at the prescribed price to any Shareholder. A transfer notice once given shall not be revocable except with the approval of the Board. Unless agreed in writing by the other Shareholders, a transfer notice must be given in respect of all (and not some only) of the proposing transferor’s shares in Kalimantan Gold and the Milling Company.

(b)	All shares included in any transfer notice shall be offered by the Company in the first instance for sale at the prescribed price to the other Shareholders. All offers of shares under this paragraph shall be made by writing sent through the post in prepaid letters addressed or by facsimile transmission to the

Shareholders at their respective registered addresses, and every such offer shall have a time period of sixty (60) days within which the offer must be accepted or in default may be treated as declined.
Every such offer shall be capable of acceptance by the offeree or its nominee, (such nominee to be, if Malaysian law or governmental policy so requires, a Malaysian citizen or corporation qualified to accept and hold such shares).
(c)	If the Company within a period of sixty (60) days after receiving the transfer notice (or such longer period as may be necessitated by the provisions of paragraphs (g) or (h) below) shall find a Shareholder or nominee of a Shareholder (hereinafter called “the purchaser”) willing to purchase the shares therein mentioned, the Company shall give notice in writing thereof to the proposing transferor, and such transferor shall be bound, upon payment of the prescribed price, to transfer the shares mentioned in the transfer notice to the purchaser thereof.

(d)	Every notice by the Company under paragraph (c) stating that it has found a purchaser for the shares shall state the name and address of the purchaser and the purchase shall be completed at a place and time to be fixed by the Company, not being more than (30) days after the date on which the prescribed price of those shares shall have been agreed or fixed as hereinafter provided, unless the provisions contained in paragraph (h) shall apply.

(e)	If the proposing transferor, after having become bound to transfer shares to a purchaser, shall make default in transferring the shares, the Company may transfer the shares to the purchaser, and the Company may receive the purchase money, and shall thereupon cause the name of the purchaser to be entered in the register as the holder of the shares, and shall hold the purchase money in trust for the transferor. The receipt of the Company for the purchase moneys shall be a good discharge to the purchaser, and he or it shall not be bound to see to the application thereof, and after the name of the purchaser has been entered in the register in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any Shareholder.

(f)	If the Company shall not, within a period of sixty (60) days after receiving a transfer notice (or such longer period as may be necessitated by the provisions of paragraphs (g) or (h) below), find a Shareholder or nominee of a Shareholder desiring to purchase the shares mentioned in the transfer notice, and has given notice in writing thereof to the proposing transferor, or if the Company shall within the period aforesaid give to the proposing transferor notice in writing that the Company has no prospect of finding purchasers of such shares, the proposing transferor shall be at liberty to transfer the shares at any time within one hundred and twenty (120) days after giving the transfer notice to any person or company qualified under Malaysian law and governmental policy to accept and hold such shares, at a price not being less than the price at which the shares were offered to the Shareholder.

(g)	In this Clause “the prescribed price” means the sum per share specified in any transfer notice as the sum which the proposing transferor giving the notice fixes as the fair value of the shares therein mentioned, unless the purchaser, when agreeing to purchase the shares notifies the Company that he does not accept such sum as the fair value of the shares, in which case, and also in any case where the transfer notice does not specify any sum per share as the fair value of the shares included therein, or is deemed to be given pursuant to any provision of these presents, the prescribed price of the shares being purchased shall be the fair value of the shares to be agreed between the proposing transferor and the purchaser within fourteen (14) days after the name and address of the purchaser is notified by the Company to the proposing transferor or, failing such agreement, the fair value determined by an internationally recognised merchant bank nominated by the Company’s main banker. All costs incurred shall be borne equally by the proposing transferor and the purchaser concerned. The merchant bank shall be acting as an expert not as an arbitrator and the provisions of the Arbitration Act 2005 shall not apply.

(h)	Notwithstanding anything herein contained where the sale of any share shall be subject to approval being obtained from the relevant regulatory authorities in Malaysia, including but not limited to the FIC then completion of the sale of shares shall be subject to such approvals being obtained.
3.5	If any Shareholder shall be adjudged bankrupt or a receiving order be made against him or it or go into liquidation (other than for the purpose of amalgamation and reconstruction) his or its trustee in bankruptcy or liquidator, as the case may be, shall be bound forthwith to give to the Company a transfer notice as provided in 3.4 above in respect of all the shares registered in the name of such Shareholder, and if no such transfer notice is given within one (1) month of the bankruptcy, receivership or liquidation, the receiver, trustee in bankruptcy or liquidator shall be deemed to have given such notice at the expiration of the said period of one (1) month and the provisions of these presents shall have effect accordingly.

3.6	All restrictions on transfer of shares created hereby shall terminate on the occurrence of any of the following events:
(a)	a single Shareholder becomes the holder of all the shares which are then subject to this Agreement; or

(b)	the execution of a written instrument by the parties hereto which terminates the same.
3.7	Notwithstanding anything hereinbefore contained, no transfer of any share to any person or company who is not a party to this Agreement and to whom it is intended to be transferred shall be registered unless such person or company shall first sign an agreement in a form satisfactory to the Board whereby the terms and conditions of this Agreement (subject to such amendments thereto as shall from time to time be in force) become binding upon and enforceable by and against such person or company in all respects from the date of the transfer as if he had been a party named herein and a signatory hereto originally.

3.8	Each ordinary share shall entitle the holder to one vote on any resolution of the shareholders of the Company.

4.	Shareholders’ Meetings

4.1	Except as otherwise required by mandatory provisions of the Companies Act each Shareholder shall be given notice of the time, date and place of general meetings of the Shareholders of the Company at least twenty-one (21) days prior to the date of convocation of such meetings; provided that such period of notice may be shortened for particular meetings with the unanimous written consent of all the Shareholders. All such notices shall be accompanied by a complete agenda for the meeting in each case and if possible the texts of resolutions proposed to be adopted at such meetings.

4.2	Except as otherwise required by mandatory provisions of the Companies Act a quorum for a general meeting of the Shareholders of the Company shall require the presence, in person or by proxy of Shareholders of the Company holding more than seventy percent (70%) of the total issued shares and entitled to vote thereat, and resolutions of general meetings of Shareholders of the Company shall be adopted by affirmative vote as prescribed in the Articles of Association of the Company or applicable provisions under the Companies Act Provided that, if at any general meeting, a quorum as hereinbefore specified is not present, then the meeting shall stand adjourned for one (1) week to the same time and place and, at the adjourned meeting, the Shareholder or Shareholders present shall constitute a quorum.

4.3	Save as otherwise required by applicable laws or expressly stated in this Agreement, all resolutions of Shareholders shall be effective and binding if passed by Shareholder(s) holding more than 50% of the issued ordinary shares in the Company (or by the representatives or proxies of such Shareholder(s)).

5.	General Meetings And Actions Requiring Shareholders’ Approval

5.1	General Meeting

Notwithstanding anything in the Articles to the contrary, no business shall be transacted at any general meeting of the Company unless a quorum of members is present throughout the meeting.

5.2	Matters Requiring Special Resolution

The Shareholders agree that none of the following actions of the Company shall be taken by the Company unless approved by the Shareholders in general meeting by Special Resolution:
(a)	any amendment to any provision of the Memorandum and Articles of Association of the Company;

(b)	the liquidation, dissolution, reorganisation or restructuring of the Company;

(c)	any increase of the authorised or issued ordinary share capital of the Company or any grant of any option over the unissued share capital of the Company. For the avoidance of doubt, the issue of preference shares only requires approval by simple majority vote of the Shareholders;

(d)	any subscription by the Company for, or any purchase or acquisition by the Company of, any shares, debentures, loan stock or other securities (or interest therein) whatsoever in, or any acquisition of any business, undertaking or assets of, any other company or unincorporated body;

(e)	the issuance by the Company of any debentures, loan stock or other form of security or the granting of any options or other rights over any of the same;

(f)	any change in the auditors of the Company; and

(g)	any change in the financial year of the Company.

SCHEDULE D
Expired Licences
CATEGORY 1 : MINING LEASE (ML) UNDER RENEWAL APPLICATION

	LICENSE	AREA		DATE
COMPANY	NO.	(Ha)	MINERALS TO MINE	ISSUED	REMARKS
Gunong Wang Mining Sdn. Bhd.	ML 101	67.18	Gold/Antimony	31/10/1999	Under Renewal Application.

	Total Area (Ha)	67.18

CATEGORY 2 : EXCLUSIVE PROSPECTING LICENSES (EPLS) UNDER RENEWAL APPLICATION

	LICENSE	AREA		DATE
COMPANY	NO.	(Ha)	MINERALS TO MINE	ISSUED	REMARKS
Gladioli Enterprises Sdn. Bhd.	EPL Lot 1	7,163	Gold/Silver/Mercury/ Calcium	12/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 2	1,210	Gold/Silver/Mercury/ Calcium	13/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3a	1,038	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 3b	3,817	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL Lot 4	3,498	Gold/Silver/Mercury/ Calcium	16/05/1988	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5A]	1,817	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 337 [Lot 5B (1)]	1,887	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 338 [Lot 6]	1,247	Gold/Silver/Antimony/ Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 339 [Lot 9]	1,710	Gold, Metals, Minerals and Mineral oils	15/12/1995	Under Renewal Application.
Gladioli Enterprises Sdn. Bhd.	EPL 340 [Lot 7]	927	Gold, Metals, Minerals and Mineral oils	27/09/1996	Under Renewal Application.

	Total Area (Ha)	24,314

SCHEDULE E
Initial Exploration Programme

SCHEDULE F
Share Capital of Gladioli Companies

Gladioli Company	Shareholder	Shares Held
Bukit Lintang Enterprises Sdn Bhd	Ling Lee Soon	52,500	(21%)
	John Bin Jais @ Jae	100,000	(40%)
	Richard Hou Hee Phat	97,500	(39%)
Buroi Mining Sdn Bhd	Ling Lee Soon	410,000	(41%)
	John Bin Jais @ Jae	300,000	(30%)
	Richard Hou Hee Phat	290,000	(29%)
Carino Sdn Bhd	Ling Lee Soon	699	(69.9%)
	Ling Lee Kong	1	(0.1%)
	John Bin Jais @ Jae	300	(30%)
Gladioli Enterprises Sdn Bhd	Ling Lee Soon	200,000	(20%)
	John Bin Jais @ Jae	400,000	(40%)
	Richard Hou Hee Phat	400,000	(40%)
Gunong Wang Mining Sdn Bhd	Ling Lee Soon	21,000	(70%)
	John in Jais @ Jae	9.000	(30%)
Priority Trading Sdn Bhd	Ling Lee Soon	210,000	(70%)
	John in Jais @ Jae	90,000	(30%)
Bukit Young Goldmine Sdn Bhd	Ariffin Kusuma	177,500	(47.3%)
	John Bin Jais @ Jae	112,500	(30%)
	Ling Lee Soon	85,000	(22.7%)

SCHEDULE G
Back-Rent Owed

								Mining Rent		Total Mining
						Annual	Mining	Overdue For 2002,		Rent Overdue For
						Mining	Rent	2003, 2004, 2005 &	Surcharge	2002, 2003, 2004,
1	GLADIOLI ENTERPRISES SDN.BHD.		ORIGINAL	AREA AFTER	EXPIRY	Rent	Paid	2006	10%	2005 & 2006
	TENEMENT	LOCALITY	AREA (Ha)	RENEWAL(Ha)	DATE	RM	RM	RM	RM	RM
	MC1D/1/1987	Jugan Road/ Sirenggok Road/ Jambusan Road/ Bau	194.00	N/A		1,940.00	—	9,700.00	970.00	10,670.00
	ML 117	Bau District (Tai Parit & Arong Bakit)	60.00	52.10	09.01.2025	600.00	3,000.00	—	—	—
	ML 119	Bau District (Jugan)	5.281	5.281	23.05.2025	53.00	265.00	—	—	—
	MC1D/2/1987	Buso/Paku Road (Bau) & Subang (Pedawan)	3,319	N/A		33,190.00	—	199,140.00	19,914.00	219,045.00
	MC1D/3/1987	Bau/Krokong/Pangkalan Tebang	7,240	N/A		72,400.00	—	362,000.00	36,200.00	398,200.00
	MCSD/1/1987	Tama/Tebakang/Tebedu Road/Serian	1,379	N/A		13,790.00	—	68,950.00	6,895.00	75,845.00
	MCKD/01/1994	West Pedi/Paku/Buso/Merembeh/Jambusan/ Sirenggok Area	1,694.86	N/A		16,948.60	—	84,743.00	8,474.30	93,217.30
						138,921.60	3,265.00	724,533.00	72,453.30	796,986.30

1	Total Amount (RM): Mining Rent Paid and Mining Rent Overdue:				800.251.30

								Mining Rent		Total Mining
						Annual	Mining	Overdue For 2002,		Rent Overdue For
						Mining	Rent	2003, 2004, 2005 &	Surcharge	2002, 2003, 2004,
2	BUKIT LINTANG ENTERPRISES SDN.BHD.		ORIGINAL	AREA AFTER	EXPIRY	Rent	Paid	2006	10%	2005 & 2006
	TENEMENT	LOCALITY	AREA (Ha)	RENEWAL(Ha)	DATE	RM	RM	RM	RM	RM
	ML 102	Bau District (Bukit Young mine site)	41.70	41.70	11.06.2025	417.00	417.00	1,668.00	166.80	1,834.80
	ML 109	Bau District (Bekajang)	12.735	12.735	11.06.2025	127.35	127.35	509.40	50.94	560.34
	ML 121	Bau District (Bidi Road)	41.67	33.80	11.06.2025	417.00	1,668.00	—	—	—
	ML 122	Bau District (Jambusan Road)	50.90	49.0934	22.05.2025	509.00	2,036.00	—	—	—
						1,470.35	5,174.35	2,177.40	217.74	2,395.14

2	Total Amount (RM): Mining Rent Paid and Mining Rent Overdue:				7569.49

								Mining Rent		Total Mining
						Annual	Mining	Overdue For 2002,		Rent Overdue For
						Mining	Rent	2003, 2004, 2005 &	Surcharge	2002, 2003, 2004,
3	PRIORITY TRADING SDN.BHD.		ORIGINAL	AREA AFTER	EXPIRY	Rent	Paid	2006	10%	2005 & 2006
	TENEMENT	LOCALITY	AREA (Ha)	RENEWAL(Ha)	DATE	RM	RM	RM	RM	RM
	ML 108	Bau District (Tai Ton)	139.60	139.60	18.01.2023	1,396.00	1,396.00	5,584.00	558.40	6,142.40
	ML 123	Bau District (Tai Ton)	2.60	2.60	22.06.2024	26.00	130.00	—	—
						1,422.00	1,526.00	5,584.00	558.40	6,142.40

3	Total Amount (RM): Mining Rent Paid and Mining Rent Overdue:				7,668.40

								Mining Rent		Total Mining
						Annual	Mining	Overdue For 2002,		Rent Overdue For
						Mining	Rent	2003, 2004, 2005 &	Surcharge	2002, 2003, 2004,
4	CARINO SDN.BHD.		ORIGINAL	AREA AFTER	EXPIRY	Rent	Paid	2006	10%	2005 & 2006
	TENEMENT	LOCALITY	AREA (Ha)	RENEWAL(Ha)	DATE	RM	RM	RM	RM	RM
	ML 115	Bau District (G. Krian)	49.40	49.40	04.03.2024	494.00	2,470.00	—	—	—

4	Total Amount (RM): Mining Rent Paid and Mining Rent Overdue:				2,470.00

								Mining Rent		Total Mining
						Annual	Mining	Overdue For 2002,		Rent Overdue For
						Mining	Rent	2003, 2004, 2005 &	Surcharge	2002, 2003, 2004,
5	BUROI MINING SDN.BHD.		ORIGINAL	AREA AFTER	EXPIRY	Rent	Paid	2006	10%	2005 & 2006
	TENEMENT	LOCALITY	AREA (Ha)	RENEWAL(Ha)	DATE	RM	RM	RM	RM	RM
	ML 125	Bau District (S. Buroi)	409.50	409.50	19.11.2025	4,095.00	—	20,475.00	2,047.50	22,522.50

5	Total Amount (RM): Mining Rent Paid and Mining Rent Overdue:				22,522.50

	Grand Total of mining rentals to be paid upfront (RM): 840,481.69
				RM	840,481.69		12,435.35			828,046.34

SCHEDULE H
(SEPARATE BUNDLE)

SCHEDULE I
Excluded Areas
Intentionally left blank

SCHEDULE J
Development and Mining Agreement
THIS AGREEMENT is made on
1.	[Relevant entity(s) which own the Project Tenement(s)] (Company No. [ ]), a company incorporated in Malaysia and having its registered office at [ ] (“Owner”); and

2.	NATURAL KALIMANTAN GOLD SDN BHD, a company incorporated in Malaysia and having its registered office at [ ] (“Contractor”).
WHEREAS:
A.	The Owner is the owner of the Project Tenements.

B.	The Contractor has carried out or procured the carrying out of a Final Feasibility Study relating to the Project Tenements and as a result thereof it has been decided to develop the Project on the Project Tenements.

C.	The Owner desires to appoint the Contractor to undertake, on Owner’s behalf and on the terms and conditions hereinafter contained, the development and operation of the Mine including the delivery of ore won therefrom to the Milling Company.
NOW IT IS HEREBY AGREED AND DECLARED as follows:
1.	Definitions And Interpretation
(a)	Definitions

“Contractor’s Development Costs” means all capital costs incurred by the Contractor in relation to the Mine including interest on borrowings.

“Contractors Exploration Costs” means all Exploration Expenditure incurred by the Contractor prior to the date of this Agreement to the extent that the same has not already been recouped by the Contractor under a prior development and mining agreement.

“Contractor’s Operating Costs” means all costs (other than Contractor’s Development Costs) incurred by the Contractor in relation to the Mine and the mining of ore from the Mine and delivery thereof to the Milling Company including interest on borrowings.

“Contractor’s Development Fee” for any period shall mean the Contractor’s Development Costs incurred during such period plus 1.5% or such other percentage as may be agreed between Owner and the Contractor.

“Contractor’s Operating Fee” for any period shall mean the Contractor’s Operating Costs incurred during such period plus 1.5% or such other percentage as may be agreed between Owner and the Contractor.

“Exploration and Shareholders’ Agreement” means the agreement so entitled made on between, inter alia the Owner and BML.

“Exploration Expenditure” has the meaning given to that term in the Exploration and Shareholder’s Agreement.

“Mine” means a mine for gold and/or other minerals within the Mining Area to be developed, equipped and operated by the Contractor pursuant to this Agreement and includes all earthworks, plant, infrastructure, accommodation, messing, offices and ancillary facilities and structures necessary therefore.

“Mining Area” means such portion of the Project Tenements as is proposed by the Final Feasibility Study to be the subject of a Mine.

“Project Tenements” means the Tenements proposed in the Final Feasibility Study to be the subject of the Project.

Words and phrases not otherwise herein defined shall, unless the context otherwise requires, have the same meaning as is ascribed to them in the Exploration and Shareholders’ Agreement.

(b)	Interpretation
(i)	Words importing the singular number shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Agreement have been inserted for convenience only and shall not affect the interpretation thereof.

(ii)	All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity from the relevant statute or Section.

(iii)	Words importing any gender shall include all other genders.

(iv)	No waiver of any provision of this Agreement nor consent to any departure therefrom, by either of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default or delay on the part of either of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(v)	Where, by virtue of the provisions of this Agreement, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

(vi)	This Agreement shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

(vii)	References to Clauses are to be construed as references to Clauses of this Agreement.

(viii)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done.
2.	Warranties

The Contractor hereby warrants that:
(a)	it has or has access to the expertise and technical skills of Zedex Minerals Limited necessary for the fulfillment of its obligations hereunder.

(b)	it has or will have (whether by direct employment or by secondment from a related or associated corporation) an adequate staff and workforce for the fulfillment of its obligations hereunder.
3.	Appointment

Subject to and upon the terms and conditions contained in this Agreement Owner hereby appoints the Contractor as its operator to develop and operate the Mine in accordance with the Final Feasibility Study and mining plans developed and amended by the Contractor from time to time and to deliver to the Milling Company the ore won from the Mine and the Contractor hereby accepts such appointment.

4.	Powers And Duties Of Contractor
(a)	The Contractor shall be entitled to occupy the Mining Area for the purposes of fulfilling its obligations hereunder.

(b)	The Contractor shall, either itself or through such agents or contractors as it may from time to time engage, undertake and carry out the following activities:

(i)	the design, construction and commissioning of the Mine and the conduct of mining operations therein;

(ii)	the obtaining, evaluation and acceptance of quotes and tenders and the entering into of contracts for all necessary construction and development works;

(iii)	the mining, transportation, handling, loading and stockpiling of the ore mined and the delivery thereof to the Milling Company;

(iv)	the maintenance, operation and protection of such of the Owner’s property as shall be in the Contractor’s control or custody;

(v)	the acquiring of materials, plant, buildings, machinery, equipment and supplies;

(vi)	the engagement, dismissal, supervision and control of agents, independent contractors, experts, advisers, superintendents and engineers;

(vii)	the engagement, dismissal, supervision and control of staff and labour and the determination of the terms and conditions of their employment including the fixing and paying of their salaries, emoluments, benefits and other expenses;

(viii)	(except as may otherwise be directed by Owner) the effecting and maintenance in the name of Owner and the Contractor to the extent of their respective rights and interests, of all usual insurances appropriate in the circumstances in relation to the Mine and to all employees or agents engaged in any way in the operations on the Mine (including all necessary workers’ compensation insurances) and the provision to Owner of particulars of all such insurances;

(ix)	the complying with all laws applicable to the operations including laws relating to employment and to safety and environmental protection; and

(x)	the doing of all other acts and things as may in the Contractor’s judgment be necessary or advisable for efficient and economic operation of the Mine (including periodic suspension of the operation of the Mine).
(c)	The Contractor shall perform all of its obligations hereunder and conduct the operations in accordance with programmes and budgets established by it and in a good workmanlike and commercially reasonable manner and in accordance with suitable engineering and milling, procurement and purchasing methods, procedures and practices and with the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work. The Contractor shall not be liable to the Owner for any loss except due to the Contractor’s gross negligence or willful misconduct.

5.	Programmes And Budgets

As soon as possible after the execution of this Agreement, the Contractor shall adopt a work programme and capital and operating budget for the remainder of the current financial year and shall provide Owner with a copy thereof. Thereafter and not later than 1st June in each year the Contractor shall adopt a work programme and an operating budget and a capital budget for the ensuing financial year commencing on 1st July and shall provide Owner with a copy of each of such work programme and capital and operating budgets.

6.	Records, Accounts And Rights Of Inspection
(a)	The Contractor shall maintain in accordance with generally accepted industry and accounting practice full and accurate records of transactions, inventories of ore in process and in stockpile, stores, consumables, property and assets and accounts and records of all payments and receipts and all charges and credits. All such accounts and records shall at all times during the regular business hours be open to examination by Owner, its duly authorised representatives and auditors at Owner’s expense.

(b)	Owner, through its servants, agents and auditors shall have the right at all reasonable times and at its risk and expense to inspect and observe the operations at the Mine Provided That the frequency or duration of such visits shall not unreasonably interfere with the normal conduct of the operations at the Mine. All site rules and regulations applying within or in respect of the Mine shall be complied with.

(c)	At the end of each financial year the Contractor shall take a physical inventory supervised by the auditors in accordance with generally accepted industry practice or other means appropriate in the circumstances.
7.	Contractor’s Fees
(a)	On or about the date of this Agreement the Contractor shall invoice the Owner for all Contractor’s Exploration Costs.

(b)	At the end of each month during the period of development and operation of the Mine, the Contractor will invoice Owner with the Contractor’s Development Fee in respect of the Contractor’s Development Costs during that month.

(c)	At the end of the first month after the Commercial Production Date, the Contractor will invoice the Owner for the Contractor’s Operating Fee in respect of the period from the date of this Agreement to the end of such month and thereafter the Contractor will invoice the Owner at the end of each subsequent calendar month for the Contractor’s Operating Fee in respect of that month.

(d)	Invoices are payable within 7 days except that the Owner is only required to pay from cash flow received from the Milling Company pursuant to the Ore Sale and Purchase Agreement.

(e)	If it appears from the audited accounts of the Contractor for any financial year that there has been either an underpayment or overpayment of the Contractor’s Operating Fee or Contractor’s Development Fee for that financial year any necessary adjustment shall be made between the parties on the next payment of the Contractor’s Operating Fee or Contractor’s Development Fee (as the case requires).

(f)	The parties may from time to time agree on another basis for calculation or payment of the Contractor’s Operating Fee or Development Fee and any such variation whether on an ad hoc basis or for a specified duration or in respect of a specified transaction shall be in writing and shall be deemed to have been specifically incorporated in this Agreement.
8.	Term
(a)	The term of the Contractor’s appointment hereunder shall commence as from the date hereof and shall continue until the Contractor determines that mining on the Mining Area has terminated.

(b)	Upon termination of its appointment the Contractor shall (subject to the requirements of any other Development and Mining Agreement between the parties hereto) transfer and surrender custody and control as Owner may direct of all Owner’s property in the Contractor’s custody or control pursuant to this Agreement.

(c)	Termination of this Agreement shall not affect the rights or obligations of either party which shall have accrued as at the date of termination.
9.	Authority — Indemnification
(a)	Neither the Contractor nor its directors, officers, agents and employees shall be responsible for any costs, losses, claims, damages or liabilities suffered or incurred in the discharge of its duties in accordance with this Agreement, except to the extent hereinafter provided as a result of the Contractor’s gross negligence or willful default and in respect of the ore produced the Contractor’s responsibility to Owner shall cease after delivery of the ore to the Milling Company. The Contractor shall indemnify Owner and hold it harmless from and against any and all costs, losses, claims, damages and liabilities (but not consequential loss) resulting from the Contractor’s gross negligence or willful default but only to the extent that the same is not covered by insurance effected pursuant to Clause 4(b) or does not arise out of an event in respect of which Owner has directed the Contractor pursuant to Clause 4(b) not to insure.

(b)	The Contractor shall not have authority to act for or to assume any obligation or liability on behalf of Owner except such authority as is conferred on it by or pursuant to this Agreement.

10.	Assignment And Delegation

Neither party hereto may, without the consent in writing of the other party, assign its rights or obligations hereunder nor may the Contractor without the prior consent of Owner:
(a)	delegate the whole of its obligations or duties under this Agreement; or

(b)	delegate any part of its obligations or duties under this Agreement, except as authorised by this Agreement.
11.	Force Majeure
(a)	If the Contractor is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, it shall give Owner prompt notice of the force majeure with reasonably full particulars thereof and the Contractor’s obligations so far as they are affected by the force majeure shall be suspended during but not longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances.

(b)	The Contractor shall use all reasonable diligence in the circumstances to remove the force majeure as quickly as practicable, save that it shall not thereby be rendered liable to settle any strike, lockout or other labour difficulty on terms not reasonably acceptable to it.

(c)	The term “force majeure” shall include:
(i)	war, whether declared or undeclared, revolution or act of public enemies;

(ii)	riot or civil commotion;

(iii)	terrorist attack;

(iv)	strike or lockout or stoppage or ban or limitation on work or restraint of labour whether at the plant, the mine, railway or port or airport or otherwise;

(v)	act of God;

(vi)	fire, flood, storm, tempest or washaway;

(vii)	act or restraint or any governmental or semi-governmental or other public or statutory authority, and

(viii)	any other cause not reasonably within the control of the Contractor.
12.	Confidentiality

(a)	Each party shall keep confidential all reports, records, and data studies made, opinions furnished, and other information obtained in the course of its activities hereunder (other than information already in the public domain or which subsequently comes into the public domain without breach hereof) and shall not disclose the same except:
(i)	as may be reasonably necessary for the proper performance of its obligations under this Agreement, or

(ii)	as may be required by law law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which it is subject wherever situated.
(b)	The provisions of Clause 12(a) shall continue to bind the Contractor for a period of twelve months from the date it has ceased to be a party to this Agreement for whatever reason.
13.	Notices
(a)	All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications (other than day to day communications between Owner and the Contractor) required or permitted to be given under this Agreement shall be in writing and may be addressed to a party at the address set forth in Clause 13(b) or to such other address as that party may have substitute therefore by notice in writing to the other party, and shall be either delivered personally or sent by telex, facsimile, telegraph or mail (postage prepaid) and shall be deemed to have been made or given in the case of telex or facsimile transmission on answerback and in the case of telegraph on the day of transmission and in the case of ordinary mail, on the fourth day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender by telex, facsimile transmission or telegraph acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it is sought.

(b)	The addresses of the parties shall, until substituted in accordance with Clause 13 (a) be as follows:

Owner	—	[ ]

The Contractor	—	[ ]
14.	Modifications And Waivers
(a)	No modification, variation or amendment of this Agreement shall be of any force or effect unless such modification, variation or amendments is in writing and has been signed by both parties hereto.

(b)	No waiver by one Party of any one or more defaults of another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.
15.	Cost, Etc.

Each Party, shall bear its own costs in and about the preparation, execution and delivery of this Agreement and the Contractor shall bear any stamp duty hereon.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.
IN WITNESS whereof the parties hereto have set their hands and seals the day and year first above written.

THE COMMON SEAL of [relevant entity]
was hereunto	)
affixed by authority of its Board of	)
Directors in the presence of:	)

Director		Director/Secretary
Name (printed):		Name (printed):

THE COMMON SEAL of NATURAL	)
KALIMANTAN GOLD SDN BHD was	)
hereunto affixed by authority of its Board	)
of Directors in the presence of:	)

Director		Director/Secretary
Name (printed):		Name (printed):

SCHEDULE K
Ore Sale and Purchase Agreement

THIS AGREEMENT is made on	2006
BETWEEN
1.	[Relevant entity(s) which own the Project Tenement(s)] (Company No. [ ]), a company incorporated in Malaysia and having its registered office at [ ] (“Seller”); and

2.	[ ], a company incorporated in Malaysia and having its registered office at [ ] (hereinafter referred to as “Buyer”).
WHEREAS
A.	The Seller owns the Project Tenements on which a Mine is to be developed and operated pursuant to the Development and Mining Agreement.

B.	The Buyer has determined to proceed with the development and operation of a Mill for the purpose, inter alia, of processing ore purchased from the Seller as hereinafter provided.

NOW IT IS HEREBY AGREED AND DECLARED as follows:

1.	Definitions And Interpretation
(a)	Definitions

“Development and Mining Agreement” means the agreement so entitled made on between the Seller and the Contractor.

“Exploration and Shareholders’ Agreement” means the agreement so entitled made on between, inter alia, the Seller and BML.

“Production Cost” means all monies payable by the Seller to the Contractor under the Development and Mining Agreement.

Words and phrase not otherwise herein defined shall, unless the context otherwise requires, have the same meaning as is ascribed to them in the Exploration and Shareholders’ Agreement or the Development and Mining Agreement (as the case may be).

(b)	Interpretation
(i)	Words importing the singular number shall include the plural and vice versa; reference to persons shall include corporations; all headings in this Agreement have been inserted for convenience only and shall not affect the interpretation thereof.

(ii)	All references to a statute or to any guideline or directive, or any Section of, Schedule to or other provision of a statute, guideline or directive, include any modification, extension, re-enactment or replacement thereof in force at any particular time and in respect of a statute includes all regulations, rules, orders, directives, notices and other instruments then in force and made under or deriving validity from the relevant statute or Section.

(iii)	Words importing any gender shall include all other genders.

(iv)	No waiver of any provisions of this Agreement nor consent to any departure therefrom, by either of the parties hereto shall be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No default of delay on the part of either of the parties hereto in exercising any rights, powers or privileges hereunder shall operate as a waiver thereof or of any other right hereunder; nor shall a single or partial exercise thereof or the exercise of any other right, power or privilege hereunder.

(v)	Where, by virtue of the provisions of this Agreement, the day on or by which any act, matter or thing is to be done is a Saturday, a Sunday or a public holiday in the place in which the act, matter or this is to be done, it may be done on the next succeeding day which is not a Saturday, a Sunday or a public holiday.

(vi)	This Agreement shall be binding on the successors-in-title of the parties hereto and where the context so admits shall include the assigns and the persons or corporations deriving title under them respectively.

(vii)	The Schedule to this Agreement shall be taken read and construed as an essential part of this Agreement.

(viii)	References to Clauses are to be construed as references to Clauses of this Agreement.

(ix)	Any covenant not to do anything also constitutes an obligation not to suffer, permit or cause that thing to be done.
2.	Sale And Purchase Of Ore

The Seller will sell and the Buyer will purchase all ore produced from the Seller’s Mining Area.

3.	Title

Title to ore sold and purchased hereunder shall pass to the Buyer on delivery by or on behalf of the Seller to the ore stockpile at the Mill.

4.	Price
(a)	The price to be paid by the Buyer for ore supplied to it hereunder during any month shall be such amount per tonne of ore delivered to Buyer during that month as is equal to the Production Cost for that month divided by the number of tonnes so delivered. The Seller will invoice the Buyer monthly.

(b)	The price is payable within 7 days of receipt of the Seller’s invoice for ore delivered during that month.

(c)	The manner of payment is that an amount equal to the Production Costs for that month shall be paid by the Buyer direct to the Contractor (on account the Seller) to be applied by the Contractor in payment of monies owing to the Contractor under the Mining and Development Agreement.

(d)	The parties may agree from time to time on some other basis of payment for ore sold and delivered hereunder and any variation shall be in writing and shall be deemed to be specifically incorporated in this Agreement.
5.	Assignment

Neither party hereto may, without the consent in writing of the other party, assign its rights or obligations hereunder.

6.	Force Majeure
(a)	If either party is rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, it shall give the other party prompt notice of the force majeure with reasonably full particulars thereof and the obligations of the party giving notice, so far as they are affected by the force majeure shall be suspended during but not longer than the continuance of the force majeure and such further period thereafter as shall be reasonable in the circumstances.

(b)	The affected party shall use all reasonable diligence in the circumstances to remove the force majeure as quickly as practicable, save that it shall not thereby be rendered liable to settle any strike, lockout or other labour difficulty on terms not reasonably acceptable to it.

(c)	The term “force majeure” shall include:
(i)	war, whether declared or undeclared, revolution or act of public enemies;

(ii)	riot or civil commotion;

(iii)	terrorist attack;

(iv)	strike or lockout or stoppage or ban or limitation on work or restraint of labour whether at the Mine, mill, railway or port of airport or otherwise;

(v)	acts of God;

(vi)	fire, flood, storm, tempest or washaway;

(vii)	act or restraint or any governmental or semi-governmental or other public or statutory authority, and

(viii)	any other cause not reasonably within the control of the affected party.
7.	Confidentiality

Each party shall keep confidential all reports and records made or provided and information obtained in the course of its activities hereunder (other than information already in the public domain or which subsequently comes into the public domain without breach hereof) and shall not disclose the same except:
(a)	as may be reasonably necessary for the proper performance of its obligations under this Agreement, or

(b)	as may be required by law or a court of competent jurisdiction or any relevant securities exchange or regulatory or governmental body to which it is subject wherever situated..
8.	Notices
(a)	All payments to be made to a party hereunder may (to the extent possible) be made and all notices, offers, requests, consents, demands and other documents and communications (other than day to day communications between the Seller and the Buyer) required or permitted to be given under this Agreement shall be in writing and may be addressed to a party at the address set forth in Clause 8(b) or to such other address as that party may have substituted therefore by notice in writing to the other party, and shall be either delivered personally or sent by telex, facsimile transmission, telegraph or mail (postage prepaid) and shall be deemed to have been made or given in the case of telex or facsimile transmission on answerback and in the case of ordinary mail, on the fourth day after posting. The addressee shall in any case when requested by the sender, promptly provide the sender with telex, facsimile transmission or telegraph acknowledgment of receipt, but the delay or failure to give or receive any such acknowledgment will not affect the validity of the communication in respect of which it is sought.

(b)	The addresses of the parties shall, until substituted in accordance with Clause 8(a) be as follows:

The Seller [ ]

The Buyer [ ]
9.	Modifications and Waiver
(a)	No modification, variation or amendment of this Agreement shall be of any force or effect unless such modification, variation or amendment is in writing and has been signed by both parties hereto.

(b)	No waiver by one party of any one or more defaults of another party in the performance of this Agreement shall operate or be construed as a waiver of any failure default or defaults by the same party, whether of a like or of a different character.
10.	Cost, etc

Each party shall bear its own costs in and about the preparation, execution and delivery of this Agreement and the Buyer shall bear any stamp duty hereon.
11.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.
IN WITNESS whereof the parties hereto have set their hands and seals the day and year first above written.

THE COMMON SEAL of [relevant entity]
was hereunto	)
affixed by authority of its Board of	)
Directors in the presence of:	)

Director		Director/Secretary
Name (printed):		Name (printed):

THE COMMON SEAL of	)
[ ] was hereunto affixed	)
by authority of its Board of Directors in the	)
presence of:	)

Director	Director/Secretary
Name (printed):	Name (printed):

SCHEDULE L
FIC Application Letter
[Date]
The Secretary
Foreign Investment Committee
Economic Planning Unit
Prime Minister’s Department
Level 1, Block B5
Federal Government Administrative Centre
62502 Putrajaya
MALAYSIA
Proposed Joint Venture in Natural Kalimantan Gold Sdn Bhd (“NKG”)
Bau Mining Limited (“BML”) and Gladioli Enterprises Sdn. Bhd. (“Gladioli”) are party to an Exploration and Shareholders’ Agreement Relating to the Bau Project dated [                  ] (“the Agreement”) pursuant to which BML and Gladioli agreed to enter into a joint venture to explore, develop and mine on the Tenements (as defined in the Agreement) through NKG (“Joint Venture”). A copy of the Agreement is enclosed.
NKG was incorporated on 16 September 2004 under the Companies Act 1965 under the name “Astana Kota Lestari Sdn. Bhd.” (No. 666174-A). NKG changed its name to “Natural Kalimantan Gold Sdn. Bhd.” on 29 June 2006.
1.	Zedex Minerals Limited
1.1	BML is a subsidiary of Zedex Minerals Limited, an international resources, exploration, and development company engaged in the business of acquiring, exploring, and developing mineral properties in the Australian and Asia-Pacific regions. The objective of Zedex is to become a leading player in the Asia-Pacific gold development sector through developing profitable operating mines. Zedex Minerals Limited is managed from its head office in Auckland, New Zealand. Staff and consultants are also located in Sydney, Australia, and Hanoi, Vietnam. Zedex Minerals Limited is listed on the Australian Stock Exchange.

1.2	Zedex Minerals Limited was incorporated in New Zealand on 23 February 1999 under the name “Zedex Limited”. Its name was changed to “Zedex Minerals Limited” on 20 November 2003. Zedex Minerals Limited was registered as a foreign company in Australia on 12 February 2004 under number (ARBN 107 523 428).

1.3	Further information on Zedex Minerals Limited is set out in the attached Proforma I/2004 completed by Zedex Minerals Limited.

2.	BML

2.1	Bau Mining Limited was incorporated in Samoa on 24 October 2006 pursuant to the International Companies Act 1987. BML is the company which has acquired the 55% interest in NKG. BML is a wholly owned subsidiary of Zedex Minerals Limited. It is intended in due course that up to 9% of the share capital of BML will be transferred to [Golden Celesta] but the remaining shares in BML will continue to be held by one or more companies in the Zedex group.

2.2	Further information on BML is set out in the attached Proforma I/2004 completed by BML.

3.	Gladioli

3.1	Gladioli was incorporated in Malaysia on 28 August 1982 and is principally engaged in investments in land and building.

3.2	Further information on Gladioli is set out in the attached Proforma I/2004 completed by Gladioli.

4.	The proposed activities of NKG

4.1	It is intended that NKG will undertake exploration and mining activities in the Bau area of Sarawak, Malaysia. These activities will be undertaken pursuant to various mining tenements currently held by members of the Gladioli group of companies as well such additional mining tenements that the Gladioli group of companies and NKG may obtain through the course of the joint venture. Exploration will be funded by BML and Gladioli subscribing for preference shares in NKG.

4.2	If gold or other precious minerals are discovered in sufficient quantities to be economically mined, Gladioli and BML may incorporate one or more additional companies for the purposes of undertaking the mining or processing activities (“Milling Company(ies)”). It is intended that any such additional companies will be incorporated with the same shareholding structure, ie 55% held by BML and 45% held by Gladioli.

5.	Shareholding of NKG

5.1	The shareholders of NKG and their respective shareholdings are as follows:

BML 55%
Gladioli 45%

5.2	The shareholders in Gladioli and their respective shareholdings are as follows:

Ling Lee Soon 20%

John Bin Jais @ Jae 40% Captain Richard Hou Hee Phat 40%

6.	Consents requested

6.1	BML respectfully requests the following consents from the Foreign Investment Committee:
(a)	Consent for BML and Gladioli to enter into the Joint Venture;

(b)	Consent for BML and Gladioli to acquire and/or subscribe for shares (including preference shares) in NKG from time to time in proportion of 55% and 45% respectively;

(c)	Consent for BML and Gladioli to acquire and/or subscribe for shares in the Milling Company(ies) in proportion of 55% and 45% respectively, provided that any such Milling Company is incorporated solely for the purpose of engaging in the exploration, mining, and/or processing of mined ore and other products and/or selling the gold or other precious metals resulting from the joint venture.
7.	Status of Compliance

7.1	As Bumiputeras hold 40% of the issued share capital of Gladioli, the effective Bumiputera shareholding in NKG is currently 18%. Should the Foreign Investment Committee require NKG to have at least 30% Bumiputera shareholding, Gladioli will increase its Bumiputera shareholding to at least 67%, resulting in the effective Bumiputera equity in NKG increasing to 30.15%.

7.2	[As the issued share capital of NKG is in excess of RM250,000.00, the share capital condition in Paragraph 8 for the Guideline for Acquisition of Interests, Mergers and Take-Overs by Local and Foreign Interests is satisfied.]

8.	Further Information

8.1	If you require any further information in order to process this application, please contact [ ], in the first instance. The contact details are as follows:
[SkrineUnit no. 50-8-1, 8th Floor Wisma UOA Damansara 50 Jalan Dungun Damansara Heights 50490 Kuala Lumpur MALAYSIA Contact: Sharon Barbosa T: +603 20948111 F: +603 20943211]
Yours faithfully

ZEDEX MINERALS LIMITED
Attachments:
1.	Certified true copy of the Exploration and Shareholders’ Agreement relating to the Bau Project dated [ ]

2.	Completed Form FIC S/2004.

3.	Proforma I/2004 completed by each of Natural Kalimantan Gold Sdn Bhd, Gladioli Enterprises Sdn Bhd, Zedex Minerals Limited and Bau Mining Limited

4.	Proforma II/2004 completed by each of Ling Lee Soon, John Bin Jais @ Jae and Richard Hou Hee Phat.

5.	Letter from the Company Secretary of Natural Kalimantan Gold Sdn Bhd confirming the current equity structure of that company.

6.	Letter from the Company Secretary of Gladioli Enterprises Sdn Bhd confirming the current equity structure of that company.

7.	Declaration FIC SA/2004 affirmed by Managing Director of Zedex Minerals Limited before a Notary Public.

8.	2006 Annual Report of Zedex Minerals Limited.

SCHEDULE M
(SEPARATE BUNDLE)

THE COMPANIES ACT, 1965

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
NATURAL KALIMANTAN GOLD SDN BHD

PRELIMINARY
1. The Regulation contained in Table “A” in the Fourth Schedule to the Companies Act 1965 shall not apply to the Company except in so far as the same are repeated or contained in these Articles.
2. In these Articles the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite them respectively in the second column hereof, if not inconsistent with the subject or context.

WORDS	MEANINGS

Act	the Companies Act, 1965 as amended from time to tune and any re-enactment thereof.

“A” Director	a Director appointed by the shareholders of “Class A” ordinary shares.

Affiliate	any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Member. For the purpose of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

  2.

Agreed Proportions	the percentage in respect of each of the Members’ shareholding in the Company as set out in the Shareholders’ Agreement.

Auditors	the firm of independent certified public accountants who are for the time being appointed as auditors of the Company for the purposes of Section 172 of the Act.

BML	Bau Mining Limited (Company No. 28544), a company incorporated in Samoa under the International Companies Act 1987 and having its registered office at Intetrust Limited, Level 1, Central Bank of Samoa Building, Beach Road, Apia, Samoa and includes its successors-in-title and transferees under these Articles.

Board	the board of Directors of the Company from time to time.

Business	the business of the Company being minerals exploration, mining and related activities.

business day	any day excluding a Saturday, Sunday and public holidays in Malaysia.

“C” Director	a Director appointed by the shareholders of “Class C” ordinary shares.

Company	Natural Kalimantan Gold Sdn. Bhd.

Company Secretary	any person or persons appointed to perform the duties of a secretary of the Company and shall include an assistant or deputy secretary.

Directors	the directors of the Company (or their alternates) and “Director” shall mean any of them.

Exploration	has the same meaning ascribed to it under the Shareholders’ Agreement.

Exploration Expenditure	has the same meaning ascribed to it under the Shareholders’ Agreement.

Exploration Programme	has the same meaning ascribed to it under the Shareholders’ Agreement.

Gladioli	Gladioli Enterprises Sdn Bhd (Company No. 89270-K), a company incorporated in Malaysia and having its registered office at Lots 9 and 10, Block H, Taman Sri Sarawak, Level 2, Jalan Borneo, 93100 Kuching, Sarawak, Malaysia and includes its successors-in-title and transferees under these Articles.

Interest Rate	LIBOR plus 250 basis points per annum.

laws	all laws, regulations, decrees, policies or guidelines which are in force from time to time in Malaysia, including any amendment or substitution thereof.

LIBOR	the London Inter-Bank Offered Rate for United States dollar denominated borrowings for 6 month terms.

3.

Members	BML and Gladioli, while they remain shareholders of the Company, and any other person who may in accordance with the provisions of the Shareholders’ Agreement become persons registered from time to time in the Register as owners of the shares and the expression “Member” shall be construed accordingly.

Office	the registered office for the time being of the Company.

ordinary share	shall mean an ordinary share in the Company.

preference share	shall mean a preference share in the Company.

Preference Share Rate	1.8 x the Interest Rate

Project	has the same meaning ascribed to it under the Shareholders’ Agreement.

Project Programme	has the same meaning ascribed to it under the Shareholders’ Agreement.

Register	the register of Members to be kept pursuant to the Act.

Related Company	has the meaning given to it in section 6 of the Act.

Ringgit Malaysia or RM	Ringgit Malaysia being the lawful currency of Malaysia.

seal	the common seal of the Company,

share	a share in the Company.

Shareholders’ Agreement	the Shareholders’ Agreement entered into on the day of November 2006 and includes any amendment or supplemental thereto.

these Articles	these Articles of Association, as originally framed or as from time to time altered by special resolution.

Transferee	in respect of the transfer of any shares in the Company in accordance with the provisions of these Articles, the party to whom the shares are to be transferred.

Transferor	in respect of the transfer of any shares in the Company in accordance with the provisions of these Articles, the Member whose shares are the subject of that transfer.
References to “writing” shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form.

4.

Words importing the singular only shall include the plural and the masculine gender shall include the feminine and neuter genders and the word “person” shall include a corporation.
Any words or expressions defined in the Act shall, if not inconsistent with the definitions herein contained, bear the same meaning in these Articles.
Words or expressions contained in these Articles shall be interpreted in accordance with the provisions of the Interpretation Act, 1967 as amended from time to time and any re-enactment thereof.
The Article headings are inserted for convenience only and shall not affect the construction of these Articles.
3. The Company is a private company and accordingly :-
(a)	the right to transfer shares in the Company is restricted as hereinafter contained;

(b)	the number of Members for the time being of the Company shall not be more than fifty (counting joint holders of shares as one person and not counting any person in the employment of the Company or of its subsidiary or any person who while previously in the employment of the Company or of its subsidiary was and thereafter has continued to be a Member of the Company);

(c)	any invitation to the public to subscribe for any shares in or debentures of the Company is prohibited;

(d)	any invitation to the public to deposit money with the Company for fixed periods or payable at call, whether bearing or not bearing interest, is prohibited.
SHARE CAPITAL AND VARIATION OF RIGHTS
4. The share capital of the Company is Ringgit Malaysia Five Hundred Thousand (RM500,000) divided into 125,000 “Class A” ordinary shares of Ringgit Malaysia One (RM1.00) each, 125,000 “Class C” ordinary shares of Ringgit Malaysia One (RM1.00) each, 125,000 “Class B” preference shares of Ringgit Malaysia One (RM1.00) each and 125,000 “Class D” preference shares of Ringgit Malaysia One (RM1.00) each.
5. The shares taken by the subscribers of the Memorandum of Association shall be issued by the Board. Subject to the provisions of the Shareholders’ Agreement, all further shares may be allotted and issued by the Board provided that in respect of the issue of ordinary shares, the prior approval of the Members pursuant to Articles 75 and 76 has been obtained but so that no shares shall be issued at a discount except in accordance with Section 59 of the Act.
6. (1) Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, but subject to the Act, these Articles and the Shareholders’

5.

Agreement, shares in the Company may be issued by the Board and any such shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise. The Board shall comply with Section 132D of the Act and Articles 75 and 76 before it exercises any power to issue shares under these Articles.
     (2) Subject to the Act and the Shareholders’ Agreement any preference shares may be issued on the terms that they are, or at the option of the Company are liable to be redeemed.
     (3) Any increase in the issued share capital shall be in the Agreed Proportions and subject to the provisions of the Shareholders’ Agreement
7. The preference shares in the capital shall have the following rights and be subject to the following:-
Dividend
(a)	the “Class B” preference shares shall carry a fixed cumulative preferential dividend at the rate of zero per cent (0%) on the capital for the time being paid up on those shares (including any share premium);

(b)	the “Class D” preference shares shall carry a cumulative preferential dividend at the Preference Share Rate on the capital for the time being paid up on those shares (including any share premium), payable within three (3) months of the end of each financial year.
Capital Repayment
(c)	on the winding up or repayment of capital, the right of holders of the preference shares to repayment of the capital paid up on those shares together with a sum equal to any arrears of the fixed dividend, whether declared or earned or not, calculated up to the date of the return of capital and a premium of Ringgit Malaysia Ten Thousand (RM10,000) per share in priority to any payment to the holders of ordinary shares;
Redemption
(d)	the preference shares are liable to be redeemed in accordance with the following provisions :-
(i)	the Company may at any time redeem all or any of the preference shares;

(ii)	the Company shall give not less than one month’s prior notice in writing (“redemption notice”) to the holders of the preference shares of its intention to redeem all or any of the preference shares which are fully paid up on the date specified in the redemption notice;

(iii)	if the Company decides to redeem a part only of the preference shares, those redeemed shall be a rateable proportion (as nearly as

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practicable without involving fractions of shares) of each holding of such shares on the redemption date;

(iv)	on the redemption date the Company shall redeem the preference shares specified in the redemption notice at par plus a premium per share to be determined by the Board at the time of issue and pay the dividend which has accrued on them (whether declared or earned or not) down to the redemption date against delivery to the Company of the certificates for the shares to be redeemed and shall issue free of charge fresh certificates for any unredeemed shares;

(v)	the preference shares to be redeemed shall cease to rank for dividend on the redemption date unless on the certificates for the preference shares being tendered, the Company fails to effect such redemption;

(vi)	no preference shares shall be redeemed otherwise than out of distributable profits or the proceeds of a fresh issue of shares made for the purpose of the redemption but the premium payable (if any) on redemption shall be paid either out of distributable profits or, to the extent permitted by law, out of the share premium account of the Company;

(vii)	the Company shall comply with all the provisions of the Act relating to the redemption of the shares and the creation or increase of a capital redemption reserve;
Voting Rights
(e)	the holders of the preference shares shall not be entitled to receive notice of or to attend or vote at any general meeting unless :-
(i)	at the date of the notice convening the meeting the dividend on the preference shares is twelve (12) months in arrears, for which purpose such dividend shall be deemed payable on the date and in respect of the period stated in paragraph (a) of this Article (whether declared or earned or not); or

(ii)	the business of the meeting includes the consideration of a resolution that varies or abrogates the rights attached to the preference shares; or

(iii)	the business of the meeting includes the consideration of a resolution to wind up the Company;
Further Participation
(f)	save as provided in paragraphs (a), (b) and (c) of this Article, the preference shares shall not entitle the holders to any further or other participation in the profits or assets of the Company.

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8. If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of three-fourths (3/4) of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) persons at least holding or re-presenting by proxy one-third (1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. To every such special resolution the provisions of Section 152 of the Act shall, with such adaptations as are necessary, apply.
9. (1) The shares to be issued and subscribed for pursuant to these Articles and any other class of shares created, issued and subscribed for pursuant to the provisions of these Articles, shall, save as expressly provided in these Articles, confer upon the holders thereof the same rights and be held subject to the same restrictions and rank pari passu in all respects.
     (2) The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or in all respects pari passu therewith.
10. Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a long period the Company may pay interest on so much of share capital as is for the time being paid up for the period and subject to the conditions and restrictions mentioned in Section 69 of the Act and may charge the same to capital as part of the cost of construction of the works or buildings or the provision of the plant.
11. Except as required by law, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share or unit of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.
CERTIFICATES
12. (1) Every person whose name is entered as a Member in the Register shall be entitled without payment to receive one certificate under the seal in accordance with the Act for all his shares of each class or, upon payment of Ringgit Malaysia One (RM1.00) only or such other sum as the Board shall determine for each additional certificate, or several certificates, each for one (1) or more of such shares. In respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one (1) certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders. Subject to any directions given by the Board from time to time regulating the issue of such certificates, all share

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and stock certificates debentures or debenture stock certificates shall be signed by one (1) Director and the Company Secretary and the seal shall be affixed to the same.
     (2) A Member who has transferred part of the shares registered in his name shall be entitled to a certificate for the balance without any payment.
     (3) Subject to any directions given by the Board to regulate the issue of such certificates, the seal shall be affixed on all share and stock certificates debentures or debenture stock certificates and be signed by one (1) Director and the Company Secretary or a second Director.
13. Subject to the provisions of the Act, if any share certificate shall be defaced, worn out, destroyed, lost or stolen, it may be renewed on such evidence being produced and a letter of indemnity (if required) being given by the shareholder, transferee, person entitled, purchaser, member firm of any Stock Exchange upon which the Company may be listed or on behalf of its/their client/s as the Directors of the Company shall require, and (in case of defacement or wearing out) on delivery up of the old certificate, and on payment of the amount of any costs and expenses which the Company has incurred in connection with the matter plus the amount of the proper duty with which each such certificate is chargeable under any law for the time being in force relating to stamps and generally on such terms as the Board may from time to time require. In case of the destruction, loss or theft of a share certificate a person to whom a renewed certificate is given shall in addition pay all expenses incidental to the investigation by the Company of such destruction loss or theft and the cost of obtaining all evidence in connection therewith and shall bear any loss that may be incurred by the Company as a result of the Company issuing such renewed certificate to such person.
LIEN
14. The Company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares (other than fully paid shares) registered in the name of a Member (whether solely or jointly with others) for all money (whether presently payable or not) payable by him or his estate, either alone or jointly with any other person to the Company; but the Board may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a share shall extend to all dividends payable thereon.
15. The Company may, subject to the these Articles and the Shareholders’ Agreement, sell in such manner as the Board think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days (14) after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.
16. To give effect to any such sale the Board may authorize some person to transfer the shares to the non-defaulting Member who wishes to purchase the shares. If such non-defaulting Member declines to purchase the shares, the shares may be sold to a third party. The purchaser

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shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.
17. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALLS ON SHARES
18. The Board may from time to time make calls upon the Members in respect of any money unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.
19. A call shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed and may be required to be paid by instalments. No Member shall be entitled to receive any dividend or to exercise any privilege as a member until he shall have paid calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).
20. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding eight (8) per cent per annum as the Board may determine, but the Board shall be at liberty to waive payment of the interest wholly or in part.
21. Any sum which by the terms of issue of a share becomes payable on allotment or any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.
22. The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.
23. The Board may, if they think fit and provided there is no provision to the contrary in the Shareholders’ Agreement, receive from any Member willing to advance the same all or any

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part of the money uncalled and unpaid upon any shares held by him on such terms and conditions as may be agreed between the Board and the Member paying the advance. Except in liquidation, sums paid in advance of calls shall not, until the same would but for such advance have become payable, be treated as paid up on the shares in respect of which they have been paid.
JOINT HOLDERS OF SHARES
24. Where two (2) or more persons are registered as the holders of any share, they shall be deemed to hold the same as joint tenants with benefit of survivorship subject to the following provisions:-
(a)	The Company shall not be bound to register more than four (4) persons as the holders of any share.

(b)	The joint holders of a share shall be liable severally as well as jointly in respect of all calls and other payments which ought to be made in respect of such share.

(c)	On the death of any one of such joint holders the survivor or survivors shall be the only person or persons recognised by the Company as having any title to such share but the Directors may require such evidence of death as they may deem fit.

(d)	Any one of such joint holders may give effectual receipts for any dividend and payment on account of dividend, bonus, return of capital and other money payable in respect of such share.

(e)	Only the person whose name stands first in the Register as one of the joint holders of any share shall be entitled to delivery of the certificate relating to such share or to receive notices from the Company and any notice given to such person shall be deemed notice to all the joint holders.
TRANSFER OF SHARES
25. (1) Except with the prior written consent of the other Members or as provided in Articles 25(2), 26, 27 and 28, no Member shall be entitled to sell, transfer, assign, charge, mortgage, encumber, grant options over or otherwise dispose of or encumber any of their shares, or any of their beneficial interest in any of their shares.
      (2) Any Member being a corporation may transfer all but not part of its shares in the Company to an Affiliate or Related Company of such Member or, in the case of BML, a related body corporate within the meaning of the Corporations Law of Australia, a related company as defined in the New Zealand Companies Act 1993 or an affiliate as defined in the Canadian Business Corporations Act. Any transfer of shares by a Member pursuant to this Article shall be subject to any approval being obtained from the relevant regulatory authorities in Malaysia (if required), including but not limited to the Foreign Investment Committee and to the Transferor and Transferee first undertaking to the other Members that the Transferee shall not cease to be an affiliate or

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related company of the Transferor without first transferring all the shares held by it in the Company back to the Transferor or to another affiliate or related company of the Transferor.
     (3) No shares may in any way be transferred to any person who is not a Member unless the Transferee executes an agreement in a form satisfactory to the Board and to the other Members whereby the terms and conditions of the Shareholders’ Agreement become binding upon and enforceable by and against such person or company in all respects from the date of the transfer as if he had been a party to the Shareholders’ Agreement.
     (4) The restrictions on transfer of shares contained in these Articles shall not apply to a single Member who becomes the holder of all the shares in the Company.
26. A Member who intends to transfer (“Proposing Transferor”) all or any of its shares other than pursuant to Article 25(2) above or Clauses 38.1 or 38.3 of the Shareholders’ Agreement, shall comply with the following: -_
(a)	Before transferring or requiring the Company to register a transfer of any shares, the Proposing Transferor shall give a notice in writing (hereinafter called “the transfer notice”) to the Company that it desires to transfer the same and the transfer notice shall constitute the Company its agent for the sale of the shares therein mentioned (“Relevant Shares’) at the Prescribed Price to any Member. A transfer notice once given shall not be revocable except with the approval of the Board. Unless agreed in writing by the other Members, a transfer notice must be given in respect of all (and not some only) of the Transferor’s shares in the Company.

(b)	All shares included in any transfer notice shall be offered by the Company in the first instance for sale at the Prescribed Price to the other Members. All offers of shares under this Article 26 shall be made by writing sent through the post in prepaid letters addressed or by facsimile transmission to the Members at their respective registered addresses, and every such offer shall have a time period of sixty (60) days within which the offer must be accepted or in default may be treated as declined. Every offer shall be capable of acceptance by the offeree or its nominee, such nominee to be, if Malaysian law or governmental policy so requires, a Malaysian citizen or corporation qualified to accept and hold such shares.

(c)	If the Company within a period of sixty (60) days after receiving the transfer notice (or such longer period as may be necessitated by the provisions of Articles 26(g) or (h) below) shall find a Member or nominee of a Member (“Purchaser”) willing to purchase the Relevant Shares, the Company shall give notice in writing thereof to the Proposing Transferor, and the Proposing Transferor shall be bound, upon payment of the Prescribed Price, to transfer the shares mentioned in the transfer notice to the Purchaser.

(d)	Every notice by the Company under Article 26(c) stating that it has found a Purchaser for the Relevant Shares shall state the name and address of the Purchaser and the purchase shall be completed at a place and time to be fixed by the Company, not being more than thirty (30) days after the date on which the Prescribed Price of the Relevant Shares shall have been

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agreed or fixed as hereinafter provided, unless the provisions contained in Article 26(h) shall apply.

(e)	If the Proposing Transferor, after having become bound to transfer the Relevant Shares to a Purchaser, shall default in transferring the Relevant Shares, the Company may transfer the Relevant Shares to the Purchaser, and the Company may receive the purchase money, and shall thereupon cause the name of the Purchaser to be entered in the Register and shall hold the purchase money in trust for the Proposing Transferor. The receipt of the Company for the purchase moneys shall be a good discharge to the Purchaser, and he or it shall not be bound to see to the application thereof, and after the name of the Purchaser has been entered in the Register in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any Member.

(f)	If the Company shall not, within a period of sixty (60) days after receiving a transfer notice (or such longer period as may be necessitated by the provisions of Article 26(g) or (h) below), find a Member or nominee of a Member desiring to purchase the Relevant Shares, and has given notice in writing thereof to the Proposing Transferor, or if the Company shall within the period aforesaid give to the Proposing Transferor notice in writing that the Company has no prospect of finding purchasers of such shares, the Proposing Transferor shall be at liberty to transfer the Relevant Shares at any time within one hundred and twenty (120) days after giving the transfer notice to any person or company qualified under Malaysian law and governmental policy to accept and hold such shares, at a price not being less than the price at which the shares were offered to the Members.

(g)	For the purposes of this Article 26, “Prescribed Price” means the sum per share specified in any transfer notice as the sum which the Proposing Transferor fixes as the fair value of the Relevant Shares, unless the purchaser, when agreeing to purchase the Relevant Shares notifies the Company that it does not accept such sum as the fair value of the Relevant Shares, in which case, and also in any case where the transfer notice does not specify any sum per share as the fair value of the Relevant Shares, or is deemed to be given pursuant to any provision of these Articles of in the Shareholders’ Agreement, the Prescribed Price of the Relevant Shares shall be the fair value of the shares to be agreed between the Proposing Transferor and the Purchaser within fourteen (14) days after the name and address of the Purchaser is notified by the Company to the Proposing Transferor or, failing such agreement, the fair value determined by an internationally recognised merchant bank nominated by the Company’s main banker. All costs incurred shall be borne equally by the Proposing Transferor and the Purchaser concerned. The merchant bank shall be acting as an expert not as an arbitrator and the provisions of the Arbitration Act, 2005 shall not apply.

(h)	Notwithstanding anything herein contained where the sale of any share shall be subject to approval being obtained from the relevant regulatory authorities in Malaysia, including but not limited to the Foreign Investment Committee, then completion of the sale of shares shall be subject to such approvals being obtained.

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27. If any Member shall be adjudged bankrupt or a receiving order be made against him or it or goes into liquidation (other than for the purpose of amalgamation and reconstruction) his or its trustee in bankruptcy or liquidator, as the case may be, shall be bound forthwith to give to the Company a transfer notice as provided in Article 26 in respect of all the shares registered in the name of such Member, and if no such Transfer Notice is given within one (1) month of the bankruptcy, receivership or liquidation, the receiver, trustee in bankruptcy or liquidator shall be deemed to have given such notice at the expiration of the said period of one (1) month and the provisions of Article 26 shall have effect accordingly.
28. Notwithstanding anything contained in these Articles and subject to the provisions of the Shareholders’ Agreement, a Member will not be subject to any of the restrictions on transfer of shares contained in these Articles in respect of any transfers of shares pursuant to Clauses 38.1 and 38.3 of the Shareholders’ Agreement.
29. Subject to the provisions of the Act and the Shareholders’ Agreement, in the event of a transfer of any of the “Class A” ordinary shares to a holder of “Class C” ordinary shares and vice versa, the shares transferred shall thereafter be designated as shares of that other class.
30. Subject to these Articles and to the Shareholders’ Agreement, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or in any other form which the Board may approve. The instrument shall be executed by or on behalf of the Transferor and the Transferor shall remain the holder of the shares transferred until the transfer is registered and the name of the Transferee is entered in the Register in respect thereof.
31. The instrument of transfer properly stamped must be left for registration at the Office together with such fee not exceeding Ringgit Malaysia One Two (RM2.00) as the Board from time to time may require accompanied by the certificate of the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the Transferor to make the transfer (save where the transfer is in accordance with the provisions of the Shareholders’ Agreement), and, if the instrument of transfer is executed by some person other than the Transferor on the Transferor’s behalf, the authority of that person so to do, and thereupon the Company shall subject to the powers vested in the Board by these Articles, register the Transferee as a shareholder and retain the instrument of transfer. Instruments of transfer in respect of transfers of shares which are registered may be retained by the Company.
32. The Board shall refuse to register any transfer of shares to any person whether a Member or not, save where the transfer is in accordance with the provisions of these Articles and the Shareholders’ Agreement.
33. If the Board declines to register any transfer they shall within one (1) month after the date on which the transfer was lodged with the Company send to the Transferor and to the Transferee notice of the refusal.

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34. The registration of transfer may be suspended at such times and for such periods as the Board may from time to time determine not exceeding in the whole thirty (30) days in any year.
35. The Board shall not recognize any renunciation of any share by the allottee thereof in favour of some other person unless all Members agree in writing.
TRANSMISSION OF SHARES
36. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares; but nothing hereincontained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other person.
37. Any person becoming entitled to a share in consequence of the death of a Member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the Transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death.
38. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Articles and the Shareholders’ Agreement relating to the rights to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death of the Member had not occurred and the notice or transfer were a transfer signed by that Member.
39. Where the registered holder of any share dies his personal representative or the assignee of his estate, as the case may be, shall, upon the production of such evidence as may from time to time be properly required by the Directors in that behalf, be entitled to the same dividends and other advantages and to the same rights (whether in relation to meetings of the Company or to voting or otherwise) as the registered holder would have been entitled to if he had not died or become bankrupt; and where two (2) or more persons are jointly entitled to any share in consequence of the death of the registered holder they shall, for the purposes of these Articles, be deemed to be joint holders of the share.
FORFEITURE OF SHARES
40. If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

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41. The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.
42. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.
43. A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board may think fit provided always that such sale or disposal shall not be inconsistent with the provisions of these Articles and the Shareholders’ Agreement and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.
44. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all money which, at the date of forfeiture, was payable by him to the Company in respect of the shares (together with interest at the rate of eight per cent (8%) per annum from the date of forfeiture on the money for the time being unpaid if the Board thinks fit to enforce payment of such interest), but his liability shall cease if and when the Company receives payments in full of all such money in respect of the shares.
45. A statutory declaration in writing that the declarant is a Director or the Company Secretary of the Company and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.
46. The Company may receive the consideration, if any, given for a forfeited share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, or disposal of the share.
47. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.
CONVERSION OF SHARES INTO STOCK

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48. Subject to the provisions of the Shareholders’ Agreement, the Company may by ordinary resolution passed at a general meeting convert any paid up shares into stock and reconvert any stock into paid up shares of any denomination.
49. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the Board may subject to the Shareholders’ Agreement from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the shares from which the stock arose.
50. The holders of stock shall according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such right, privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by any such aliquot part of stock which would not, if existing in shares, have conferred that right, privilege or advantage.
51. Such of the Articles of the Company as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.
ALTERATION OF CAPITAL
52. The Company may subject to the provisions of the Shareholders’ Agreement and Articles 75 and 76, from time to time: -
(a)	increase the authorised or paid up share capital by such sum to be divided into shares of such amount as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	subject to the Act, subdivide its shares or any of them into shares of smaller amount than is fixed by the memorandum; so however that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and the resolution may determine that, as between the shares resulting from such subdivision, one or more of the shares may have preferred or deferred or other special rights over or be subject to any restrictions as compared with others; or

(d)	cancel shares which at the date of the passing of the resolution in that behalf have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled.

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53. All new shares created as a result of any increase or change in the Company’s capital shall be subject to the same provisions of these Articles and the Shareholders’ Agreement with reference to allotment, payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.
54. The Company may by special resolution and subject to the provisions of the Shareholders’ Agreement, these Articles and the Act, reduce its share capital, any capital redemption reserve fund or any share premium account in any manner with, and subject to, any incident authorized, and consent required by law.
GENERAL MEETING
55. The annual general meeting of the Company shall be held in accordance with the provisions of the Act. All general meetings other than the annual general meetings shall be called extraordinary general meetings. Subject to the Shareholders’ Agreement, all general meetings shall be held at such time and place as the Board shall determine. Every notice of an annual general meeting shall specify the meeting as such and every meeting convened for passing a special resolution shall state the intention to propose such resolution as a special resolution.
56. (1) Subject to applicable laws and the Shareholders’ Agreement, the contemporaneous linking together by an instantaneous communication device of a number of Members no less than the quorum provided in Article 63, as the case may be, whether or not any one (1) or more of the Members is out of Malaysia, shall be deemed to constitute a general meeting of the Company and all the provisions of these Articles as to general meetings of the Company will apply to such meeting held by the instantaneous telecommunication device so long as the following conditions are met:-
(a)	notice of any such general meeting by instantaneous telecommunication device has been given in the manner set out in Article 153;

(b)	each of the Members or its duly authorised representative(s) taking part in such meeting by the instantaneous telecommunication device must be able to hear and/or see, as the case may be, each of the other Members or their duly authorised representative(s) taking part at the commencement and for the duration of such general meeting;

(c)	at the commencement of such general meeting each Member or its duly authorised representative(s) must acknowledge his presence for the purpose of a general meeting of the Company to all of the other Members or their respective duly authorised representative(s) taking part.
     (2) Minutes of the proceedings at a general meeting by instantaneous telecommunication device will be sufficient evidence of such proceedings and of the observance of all necessary formalities if confirmed as correct by all the Members present at the meeting.

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     (3) For the purpose of this Article 56, “instantaneous telecommunication device” means any telecommunication conferencing device with or without visual capability.
     (4) Subject to the Act, a meeting of the Members conducted by telephone is deemed to be held at the place agreed on by the Members physically present at that place for the meeting, provided that at least one (1) Member was physically present at that place for the duration of that meeting.
57. Subject to the provisions of Sections 152 and 153 of the Act relating to convening of meetings to pass special resolutions and resolutions of which special notice is required, and unless otherwise agreed to in writing by all the Members, at least twenty one (21) days’ notice shall be given before a general meeting of the Company is convened.
58. Every notice of a general meeting shall specify the day, time and place of the meeting and be accompanied by a complete agenda for the meeting (“Members’ Agenda”) and if possible, the text of resolutions proposed to be adopted at such meetings and in the case of special business accompanied also by a statement specifying the general nature of that business and the effect of any proposed resolution in respect of such special business, and unless in any particular case all the Members shall otherwise agree, no resolution relating to any business may be proposed or passed at any general meeting of the Company unless the nature of the business is specified in the Members’ Agenda sent together with the notice convening that meeting. Notice of a meeting may be waived by written consent of all Members.
59. Subject always to the provisions of Section 151 of the Act no business shall be transacted at an extraordinary general meeting except business of which notice has been given in the notice convening the meeting and no business shall be transacted at an annual general meeting, other than business of which notice has been given as aforesaid, with the exception of declaring a dividend, the consideration of the accounts, balance-sheets, and the report of the Directors and Auditors, the election of Directors, and the appointment and fixing of the remuneration of the Auditors.
60. (1) In every notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him, and that a proxy need not also be a Member.
     (2) In respect of Members having an address outside Malaysia, the notice and the Members’ Agenda shall be sent by facsimile transmission, to be followed immediately by confirmation in writing.
61. The accidental omission to give notice of any general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings or any resolution passed at any such meeting.
62. Subject to the provisions of the Act and the Shareholders’ Agreement, a resolution in writing signed by all the Members for the tune being entitled to receive notice of and attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be

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valid and effective as if the same had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in the like form each signed by one or more Members or their duly authorised representative(s).
PROCEEDINGS AT GENERAL MEETINGS
63. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for each general meeting of the Company shall be the presence, in person, of Members holding more than seventy per cent (70%) of the issued and paid-up ordinary shares of the Company and entitled to vote at the general meeting. For the purposes of this Article, “Member” includes a person attending as a proxy or representing a corporation which is a Member.
64. If a quorum is not present within thirty (30) minutes of the time appointed for a general meeting of the Company or if during the meeting there is no longer a quorum, that meeting shall automatically stand adjourned for seven (7) days (or if that day be a public holiday, then to the next business day following that public holiday) at the same time and place and, at the adjourned meeting, the Member or Members present shall constitute a quorum.
65. The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen (15) minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present may elect one (1) of the Directors present to be Chairman of the meeting, but if no Director be present or if all the Directors present decline to take the Chair, then the Members present shall elect one (1) of their number to be Chairman of the meeting.
66. The Chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
67. Except where a greater majority is required by the Act or the Shareholders’ Agreement and save as provided in Articles 75 and 76, any resolution to be passed at a general meeting of the Company shall be considered passed and valid and binding on the Company and the Members if passed by the votes of the holder(s) of more than fifty per cent (50%) of the issued and paid-up ordinary shares in the Company present and voting at the relevant general meeting of the Company.
68. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:-

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(a)	by the Chairman of the meeting;

(b)	by at least two (2) Members present in person or by proxy;

(c)	by any Member or Members present in person or by proxy and representing not less than one-tenth (1/10) of the total voting rights of all the Members having the right to vote at the meeting; or

(d)	by a Member or Members holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth (1/10) of the total sum paid up on all the shares conferring that right.
Unless a poll is so demanded a declaration by the Chairman of the general meeting that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn.
69. If a poll is duly demanded it shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the Chairman directs, and the result of the poll shall be the resolution of the meeting at which the poll was demanded, but a poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded. The Chairman of the general meeting may (and if so directed by the meeting shall) appoint scrutineers and may, in addition to the powers of adjourning meetings contained in Article 66 adjourn the general meeting to some place and time fixed for the purpose of declaring the result of the poll.
70. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a second or casting vote.
VOTES OF MEMBERS
71. Subject to the provisions of the Shareholders’ Agreement, these Articles and any rights or restrictions for the time being attached to any class or classes of shares, at meetings of Members or classes of Members, each Member shall be entitled to be present and to vote at any general meeting of the Company and may vote in person or by proxy or by attorney and on a show of hands every person present who is a Member or representative or proxy of a Member shall have one (1) vote and on a poll every Member present in person or by proxy or by attorney or other duly authorised representative shall have one vote for each share he holds. A person entitled to more than one (1) vote need not use all his votes or cast all the votes he uses on a poll in the same way.
72. In the case of joint holders the vote of the senior Member who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint

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holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.
73. A Member who is of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorder may vote, whether on a show of hands or on a poll, by his committee or by such other person as properly has the management of his estate, and any such committee or other person may vote by proxy or attorney and any person entitled under the transmission Article to transfer any shares may vote at any general meeting in respect thereof in the same manner as if he was the registered holder of such shares provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty-eight (48) hours before the time of holding the meeting.
74. No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.
75. A resolution to be passed at a general meeting of the Company in relation to any matter set out below shall be passed only if it is approved by a special resolution of the Members in general meeting: -
(a)	any amendment to any provision of the Memorandum and Articles of Association of the Company;

(b)	the liquidation, dissolution, reorganisation or restructuring of the Company;

(c)	any increase of the authorised or issued ordinary share capital of the Company or any grant of any option over the unissued share capital of the Company. For the avoidance of doubt, the issue of preference shares only requires approval by simple majority vote of the Members;

(d)	any subscription by the Company for, or any purchase or acquisition by the Company of, any shares, debentures, loan stock or other securities (or interest therein) whatsoever in, or any acquisition of any business, undertaking or assets of, any other company or unincorporated body;

(e)	the issuance by the Company of any debentures, loan stock or other form of security or the granting of any options or other rights over any of the same;

(f)	any change in the auditors of the Company; and

(g)	any change in the financial year of the Company.
76. A resolution to be passed at a general meeting of the Company in relation to any matter set out below shall be passed only with the unanimous consent of the Members for the time being unless already passed at a meeting of the Board in accordance with Article 113:-
(a)	any distribution of shares in the Company to the Members arising from capitalisation of share premium accounts;

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(b)	any issuance of ordinary shares in the Company other than as contemplated by the Shareholders’ Agreement.
77. No objection shall be raised to the qualification of any voter except at the meeting or adjourned general meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.
78. The instrument appointing a proxy shall be in writing under the hand of the appointor or his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. The Board may, but shall not be bound to require evidence of the authority of any such attorney or officer. A proxy may but need not be a Member and a Member may appoint any person to be his proxy without limitation and the provisions of Section 149(l)(b) of the Act shall not apply to the Company. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
79. The instrument appointing a proxy shall be in the following form or in such other form as the Board may approve :-
NATURAL KALIMANTAN GOLD SDN BHD
I/We,
of
being a member/members of the above named Company, hereby appoint                                          of                             , or failing him,                   of as my/our proxy to vote for me/us on my/our behalf at the [annual or extraordinary, as the case may be] general meeting of the Company, to be held on the                      day of                     20     and at any adjournment thereof.
Signed this            day of                             20    .
This form is to be used *in favour of/against the resolution.

*	Strike out whichever is not desired. [Unless otherwise instructed, the proxy may vote as he thinks fit.]
80. The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening

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the meeting, not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than twenty-four (24) hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.
81. A vote given in accordance with the terms of an instrument of proxy or attorney shall be valid, notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind, revocation, or transfer as aforesaid has been received by the Company at the Office before the commencement of the meeting or adjourned meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the instrument is used.
82. A corporation may by resolution of its directors or other governing body, if it is a Member, authorize such person as it thinks fit to act as its representative either at a particular meeting or at all meetings of the Company or of any class of Members, and a person so authorized shall in accordance with his authority and until his authority is revoked by the corporation be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member of the Company.
DIRECTORS: APPOINTMENT, ETC.
83. The first Directors of the Company shall be Mr. Tan Chee Kay and Ms. Foong Woan Ling.
84. All the above mentioned shall become and be Directors of the Company without election. All Directors of the Company shall be natural persons and subject to the Act, may be Malaysians or foreign nationals.
85. Until otherwise agreed by all the Members, the number of Directors shall not be less than three (3) nor more than seven (7) or such other maximum number of Directors as the Members may from time to time determine at a general meeting but in the event of any casual vacancy occurring and reducing the number of Directors below the aforesaid minimum the continuing Directors or Director may subject to Article 88 act for the purpose of filling up such vacancy or vacancies or of summoning a general meeting of the Company.
86. (1) Unless otherwise agreed by all the Members and subject to Article 86(2) below, the Members shall be entitled to appoint the following number of Directors: -

Holder of “Class C” ordinary shares	3 Directors
Holder of “Class A” ordinary shares	2 Directors
     (2) In the event that the “Class A” ordinary shares become the majority of the issued ordinary shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three (3) “A” Directors while the holder of the majority of the “Class C”

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ordinary shares shall have the right to appoint two (2) “C” Directors. In the event that the “Class C” ordinary shares become the majority of the issued ordinary shares of the Company then such shares shall confer on the holder of the majority thereof the right to appoint three (3) “C” Directors to the Board whilst the holder of the majority of the “Class A” ordinary shares shall have the right to appoint two (2) “A” Directors to the Board.
     (3) Members entitled to appoint Directors may appoint a Director nominated by it by notice in writing, signed by or on behalf of the said Member, to be addressed and sent to the Company Secretary. Subject to the provisions of the Act, the appointment shall take effect from the date of receipt of such notice or on the date specified therein, whichever shall be later. The other Members shall procure its nominees on the Board to vote in favour of such appointment.
87. Subject to any statutory disqualification, the Directors shall not be subject to retirement by rotation and may only be removed or replaced at the end of the fixed period of the appointment as determined by the Member appointing them or by or at the instance of the Members appointing them by notice in writing, to be addressed and sent to the Company Secretary. The Company Secretary shall inform the other Members in writing of such change. Such notice shall, subject to the provisions of the Act, take effect from the date of receipt of such notice or on the date specified therein, whichever shall be later. The other Members shall procure its nominees on the Board to accept such resignation.
88. If any vacancy arises in the Board, such vacancy shall be filed solely by the Member who nominated the Director whose office has been vacated.
89. Subject to any statutory requirements, the appointment, removal or replacement of a Director or an alternate Director by a Member shall be acted upon by the Company on receipt of the relevant notice, addressed to the Company Secretary and purports or appears to emanate from such Member and is purportedly signed by the Member or a director of the Member and has been delivered by hand, or posted by prepaid mail or transmitted by facsimile (in the case of facsimile to be confirmed by mailing the notice within twenty-four (24) hours after transmission).
90. Subject to the provisions of these Articles and the Shareholders’ Agreement, the Company may from time to time by ordinary resolution passed at a general meeting increase or reduce the number of Directors.
91. Subject to the provisions of these Articles and the Shareholders’ Agreement, the Directors shall have power at any time, and from time to time to appoint any person to be a director either to fill a casual vacancy or as an addition to the existing Directors but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Articles.
92. No shareholding qualification for Directors shall be required. All Directors including alternate Directors shall be entitled to receive notice of and to attend all general meetings of the Company.
REMUNERATION OF DIRECTORS

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93. Save as provided herein the Directors shall not be entitled to any salary, remuneration or compensation from the Company. However, the Directors shall be paid all reasonable traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company in accordance with the travel and expenses guidelines of the Company (if any).
DISQUALIFICATION OF DIRECTORS
94. The office of Director shall become vacant if the Director:-
(a)	has a receiving order in bankruptcy made against him or makes any arrangement or composition with his creditors generally;

(b)	becomes prohibited from being a Director by reason of any order made under the Act or contravenes Section 130 of the Act;

(c)	ceases to be a Director by virtue of the Act;

(d)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

(e)	resigns his office by notice in writing to the Company;

(f)	is removed from his office of Director by the Member appointing him;

(g)	for more than six (6) months is absent from board meetings without permission of the Member appointing him.
POWERS AND DUTIES OF DIRECTORS
95. The business of the Company shall comprise the Business and the Board shall be responsible for the overall direction, supervision and day-to-day operational control and management of the Company and may exercise all such powers of the Company as are not, by law or the Act or by these Articles or by the Shareholders’ Agreement, required to be exercised by the Company in general meeting. Subject to the provisions in the Shareholders’ Agreement, the Board may delegate such powers and authority to such person or persons as the Board deems fit. The Members shall procure that the respective “A” Directors and “C” Directors shall vote in favour of the aforesaid appointments.
96. (1) Subject to Article 114, the law and the Shareholders’ Agreement, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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     (2) The Board shall cause a proper register to be kept in accordance with Section 115 of the Act of all mortgages and charges specifically affecting the property of the Company and shall duly comply with the requirements of Section 108 of the Act in regard to the registration of the mortgages and charges therein specified and otherwise.
97. Subject to the provisions of the Act and the Shareholders’ Agreement, the Board may establish or arrange any contributory or non-contributory pension or superannuation scheme for the benefit of, or pay a gratuity, pension or emolument to any person who is or has been employed by or in the service of the Company or any subsidiary of the Company, or to any person who is or has been a director or other officer of and holds or has held salaried employment in the Company or any such subsidiary, and the widow, family or dependents of any such person. The Board may also subscribe to any association or fund which they consider to be for the benefit of the Company or any such subsidiary or any such persons as aforesaid, and make payments for or towards any hospital or scholastic expenses or any insurance of any such persons: Provided that any director holding such salaried employment shall be entitled to retain any benefit received by him hereunder subject only, where the Act requires, to proper disclosure to the Members and the approval of the Company in general meeting. In this Article, the expression “associated company” shall include any company which is the holding company of the Company or a subsidiary of the Company or of any such holding company or which in the opinion of the Board can properly be regarded as being connected with the Company or with such other company as aforesaid.
98. The Board may exercise all the powers of the Company in relation to any official seal for use outside Malaysia and in relation to branch registers.
99. Subject to the Shareholders’ Agreement, the Board may from time to time by power of attorney appoint any corporation, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
100. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in the manner provided in the Shareholders’ Agreement.
101. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine. No Director or intending director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit in any other respect nor shall any such contract, or any contract or arrangement entered into by or on behalf of any company in which any director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby

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established provided always that Section 131 of the Act and all other relevant provisions of the Act, the Shareholders’ Agreement and these Articles are complied with.
102. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a director, providing that nothing herein contained shall authorise a Director or his firm to act as auditor of the Company.
MINUTES AND REGISTERS
103. The Board shall cause minutes to be duly entered in books provided for the purposes:-
(a)	of all appointment of officers.

(b)	of the names of all the Directors present at each meeting of the Directors and of any Committee of Directors and of the Company in general meeting.

(c)	of all resolutions and proceedings of general meetings and of meetings of the Directors and Committees of Directors.

(d)	of all orders made by the Directors and any Committee of Directors.
Such minutes shall be signed by the Chairman of the general meeting or the Chairman of the meeting of the Directors or Committee of Directors (as the case may be) at which the proceedings were held or by the Chairman of the next succeeding meeting.
104. The Company shall in accordance with the provisions of the Act keep at the Office a register containing such particulars with respect to the Directors and managers of the Company as are required by the Act, and shall from time to time notify the Companies Commission of Malaysia of any change in such register and of the date of change in manner prescribed by the Act.
PROCEEDINGS OF DIRECTORS
105. Subject to these Articles and the Shareholders’ Agreement, the Directors (or their alternates) may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. The Company Secretary shall, upon the request of any one (1) Director (or his alternate), convene a meeting of the Board to be held within twenty-one (21) days of receipt of a request therefor in writing signed by any one (1) Director (or his alternate). The Board shall convene a meeting at least once every calendar quarter.
106. (1) Unless otherwise agreed by all the Directors (or their alternates), at least seven (7) days written notice specifying the time, date and place of the meeting shall be given for any meeting of the Board to all Directors and their alternates and a complete written agenda specifying the matters to be raised at that meeting (“Board Agenda”) shall be sent together with the notice

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convening the meeting. The abovementioned period of notice may be shortened for any particular meeting by the unanimous written consent of all the Directors in office. Unless in any particular case the majority of the Directors (or their alternates) shall otherwise agree, no resolution relating to any business may be proposed or passed at any meeting of the Board unless the nature of the business is specified in the Board Agenda sent together with the notice convening that meeting.
     (2) For those Directors (including alternate directors) residing outside Malaysia, the notice and Board Agenda may be sent by facsimile transmission, to be followed immediately by confirmation in writing sent by mail.
     (3) PROVIDED ALWAYS THAT notification of an alternate Director’s attendance shall be given to all Directors at least two (2) business days prior to the Board meeting.
107. Unless otherwise decided by a majority of the Directors (or their alternates) for exceptional cases, Board meetings shall be held in Kuching, Sarawak, Malaysia. For those Directors (including alternate Directors) residing outside Malaysia, the notice and Board Agenda may be sent by facsimile transmission or telex or telegram, to be followed immediately by confirmation in writing sent by mail.
108. (1) Subject to applicable laws, the contemporaneous linking together by an instantaneous telecommunication device of a number of Directors (or their alternates) no less than the quorum required by Article 109 whether or not any one or more of the Directors (or their alternates) is out of Malaysia, is deemed to constitute a meeting of the Directors and all provisions of these Articles as to meetings of the Directors will apply to such meeting held by instantaneous telecommunication device so long as the following conditions are met: -
(a)	all the Directors (including their alternates) shall have received notice of a meeting by instantaneous telecommunication device for the purpose of such meeting. Notice of any such meeting will be given in the manner set out in Article 106;

(b)	each of the Directors (or their alternates) taking part in the meeting by the instantaneous telecommunication device must be able to hear and/or see, as the case may be, each of the other Directors (or their alternates) taking part at the commencement and for the duration of the meeting;

(c)	at the commencement of the meeting each Director (or his alternate) shall acknowledge his presence for the purpose of the meeting to all of the other Directors (or their alternates) taking part.
     (2) Minutes of the proceedings at a meeting of Directors (or their alternates) by instantaneous telecommunication device will be sufficient evidence of such proceedings and of the observance of all necessary formalities if confirmed as correct by all the Directors (or their alternates) present at the meeting.
     (3) For the purpose of this Article 108, “instantaneous telecommunication device” means any telecommunication conferencing device with or without visual capability.
     (4) A meeting of the Board conducted by telephone is deemed to be held at the place agreed on by the Directors (or their alternates) physically present at that place for the meeting,

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provided that at least one (1) Director was physically present at that place for the duration of the meeting.
109. The quorum for any meeting of the Board shall be three (3) Directors (or their alternates) comprising one (1) “A” Director and one (1) “C” Director present at the time when the relevant business is transacted. If within thirty (30) minutes of the time appointed for the meeting of the Board, a quorum is not present or if during the meeting there is no longer a quorum, then such meeting shall automatically stand adjourned for seven (7) days at the same time and place (or to such other date, time and place as the Directors may agree) and if a quorum is not present at the adjourned meeting subject to applicable laws, the Director or Directors present shall constitute a quorum and may deal with the business for which such meeting was convened.
110. Subject to the provisions of the Act and the Shareholders’ Agreement, the Chairman of the Board shall, at the date of the adoption of these Articles, be appointed by the holder of the majority of the “Class A” ordinary shares. The Chairman shall hold office for one year (or such longer period as all the Members may agree to in writing) following which a new Chairman shall be elected by the Directors from time to time on the nomination of the holder of the majority of the “Class C” ordinary shares and each year thereafter a new Chairman shall be appointed on the basis of a nomination made by the holder of a majority of the “Class A” ordinary shares and the holder of the majority of the “Class C” ordinary shares on an alternating basis. The Chairman shall automatically cease to hold such office if he ceases for any reason to be a Director of the Company. The Chairman shall not have a second or casting vote at any meeting of the Company or its directors. If at any meeting the Chairman is not present within ten (10) minutes after the time appointed for holding the meeting, the Directors (or their alternates) present may choose any one (1) of the Directors present to be Chairman of the meeting.
111. Each Director (or his alternate) present at a meeting of the Board shall have one (1) vote.
112. Subject to these Articles and the Shareholders’ Agreement and save as otherwise provided in Articles 113 and 114, all questions arising at any meeting of Directors shall be decided by a majority of votes of the Directors (or their alternates) present and voting on the relevant resolution at the meeting.
113. A resolution to be passed at a meeting of the Board in relation to any matter set out below shall be passed only with the unanimous consent of the Directors for the time being unless already passed at a general meeting of the Company in accordance with Article 75:-
(a)	any distribution of shares in the Company to the Members arising from capitalisation of share premium accounts;

(b)	any issuance of ordinary shares in the Company other than as contemplated by the Shareholders’ Agreement.

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114. A resolution to be passed at a meeting of the Board in relation to any matter set out below shall be passed only by a majority of the Directors including at least one (1) “A” Director and one (1) “C” Director voting in favour of the resolution relating to such business:-
(a)	the exercise of any of the Company’s borrowing powers (including the establishment of any bank overdraft and the raising of any limit on such overdraft but expressly excluding the acceptance by the Company of any advance or loan from BML), the exercise of any of the Company’s powers to mortgage or charge its undertaking or property or any part thereof or the exercise of any of the Company’s powers to guarantee any obligation of any third party provided that the “A” Director may not unreasonably withhold an affirmative vote in respect of a Project financing proposal put forward by the “C” Directors;

(b)	the declaration of any dividend or other distribution (other than dividends payable on the preference shares which shall be approved by a simple majority vote);

(c)	the entry by the Company into any material long term contracts or arrangements or any contracts or arrangements made otherwise than in the ordinary course of the Company’s business or otherwise than on an arm’s length basis, except, in each case, any contract required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme;

(d)	the incurring by the Company of any single item of capital expenditure which has not been approved under the budget for such financial year (as may be established by the Board of the Company) and which exceeds 20% of the amount of capital expenditure contemplated in such approved budget;

(e)	any change in the accounting policies or practices of the Company; and/or

(f)	the entry by the Company into any joint venture or partnership except, in each case, any joint venture or partnership required in order to progress any Exploration or Project in the manner contemplated in the relevant Exploration Programme or Project Programme.
115. The working language of the Board including all written communication and documentation (resolutions, notices, proxy forms, minutes etc.) amongst the Directors and their alternates shall be English.
116. Subject to maintaining statutory confidentiality and subject to the Shareholders’ Agreement, each and every Director and his alternate shall be entitled to request, review and obtain copies of such information and records relating to the Company’s business and affairs as may be required by the Director or his alternate in order to fully perform his obligations on corporate governance in accordance with the applicable laws, and to, upon reasonable notice being given, inspect its premises and operations, and the Company (including all its Directors, officers, employees and its Company Secretary and auditors) shall be obliged to, as soon as practicable, provide each and every Director or his alternate with such information, records and assistance.

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Further, each and every Director and his alternate shall be entitled to receive all management accounts and reports generated by the Company during its operations.
117. Every Director shall comply with the provisions of Section 131 of the Act in connection with the disclosure of his interest in any contract or proposed contract with the Company and in connection with the disclosure of the fact and the nature, character and extent of any office or possession of any property whereby whether directly or indirectly duties or interests might be created in conflict with his duty or interest as a Director of the Company.
118. Subject always to compliance with Section 131 of the Act and all other relevant provisions of the Act, these Articles and the Shareholders’ Agreement, a Director may vote and be counted in a quorum at a meeting in respect of:-
(a)	any arrangement for giving the Director himself or any other Director any security or indemnity in respect of money lent by him to or obligations undertaken by him for the benefit of the Company; or

(b)	any arrangement for the giving by the Company of any security to a third party in respect of a debt or obligation of the Company for which the Director himself or any other Director has assumed responsibility in whole or in part under a guarantee or indemnity or by the deposit of a security; or

(c)	any contract by the Director himself or any other Director to subscribe for or underwrite shares or debentures of the Company.
119. No Director may vote in respect of any other contract or arrangement in which he is interested nor any contract or arrangement with any other company in which he is interested either as an officer of that company or as a holder of shares or other securities in that other company unless the Director or Directors wishing to vote has complied with Section 131 of the Act and all other relevant provisions of the Act and of these Articles and the majority of the Directors other than the Director or Directors wishing to vote, agree.
120. A Director notwithstanding his interest may, provided that none of the other Directors present disagree, be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any office or place of profit under the Company or whereat the Directors resolve to exercise any of the rights of the Company, (whether by the exercise of voting rights or otherwise) to appoint or concur in the appointment of a Director to hold any office or place of profit under any other company or whereat the terms of any such appointment as hereinafter mentioned are considered or whereat any decision is taken upon any contract or arrangement in which he is in any way interested provided always that he has complied with Section 131 of the Act and all other relevant provisions of the Act, these Articles and the Shareholders’ Agreement.
121. A Director of the Company may be or become a director or other officer of or otherwise interested in any corporation promoted by the Company or in which the Company may be interested as shareholder or otherwise or any corporation, which is directly or indirectly

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interested in the Company as shareholder or otherwise and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such corporation unless the Company otherwise directs at the time of his appointment. The Directors may exercise the voting power conferred by the shares or other interest in any such other corporation held or owned by the Company, or exercisable by them as directors of such other corporation in such manner and in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them Directors or other officers of such corporation) and any Director may vote in favour of the exercise of such voting rights in manner aforesaid, notwithstanding that he may be, or is about to be appointed a director or other officer of such corporation and as such is or may become interested in the exercise of such voting rights in manner aforesaid.
ALTERNATE DIRECTORS
122. (1) Members entitled to appoint Directors shall also be entitled to appoint, remove or substitute an alternate Director for each of its Directors by giving written notice to that effect to the Company and to the other Members. The alternate Director may be an existing Director of the Company or any other person, not being a Director of the Company.
     (2) An alternate Director shall (except as regards power to appoint an alternate director and remuneration) be subject in all respects to the terms and conditions existing with reference to the other Directors, and shall be entitled to receive notices of all meetings of the Directors and to attend speak and vote at any such meeting at which the Director to whom he is alternate to is not present.
     (3) One person may act as alternate Director to more than one Director and while he is so acting shall be entitled to a separate vote for each Director he is representing and, if he is himself a Director, his vote or votes as an alternate Director shall be in addition to his own vote.
     (4) Any appointment or removal of an alternate Director may be made by written notice delivered by hand or by facsimile transmission to the Company Secretary. Subject to the provisions of the Act and the Shareholders’ Agreement, the appointment or removal, as the case may be, shall take effect when the written notice is delivered to the Company Secretary unless the notice indicates otherwise.
     (5) If a person ceases to hold office of Director, the appointment of his alternate shall thereupon automatically cease and determine.
     (6) A Director shall not be liable for the acts and defaults of his alternate Director.
     (7) An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote.
COMMITTEES OF DIRECTORS

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123. The Directors may establish any committees, local boards or agencies comprising one or more persons for managing any of the affairs of the Company, either in Malaysia or elsewhere, and may lay down, vary or annul such rules and regulations as they may think fit for the conduct of the business thereof, and may appoint any person or persons to be the member or members of any such committee or local board or agency and may fix their remuneration and may delegate to any such committee or local board or agency any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the member or members of any such committee or local board or agency or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no persons dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
124. (1) The meeting and proceedings of any such committee consisting of two (2) or more persons shall be governed by the provisions of these Articles regulating the meetings and proceedings and voting rights of the Directors and chairman so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding Article.
     (2) Notwithstanding anything contained in these Articles, any committee of Directors shall only act in accordance with the instructions of the Board.
125. A committee may elect a Chairman of its meetings; if no such Chairman is elected, or if at any meeting the Chairman is not present within ten (10) minutes after the time appointed for holding the meeting, the members of the committee present may choose one (1) of their number to be Chairman of the meeting.
VALIDATION OF ACTS OF DIRECTORS
126. All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a director shall, as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such director, or person acting as aforesaid or that they or any of them were disqualified or had vacated office, or were not entitled to vote be as valid as if every such persons had been duly appointed and was qualified to be a director or member of such committee, local board or agency as aforesaid and had been entitled to vote.
CIRCULAR RESOLUTIONS
127. A resolution in writing or copies thereof, which has been properly notified to each Director, signed or approved by letter or fax or other form of permanent visible communication by all the Directors (or their alternates) shall be valid and effectual as if it had” been passed at a meeting of the Board duly convened and held. All such resolutions shall be described as “Directors’ Circular Resolutions” and shall be forwarded or otherwise delivered to the Company Secretary without delay, and shall be recorded by him in the Company’s Minute Book. Any such resolution may consist of several documents in like form, each signed by one or more Directors.

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MANAGING DIRECTORS
128. The Directors may appoint one or more members of the Board for the time being and from time to time to the office of managing director for such period and on such terms as they think fit. The appointment of the managing director shall be automatically determined if he ceases from any cause to be a Director.
129. A managing director shall, subject to the terms of any agreement entered into in any particular case, receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Directors may determine.
130. In addition to the powers conferred on the managing director pursuant to these Articles, the Directors may entrust to and confer upon the managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers and the managing director may delegate all or any of the powers so conferred upon him in any manner that he thinks fit.
ASSOCIATE DIRECTORS
131. The Directors may from time to time appoint any person or persons to be an associate director or associate directors and may from time to time cancel any such appointments. The Directors may fix, determine and vary the powers, duties and remuneration of any person or persons so appointed and the number of associate directors that the Company may have from time to time and at any time. Any person or persons so appointed shall not be required to hold any shares to qualify for appointment nor have any right to attend or vote at any meeting of Directors except by the invitation and with the consent of the Directors.
SECRETARY
132. (1) The first Company Secretary is Ms. Foong Woan Ling (MAICSA 70000430).
     (2) The Company Secretary or Secretaries shall, in accordance with the Act, be such person as the Members may agree from time to time and appointed by the Directors for such term, at such remuneration, and upon such conditions as the Board thinks fit and any Company Secretary or Secretaries so appointed may be removed by them but without prejudice to any claim he or they may have for damages for breach of any contract of service with the Company. The Board may, with the agreement of the Members, from time to time by resolution appoint a temporary substitute for the Company Secretary or Secretaries who shall be deemed to be the Company Secretary during the term of his appointment.
SEAL

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133. The Board shall provide for the safe custody of the seal which shall only be used pursuant to a resolution of the Board, or a committee of the Directors authorised to use the seal. The Board may from time to time (subject to the provisions of Article 12 in relation to share and debenture stock certificates and debentures) make such regulations as they think fit determining the persons and the number of such persons in whose presence the seal shall be affixed and, until otherwise so determined, as to which no person dealing with the Company shall be concerned to see or enquire and subject always to the provisions of Article 12 every instrument to which the seal shall be affixed shall be signed by a director and by the secretary or by a second director or by some other person appointed by the Board for the purpose.
ACCOUNTS
134. The Board shall cause proper accounting and other records to be kept and shall distribute copies of balance-sheets and other documents as required by the Act and shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or paper of the Company except as conferred by statute or authorized by the Board or by the Company in general meeting.
135. The Directors shall from time to time in accordance with Section 169 of the Act cause to be prepared and laid before the Company in general meeting such profit and loss accounts, balance sheets and report as are referred to in the section and shall cause the same not less than fourteen (14) days before the date of the meeting (or such shorter period as may be agreed in any year by all the Members) to be sent to every Member, and every holder of debentures of the Company and to every other person who is entitled to receive notices of general meetings of the Company under the provisions of the Act or of these Articles; provided that this Article shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one (1) of joint holders, but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.
AUDIT
136. (1) Subject to the provisions of the Shareholders’ Agreement, the Auditors shall be appointed and their duties regulated in accordance with Section 172 to 175 of the Act. Notwithstanding the foregoing, any Member shall have the right to carry out audits on the Company’s affairs subject to payment of the costs of such audit. Each Member shall at all times with the consent of the Chairman of the Board (which consent shall not be unreasonably withheld) have access to, and be allowed to take copies of, the books and records of the Company including without limitation accounts, statutory books, minute books, leases, contracts and supplier and customer lists.
     (2) The Auditors shall be entitled to attend any general meeting and to receive all notices of and other communications relating to any general meeting which any Member is entitled to receive, and to be heard at any general meeting on any part of the business of the meeting which concerns the Auditors.

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DIVIDENDS AND RESERVES
137. Subject to the provisions of the Shareholders’ Agreement, the Company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the Directors.
138. Subject to the provision of the Shareholders’ Agreement, the Board may if they think fit from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company. If at any time the share capital of the Company is divided into different classes the Directors may subject to the Shareholders’ Agreement pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Directors act bona fide they shall not incur any responsibility to the holders of shares conferring any preferential rights with regard to dividend by the payment of an interim dividend on any shares having deferred or non-preferential rights. The Directors may also subject to the Shareholders’ Agreement and Article 75 and 76 pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits justify the payment.
139. (1) Without prejudice to the power of the Company to pay interest on share capital as herein before provided, no dividend shall be paid otherwise than out of profits nor shall any dividend or other monies payable on or in respect of any share bear interest against the Company.
     (2) Subject to the provisions of the Act and the Shareholders’ Agreement, where any asset, business or property is bought by the Company as from a past date upon the terms that the Company shall as from that date take the profits and bear the losses thereof, such profits or losses as the case may be, shall, at the discretion of the Board, be credited or debited wholly or in part to revenue account, and in that case the amount so credited or debited shall, for the purpose of ascertaining the fund available for dividend, be treated as a profit or loss arising from the business of the Company and available for dividend accordingly. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest such dividend or interest when paid may at the discretion of the Directors be treated as revenue and it shall not be obligatory to capitalise the same or any part thereof.
140. Subject to the provisions of the Shareholders’ Agreement, the Board may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending any such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the Company) as the Board may from time to time think fit. Subject to the provisions of the Shareholders’ Agreement, the Board may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.
141. Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a

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share in advance of calls shall be treated for the purposes of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.
142. The Directors may deduct from any dividend payable to any Member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.
143. The Directors may retain the dividend or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.
144. All dividends unclaimed for one (1) year after having been declared may be disposed off in accordance with the provisions of the Unclaimed Moneys Act, 1965. The payment by the Directors of any unclaimed dividend or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof and any dividend unclaimed after a period of six (6) years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company.
145. Subject to the provisions of the Shareholders’ Agreement, any general meeting declaring a dividend or bonus may, upon the recommendation of the Directors, direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways and the Board shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.
146. Any dividend, interest or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and the payment of any such cheque or warrant shall operate as a good discharge to the Company in respect of the dividend represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that the endorsement thereon has been forged. Every such cheque or warrant shall be sent at the risk of the person entitled to the money thereby represented.
CAPITALIZATION OF PROFITS

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147. Subject to the Shareholders’ Agreement, the Company in general meeting may upon the recommendation of the Board resolve that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such Members in the proportion aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution. A share premium account and a capital redemption reserve may, for the purposes of this Article, be applied only in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares provided always that the provisions of the Shareholders’ Agreement are complied with.
148. Whenever such a resolution as aforesaid shall have been passed the Board shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalization, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalized of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.
LANGUAGE
149. Where any accounts, minute books or other records are required to be kept by the Act are not kept in the English language, the Board shall cause a true translation into English of such accounts, minute books and other records to be made from time to time at intervals of not more than seven (7) days and shall cause such translation to be kept with the original accounts, minute books and other records for so long as the original accounts, minute books and other records are required by the Act to be kept.
DESTRUCTION OF DOCUMENTS
150. The Company shall be entitled to destroy all instruments of transfer which shall have been registered at any tune after the expiration of six (6) years from the date of registration thereof, and all share certificates and dividend mandates which have been cancelled or have ceased to have effect at any time after the expiration of one (1) year from the date of cancellation or cessation thereof, and all notifications of change of name or address after the expiration of one (1) year from the date they were recorded, and in favour of the Company it shall conclusively be presumed that every entry in the register which purports to have been made on the basis of an

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instrument of transfer or other document so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided that :-
(a)	the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice that the preservation of such document was relevant to a claim;

(b)	nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company but for the provisions of this Article; and

(c)	reference in this Article to the destruction of any document include references to its disposal in any manner.
AUTHENTICATION OF DOCUMENTS
151. Any Director or the Company Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and, where any books, records, documents or accounts are kept elsewhere than in the Office, the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Board as aforesaid.
152. A document purporting to be a copy of a resolution of the Board or an extract from the minutes of a meeting of the Directors which is certified as such in accordance with the provisions of Article 151 shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.
NOTICES
153. (1) Subject to the Shareholders’ Agreement, any notice or other document from the Company to any Member shall be in writing and may be given or sent by -
(a)	hand; or

(b)	registered post, first class post or express or air mail or other fast postal service; or

(c)	facsimile or telex or telegram (each to be followed by postal service as provided under Article 153(1)(b) such obligation not to affect the effect of the original notice sent by facsimile);

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to the Members at their respective registered address as appearing in the Register or at such facsimile transmission or telex number as may be notified by the Members to the Company from time to time.
     (2) Any notice or other document shall be deemed to have been duly served upon and received by the Member: -
(a)	if delivered by hand, at the time of delivery;

(b)	if sent by registered post, first class post or express or air mail or other fast postal service, within ten (10) days of despatch; and

(c)	if transmitted by way of facsimile transmission or telex or telegram, at the time of transmission.
     (3) In proving the giving of a notice or any other document by the Company to the Members, it shall be sufficient to show -
(a)	in the case of registered post, first class post or express or air mail or other fast postal service, that the notice or other document was contained in an envelope which was duly addressed and posted; and

(b)	in the case of facsimile transmission or telex or telegram, that the facsimile transmission or telex or telegram was duly transmitted from the despatching terminal, as evidenced by a transmission report generated by the transmitting equipment provided that if the day of transmission is not a business day or if the facsimile transmission is received after 5:00pm on a business day, it shall be deemed to have been received on the next business day.
     (4) Notwithstanding anything contained in these Articles, in respect of Members having an address outside Malaysia, any notice from the Company to the Member shall be sent by facsimile transmission or telex or telegram, to be followed immediately by confirmation in writing.
154. All notices or documents to be given by the Company to any Member pursuant to Article 153 shall be in the English language.
155. Any notice or document delivered or sent by post to, or left at, the registered address of any Member shall, if such Member be then deceased, and whether or not the Company has notice of his death, be deemed to have been duly served on his legal personal representatives.
156. Every person who, by operation of law, transfer transmission or other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share, which, previously to his name and address being entered in the Register as the registered holder of such share, shall have been duly given to the person from whom he derives the title to such share.
157. A notice may be given by the Company to joint holders of a share by giving the notice to the joint holder first named in the Register in respect of the share.

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158. (1) Notice of every general meeting shall be given in any manner hereinbefore authorized to:-
(a)	every Member save as otherwise provided in these Articles or in the Act;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(c)	the auditor for the time being of the Company.
     (2) Save as otherwise provided in these presents or in the Act, no other person shall be entitled to receive notices of general meetings.
     (3) Any notice on behalf of the Company or of the Board shall be deemed to be effectual if it purports to bear the signature of the Company Secretary or other duly authorized officer of the Company.
WINDING UP
159. Subject to the provisions of the Shareholders’ Agreement, if the Company is wound up the liquidator may, with the sanction of a special resolution of the Company, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, thinks fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.
160. Save that this Article shall be without prejudice to the rights of holders of shares issued upon special terms and conditions and subject always to the provisions of the Shareholders’ Agreement the following provisions shall apply:-
(a)	If the Company shall be wound up and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up capital such assets shall be distributed so that as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up at the commencement of the winding-up, on the shares held by them respectively; and

(b)	If in a winding-up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding-up, the excess shall be distributed among the Members in proportion to the capital paid up, or which ought to have been paid up at the commencement of the winding-up, on the shares held by them respectively.

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161. On a Members voluntary winding up of the Company no commission or fee shall be paid to a liquidator without the prior approval of the Members in general meeting. Unless the requirement is waived by all the Members the amount of such commission or fee shall be notified to all Members not less than seven (7) days before the meeting at which it is to be considered.
INDEMNITY
162. Subject to the provisions of the Act, every director, managing director, manager, agent, auditor, secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Act in which relief is granted to him by the Court in respect of any negligence, default, breach of duty or breach of trust.
SHAREHOLDERS’ AGREEMENT
163. If any provisions of the Memorandum of Association or these Articles at any time conflict with any of the provisions of the Shareholders’ Agreement, the provisions of the Shareholders’ Agreement shall prevail and the Members shall whenever necessary exercise all voting and other rights and powers available to them to procure the amendment of the Memorandum of Association and these Articles to the extent necessary to permit the Company and its affairs to be carried out as provided in the Shareholders’ Agreement.

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We, the several persons whose names and addresses are subscribed hereunder being subscribers hereby agreed to the foregoing Articles of Association:

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

Dated this       day of                      20     .
Witness to the above signatures:-

Name: Occupation: NRIC No. Address: